As filed with the Securities and Exchange Commission on March 11, 2013

Registration No. 333-185127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVACOPPER INC.
(Exact name of registrant as specified in its charter)

British Columbia	98-1006991
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Suite 2300, 200 Granville Street
Vancouver, British Columbia
Canada, V6C 1S4
(604) 638-8088
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

DL Services, Inc.
Columbia Center
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104-7043
(206) 903-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Christopher J. Barry and	Peter Kalbfleisch and	Riccardo Leofanti
Kimberley R. Anderson	Trisha Robertson	Skadden, Arps, Slate, Meagher & Flom
Dorsey & Whitney LLP	595 Burrard Street	LLP
701 5th Avenue, Suite 6100	P.O. Box 49314	222 Bay Street, Suite 1750
Seattle, Washington 98104	Suite 2600, Three Bentall Centre	Toronto, Ontario, Canada
(206) 903-8800	Vancouver, British Columbia, Canada	M5K 1J5
	V7X 1L3	(416) 777-4700
(604) 631-3300

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [x]	Non-accelerated filer [ ]	Smaller Reporting Company [ ]
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount to be Registered(1) (2)	Proposed Maximum Aggregate Price Per Unit(2)	Proposed Maximum Aggregate Offering Price (2) (3)	Amount of Registration Fee (4)(5)
Common Shares, no par value
Warrants to Purchase Common Stock
Share Purchase Contracts
Share Purchase or Equity Units
Total			$100,000,000	$13,640

1.

There are being registered hereunder such indeterminate number of shares of common shares, such indeterminate number of warrants to purchase common shares, such indeterminate amount of share purchase contracts and such indeterminate amount of share purchase or equity units as will have an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of shares of common stock as may be issued upon exercise of warrants or pursuant to anti-dilution provisions of any such securities. The securities registered also include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of common shares that may become issuable as a result of any stock split, stock dividends or similar event.

2.	Not applicable pursuant to Form S-3 General Instruction II.D.

3.

The Registrant is hereby registering an indeterminate amount and number of each identified class of the identified securities up to a proposed maximum aggregate offering price of $100,000,000, which may be offered from time to time at indeterminate prices, including securities that may be purchased by underwriters. The Registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

4.	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.

5.	Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of our securities in the United States, together with separate prospectus pages relating to an offering of securities in Canada. The U.S. prospectus and the Canadian prospectus will be substantially identical. The complete U.S. prospectus is included herein and is followed by those pages to be used solely in the Canadian prospectus. Each of the alternate pages for the Canadian prospectus included in this registration statement has been labeled "Alternate Page for Canadian Prospectus."

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 8, 2013

$100,000,000
Common Shares
Warrants to Purchase Common Shares
Share Purchase Contracts
Share Purchase or Equity Units

We may offer and issue from time to time common shares (the “Common Shares”), warrants to purchase Common Shares (the “Warrants”), share purchase contracts and share purchase or equity units (all of the foregoing, collectively, the “Securities”) or any combination thereof up to an aggregate initial offering price of $100,000,000 in one or more transactions under this shelf prospectus (which we refer to as the “Prospectus”). Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities, we will provide you with a Prospectus Supplement that describes specific information about the particular Securities being offered and may add, update or change information contained or incorporated by reference in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with the additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement.

Our outstanding common shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) and the NYSE-MKT LLC (“NYSE-MKT”), previously NYSE-AMEX, under the symbol “NCQ”. On March 7, 2013, the last reported sale price of the Common Shares on the NYSE-MKT was $1.80 per Common Share and on the TSX was Cdn$1.87 per Common Share. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the Common Shares will not be listed on any securities exchange. There is currently no market through which the Securities, other than the Common Shares, may be sold and you may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”. The offering of Securities hereunder is subject to approval of certain legal matters on our behalf by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters, and Dorsey & Whitney LLP, with respect to U.S. legal matters.

As of March 7, 2013, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $58.2 million, which was calculated based on 32,353,559 shares of outstanding common stock held by non-affiliates and on a price per share of $1.80, the closing price of our common stock on March 7, 2013. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12-calendar months prior to and including the date of this prospectus.

Investing in our securities involves a high degree of risk. You should carefully read the ‘‘Risk Factors’’ section beginning on page 4 of this Prospectus.

ii

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March , 2013.

iii

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to an aggregate initial offering price of $100,000,000. The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the designation of the particular class and series, the number of common shares offered, the issue price, dividend rate, if any, and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the designation, terms, number of Common Shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iii) in the case of share purchase contracts, the designation, number and terms of the Common Shares to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Common Shares, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms; and (iv) in the case of share purchase or equity units, the terms of the share purchase contract or third party obligations and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

We may offer and sell Securities to or through underwriting syndicates or dealers, through agents or directly to purchasers. The Prospectus Supplement for each offering of Securities will describe in detail the plan of distribution for that offering.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution.”

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Additional Information.”

Prospective investors should be aware that all mineral resource estimates, and any future reserve estimates, included or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement have been and will be prepared in accordance with applicable Canadian standards, which differ from U.S. standards. See “Cautionary Note to United States Investors” and “Glossary.” This Prospectus and the documents incorporated by reference in this Prospectus contain forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities laws. See “Cautionary Statement Regarding Forward-Looking Statements.”

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences. This Prospectus and the applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion contained in the applicable Prospectus Supplement and consult your tax advisor with respect to your own particular circumstances. See “Certain Canadian Federal Income Tax Considerations” and “U.S. Federal Income Tax Considerations” in this Prospectus.

You should rely only on the information contained or incorporated by reference in this Prospectus and any Prospectus Supplement. We have not authorized anyone to provide you with different information. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus and any information incorporated by reference is accurate as of the date of the applicable document incorporated by reference, regardless of the time of delivery of this Prospectus or of any sale of the Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “NovaCopper”, the “Company”, “we”, “us” and “our” refer to NovaCopper Inc., either alone or together with our subsidiaries as the context requires.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to United States dollars. References to “$” or “US$” are to United States dollars and references to “Cdn$” and “C$” are to Canadian dollars. See “Exchange Rate Information”. Our financial statements for that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with accounting principles generally accepted in the United States.

RISK FACTORS

Investing in the Securities is speculative and involves a high degree of risk due to the nature of our business and the present stage of exploration of our mineral properties. The following risk factors, as well as risks currently unknown to us, could materially adversely affect our future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking information relating to NovaCopper, or our business, property or financial results, each of which could cause purchasers of Securities to lose all or part of their investments. Before deciding to invest in any Securities, investors should consider carefully the risks included herein and incorporated by reference in this Prospectus and those described in any Prospectus Supplement.

Risks Related to Our Business

We have not defined any proven or probable reserves and none of our mineral properties are in production or under development.

We have no history of commercially producing precious or base metals and all of our properties are in the exploration stage. We have not defined or delineated any measured resources or proven or probable reserves on our two projects located in Northwest Alaska, our property within the Ambler schist belt (the “Arctic Project”) and our property within the Bornite carbonate sequence (the “Bornite Project,” and together with the Arctic Project, the “Upper Kobuk Mineral Projects” or “UKMP Projects”). Mineral exploration involves significant risk, since few properties that are explored contain bodies of ore that would be commercially economic to develop into producing mines. We cannot assure you that we will establish the presence of any measured resources, or proven or probable reserves at the Upper Kobuk Mineral Projects or any other properties. The failure to establish measured resources, or proven or probable reserves, would severely restrict our ability to implement our strategies for long-term growth.

Even if one of our mineral projects is determined to be economically viable to develop into a mine, such development may not be successful.

If the development of one of our projects is found to be economically feasible and approved by our board of directors (the “Board”), such development will require obtaining permits and financing, the construction and operation of mines, processing plants and related infrastructure, including road access. As a result, we are and will continue to be subject to all of the risks associated with establishing new mining operations, including:

  the timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure;

  the availability and cost of skilled labour and mining equipment;

  the availability and cost of appropriate smelting and refining arrangements;

  the need to obtain necessary environmental and other governmental approvals and permits and the timing of the receipt of those approvals and permits;

  the availability of funds to finance construction and development activities;

  potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and

  potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies.

The costs, timing and complexities of developing our projects may be greater than anticipated because our property interests are not located in developed areas, and, as a result, our property interests are not currently served by appropriate road access, water and power supply and other support infrastructure. Cost estimates may increase significantly as more detailed engineering work is completed on a project. It is common in new mining operations to experience unexpected costs, problems and delays during construction, development and mine start-up. In addition, delays in the early stages of mineral production often occur. Accordingly, we cannot provide assurance that we will ever achieve or that our activities will result in profitable mining operations at our mineral properties.

In addition, there can be no assurance that our mineral exploration activities will result in any discoveries of new mineralization. If further mineralization is discovered there is also no assurance that the mineralization would be economical for commercial production. Discovery of mineral deposits is dependent upon a number of factors and significantly influenced by the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit is also dependent upon a number of factors which are beyond our control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection.

We have no history of production and no revenue from operations.

We have a very limited history of operations and to date have generated no revenue from operations. As such, we are subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that the Upper Kobuk Mineral Projects or any other projects will be commercially mineable, and we may never generate revenues from our operations.

We may not have sufficient funds to develop our mineral projects or to complete further exploration programs.

We have limited financial resources. We currently generate no operating revenue, and must primarily finance exploration activity and the development of mineral projects by other means. In the future, our ability to continue exploration, and development and production activities, if any, will depend on our ability to obtain additional external financing. Any unexpected costs, problems or delays could severely impact our ability to continue exploration and development activities. The failure to meet ongoing obligations on a timely basis could result in a loss or a substantial dilution of our interests in projects.

The sources of external financing that we may use for these purposes include project or bank financing, or public or private offerings of equity and debt. In addition, we may enter into one or more strategic alliances or joint ventures, decide to sell certain property interests, or utilize one or a combination of all of these alternatives. The financing alternative we chose may not be available on acceptable terms, or at all. If additional financing is not available, we may have to postpone further exploration or development of, or sell, one or more of our principal properties.

Changes in the market price of copper and other metals, which in the past have fluctuated widely, will affect our ability to finance continued exploration and development of our projects and affect our operations and financial condition.

Our long-term viability will depend, in large part, on the market price of copper and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

  global or regional consumption patterns;

  the supply of, and demand for, these metals;

  speculative activities;

  the availability and costs of metal substitutes;

  expectations for inflation; and

  political and economic conditions, including interest rates and currency values.

We cannot predict the effect of these factors on metal prices. A decrease in the market price of copper and other metals could affect our ability to raise funds to finance the exploration and development of any of our mineral projects, which would have a material adverse effect on our financial condition and results of operations. The market price of copper and other metals may not remain at current levels. In particular, an increase in worldwide supply, and consequent downward pressure on prices, may result over the longer term from increased copper production from mines developed or expanded as a result of current metal price levels. There is no assurance that a profitable market may exist or continue to exist.

Actual capital costs, operating costs, production and economic returns may differ significantly from those described in the technical report for the Arctic Project.

The technical report titled “NI 43-101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK” dated effective February 1, 2012 (the “PEA”) is an early stage study that is preliminary in nature. There can be no assurance that the results described in the PEA will be realized. The capital costs to take our projects into production may be significantly higher than anticipated in the PEA which are estimates as of the 4th quarter of 2010.

None of our mineral properties have an operating history upon which we can base estimates of future operating costs. Decisions about the development of the Arctic Project (or the Bornite Project) will ultimately be based upon feasibility studies. Feasibility studies derive estimates of cash operating costs based upon, among other things:

  anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

  anticipated recovery rates of metals from the ore;

  cash operating costs of comparable facilities and equipment; and

  anticipated climatic conditions.

Cash operating costs, production and economic returns, and other estimates contained in studies or estimates prepared by or for us may differ significantly from those anticipated by the PEA and there can be no assurance that our actual operating costs will not be higher than currently anticipated.

The Upper Kobuk Mineral Projects are located in a remote area of Alaska, and access to them is limited. Exploration and any future development or production activities may be limited and delayed by infrastructure challenges, inclement weather and a shortened exploration season.

The Upper Kobuk Mineral Projects are in a remote area of Alaska. Access to the Upper Kobuk Mineral Projects is limited and there is currently no infrastructure in the area.

We cannot provide assurances that the proposed road that would provide access to the Ambler District will be built, that it will be built in a timely manner or that the cost of accessing the proposed road will be reasonable, that it will be built in the manner contemplated, or that it will sufficiently satisfy the requirements of the Upper Kobuk Mineral Projects. In addition, successful development of the Upper Kobuk Mineral Projects will require the development of the necessary infrastructure. If adequate infrastructure is not available in a timely manner, there can be no assurance that:

  the development of the Upper Kobuk Mineral Projects will be commenced or completed on a timely basis, if at all;

  the resulting operations will achieve the anticipated production volume; or

  the construction costs and operating costs associated with the development of the Upper Kobuk Mineral Projects will not be higher than anticipated.

As the Upper Kobuk Mineral Projects are located in a remote area of Alaska, exploration, development and production activities may be limited and delayed by inclement weather and a shortened exploration season.

We will incur losses for the foreseeable future.

We expect to incur losses unless and until such time as our mineral projects generate sufficient revenues to fund continuing operations. The exploration and development of our mineral properties will require the commitment of substantial financial resources that may not be available.

The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultants’ analyses and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners and the acquisition of additional property interests, some of which are beyond our control. We cannot provide assurance that we will ever achieve profitability.

Mineral resource and reserve calculations are only estimates.

Any figures presented for mineral resources in this Prospectus and in our other filings with securities regulatory authorities and those which may be presented in the future or any figures for mineral reserves that may be presented by us in the future are and will only be estimates. There is a degree of uncertainty attributable to the calculation of mineral reserves and mineral resources. Until mineral reserves or mineral resources are actually mined and processed, the quantity of metal and grades must be considered as estimates only and no assurances can be given that the indicated levels of metals will be produced. In making determinations about whether to advance any of our projects to development, we must rely upon estimated calculations as to the mineral resources and grades of mineralization on our properties.

The estimating of mineral reserves and mineral resources is a subjective process that relies on the judgment of the persons preparing the estimates. The process relies on the quantity and quality of available data and is based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. While we believe that the mineral resource estimates included in this Prospectus for the Upper Kobuk Mineral Projects are well established and reflect management’s best estimates, by their nature mineral resource estimates are imprecise and depend, to a certain extent, upon analysis of drilling results and statistical inferences that may ultimately prove to be inaccurate. There can be no assurances that actual results will meet the estimates contained in feasibility studies. As well, further studies are required.

Estimated mineral reserves or mineral resources may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral reserve or mineral resource estimates. The extent to which mineral resources may ultimately be reclassified as mineral reserves is dependent upon the demonstration of their profitable recovery. Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. We cannot provide assurance that mineralization can be mined or processed profitably.

Our mineral resource estimates have been determined and valued based on assumed future metal prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for copper, zinc, lead, gold and silver may render portions of our mineralization uneconomic and result in reduced reported mineral resources, which in turn could have a material adverse effect on our results of operations or financial condition. We cannot provide assurance that mineral recovery rates achieved in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.

A reduction in any mineral reserves that may be estimated by us in the future could have an adverse impact on our future cash flows, earnings, results of operations and financial condition. No assurances can be given that any mineral resource estimates for the Upper Kobuk Mineral Projects will ultimately be reclassified as mineral reserves. See “Cautionary Note to United States Investors.”

Significant uncertainty exists related to inferred mineral resources.

There is a risk that inferred mineral resources referred to in this Prospectus cannot be converted into measured or indicated mineral resources as there may be limited ability to assess geological continuity. Due to the uncertainty that may attach to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to resources with sufficient geological continuity to constitute proven and probable mineral reserves as a result of continued exploration. See “Cautionary Note to United States Investors.”

Mining is inherently risky and subject to conditions or events beyond our control.

The development and operation of a mine is inherently dangerous and involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome, including:

  unusual or unexpected geological formations;

  metallurgical and other processing problems;

  metal losses;

  environmental hazards;

  power outages;

  labour disruptions;

  industrial accidents;

  periodic interruptions due to inclement or hazardous weather conditions;

  flooding, explosions, fire, rockbursts, cave-ins and landslides;

  mechanical equipment and facility performance problems; and

  the availability of materials and equipment.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury or death, including to our employees, environmental damage, delays in mining, increased production costs, asset write downs, monetary losses and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums, or at all. Insurance against certain environmental risks, including potential liability for pollution and other hazards associated with mineral exploration and production, is not generally available to companies within the mining industry. We may suffer a material adverse effect on our business if we incur losses related to any significant events that are not covered by our insurance policies.

General economic conditions may adversely affect our growth, future profitability and ability to finance.

The unprecedented events in global financial markets in the past several years have had a profound impact on the global economy. Many industries, including the copper mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations, high volatility in global equity, commodity, foreign exchange and precious metal markets and a lack of market liquidity. A worsening or slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect our growth and ability to finance. Specifically:

  the global credit/liquidity crisis could impact the cost and availability of financing and our overall liquidity;

  the volatility of copper and other metal prices would impact our estimates of mineral resources, revenues, profits, losses and cash flow, and the feasibility of our projects;

  negative economic pressures could adversely impact demand for our future production, if any;

  construction related costs could increase and adversely affect the economics of any project in the Ambler District;

  volatile energy, commodity and consumables prices and currency exchange rates would impact our estimated production costs; and

  the devaluation and volatility of global stock markets would impact the valuation of our equity and other securities.

We cannot provide assurance that we will successfully acquire commercially mineable mineral rights.

Exploration for and development of copper properties involves significant financial risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling, constructing mining and processing facilities at a site, developing metallurgical processes and extracting metals from ore. We cannot ensure that our current exploration and development programs will result in profitable commercial mining operations.

The economic feasibility of development projects is based upon many factors, including the accuracy of mineral resource estimates; metallurgical recoveries; capital and operating costs; government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting and environmental protection; and metal prices, which are highly volatile. Development projects are also subject to the successful completion of feasibility studies, issuance of necessary governmental permits and availability of adequate financing.

Most exploration projects do not result in the discovery of commercially mineable ore deposits, and no assurance can be given that any anticipated level of recovery of ore reserves, if any, will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. Estimates of mineral reserves, mineral resources, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, the metallurgy of the mineralization forming the mineral deposit, unusual or unexpected geological formations and work interruptions. If current exploration programs do not result in the discovery of commercial ore, we may need to write-off part or all of our investment in our existing exploration stage properties, and may need to acquire additional properties.

Material changes in mineral reserves, if any, grades, stripping ratios or recovery rates may affect the economic viability of any project. Our future growth and productivity will depend, in part, on our ability to develop commercially mineable mineral rights at our existing properties or identify and acquire other commercially mineable mineral rights, and on the costs and results of continued exploration and potential development programs. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

  establish mineral reserves through drilling and metallurgical and other testing techniques;

  determine metal content and metallurgical recovery processes to extract metal from the ore; and

  construct, renovate or expand mining and processing facilities.

In addition, if we discover ore, it would take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that we will successfully acquire commercially mineable (or viable) mineral rights.

We are subject to significant governmental regulations.

Our exploration activities are subject to extensive federal, state, provincial and local laws and regulations governing various matters, including:

  environmental protection;

  the management and use of toxic substances and explosives;

  the management of natural resources;

  the exploration and development of mineral properties, including reclamation;

  exports;

  price controls;

  taxation and mining royalties;

  management of tailing and other waste generated by operations;

  labour standards and occupational health and safety, including mine safety; and

  historic and cultural preservation.

Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining, curtailing or closing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause us to incur additional expense or capital expenditure restrictions, suspensions or closing of our activities and delays in the exploration and development of our properties.

We require further permits in order to conduct current and anticipated future operations, and delays in obtaining or failure to obtain such permits, or a failure to comply with the terms of any such permits that we have obtained, would adversely affect our business.

Our current and anticipated future operations, including further exploration, development and commencement of production on our mineral properties, require permits from various governmental authorities. Obtaining or renewing governmental permits is a complex and time-consuming process. The duration and success of efforts to obtain and renew permits are contingent upon many variables not within our control. Due to the preliminary stages of the Upper Kobuk Mineral Projects, it is difficult to assess what specific permitting requirements will ultimately apply.

Shortage of qualified and experienced personnel in the U.S. federal and Alaskan State agencies to coordinate a federally led joint environmental impact statement process could result in delays or inefficiencies. Backlog within the permitting agencies could affect the permitting timeline of the Upper Kobuk Mineral Projects. Other factors that could affect the permitting timeline include (i) the number of other large-scale projects currently in a more advanced stage of development which could slow down the review process for the Upper Kobuk Mineral Projects and (ii) significant public response regarding the Upper Kobuk Mineral Projects.

We cannot provide assurance that all permits that we require for our operations, including any for construction of mining facilities or conduct of mining, will be obtainable or renewable on reasonable terms, or at all. Delays or a failure to obtain such required permits, or the expiry, revocation or failure to comply with the terms of any such permits that we have obtained, would adversely affect our business.

Our activities are subject to environmental laws and regulations that may increase our costs and restrict our operations.

All of our exploration, potential development and production activities are subject to regulation by governmental agencies under various environmental laws. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Environmental legislation is evolving and the general trend has been towards stricter standards and enforcement, increased fines and penalties for noncompliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on our behalf and may cause material changes or delays in our intended activities. Several regulatory initiatives are currently ongoing within the State of Alaska that have the potential to influence the permitting process for the Upper Kobuk Mineral Projects. These include a revision of the Alaska Mixing Zone Regulations which may be required in order to permit a mixing zone for discharge in Subarctic Creek. Future changes in these laws or regulations could have a significant adverse impact on some portion of our business, requiring us to re-evaluate those activities at that time.

Environmental hazards may exist on our properties that are unknown to us at the present time and that have been caused by previous owners or operators or that may have occurred naturally. We may be liable for remediating such damage.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or to be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.

Land reclamation requirements for our exploration properties may be burdensome.

Land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance. Reclamation may include requirements to:

  treat ground and surface water to drinking water standards;

  control dispersion of potentially deleterious effluents; and

  reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with exploration, potential development and production activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. In addition, regulatory changes could increase our obligations to perform reclamation and mine closing activities. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Title and other rights to our properties may be subject to challenge.

We cannot provide assurance that title to our properties will not be challenged. We own mineral claims which constitute our property holdings. We may not have, or may not be able to obtain, all necessary surface rights to develop a property. Title insurance is generally not available for mineral properties and our ability to ensure that we have obtained a secure claim to individual mining properties may be severely constrained. Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. We have not conducted surveys of all of the claims in which we hold direct or indirect interests. A successful claim contesting our title to a property will cause us to lose our rights to explore and, if warranted, develop that property or undertake or continue production thereon. This could result in our not being compensated for our prior expenditures relating to the property. In addition, our ability to continue to explore and develop the property may be subject to agreements with other third parties including agreements with native corporations and first nations groups, for instance, the lands at the Upper Kobuk Mineral Projects are subject to an Exploration Agreement and Option to Lease between NANA Regional Corporation, Inc. (“NANA”), an Alaska Native Corporation headquartered in Kotzebue, Alaska, and NovaCopper US Inc. (“NovaCopper US”), our wholly-owned subsidiary, dated October 19, 2011, as amended May 10, 2012 and February 13, 2013 (the “NANA Agreement”) (as more particularly described under “History of NovaCopper – Agreement with NANA Regional Corporation”).

Risks inherent in acquisitions of new properties.

We may actively pursue the acquisition of exploration, development and production assets consistent with our acquisition and growth strategy. From time to time, we may also acquire securities of or other interests in companies with respect to which we may enter into acquisitions or other transactions. Acquisition transactions involve inherent risks, including but not limited to:

  accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

  ability to achieve identified and anticipated operating and financial synergies;

  unanticipated costs;

  diversion of management attention from existing business;

  potential loss of our key employees or key employees of any business acquired;

  unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition;

  decline in the value of acquired properties, companies or securities;

  assimilating the operations of an acquired business or property in a timely and efficient manner;

  maintaining our financial and strategic focus while integrating the acquired business or property;

  implementing uniform standards, controls, procedures and policies at the acquired business, as appropriate; and

  to the extent that we make an acquisition outside of markets in which it has previously operated, conducting and managing operations in a new operating environment.

Acquiring additional businesses or properties could place increased pressure on our cash flow if such acquisitions involve a cash consideration. The integration of our existing operations with any acquired business will require significant expenditures of time, attention and funds. Achievement of the benefits expected from consolidation would require us to incur significant costs in connection with, among other things, implementing financial and planning systems. We may not be able to integrate the operations of a recently acquired business or restructure our previously existing business operations without encountering difficulties and delays. In addition, this integration may require significant attention from our management team, which may detract attention from our day-to-day operations. Over the short-term, difficulties associated with integration could have a material adverse effect on our business, operating results, financial condition and the price of our common shares. In addition, the acquisition of mineral properties may subject us to unforeseen liabilities, including environmental liabilities, which could have a material adverse effect on us. There can be no assurance that any future acquisitions will be successfully integrated into our existing operations.

Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our financial condition.

High metal prices in recent years have encouraged increased mining exploration, development and construction activity, which has increased demand for, and cost of, exploration, development and construction services and equipment.

The relative strength of metal prices in recent years has encouraged increases in mining exploration, development and construction activities around the world, which has resulted in increased demand for, and cost of, exploration, development and construction services and equipment. While recent market conditions have had a moderating effect on the costs of such services and equipment, increases in such costs may continue with the resumption of an upward trend in metal prices. Increased demand for and cost of services and equipment could result in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and may cause scheduling difficulties due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development and/or construction costs.

We face industry competition in the acquisition of exploration properties and the recruitment and retention of qualified personnel.

We compete with other exploration and producing companies, many of which are better capitalized, have greater financial resources, operational experience and technical capabilities or are further advanced in their development or are significantly larger and have access to greater mineral reserves, for the acquisition of mineral claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees and other personnel. If we require and are unsuccessful in acquiring additional mineral properties or in recruiting and retaining qualified personnel, we will not be able to grow at the rate we desire, or at all.

Some of our directors and officers have conflicts of interest as a result of their involvement with other natural resource companies.

Certain of our directors and officers also serve as directors or officers, or have significant shareholdings in, other companies involved in natural resource exploration and development or mining-related activities, including, in particular, NovaGold Resources Inc. (“NovaGold”). To the extent that such other companies may participate in ventures in which we may participate in, or in ventures which we may seek to participate in, our directors and officers may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In all cases where our directors and officers have an interest in other companies, such other companies may also compete with us for the acquisition of mineral property investments. Such conflicts of our directors and officers may result in a material and adverse effect on our profitability, results of operation and financial condition. As a result of these conflicts of interest, we may miss the opportunity to participate in certain transactions, which may have a material adverse effect on our financial position.

We may experience difficulty attracting and retaining qualified management and technical personnel to grow our business.

We are dependent on the services of key executives and other highly skilled and experienced personnel to advance our corporate objectives as well as the identification of new opportunities for growth and funding. Mr. Van Nieuwenhuyse, Ms. Sanders, and Mr. Piekenbrock are currently our only executive officers. It will be necessary for us to recruit additional skilled and experienced executives. Our inability to do so, or the loss of any of these persons or our inability to attract and retain suitable replacements for them, or additional highly skilled employees required for our activities, would have a material adverse effect on our business and financial condition.

In the future we may be subject to legal proceedings.

Due to the nature of our business, we may be subject to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of our business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on our business.

Our largest shareholder has significant influence over us and may also affect the market price and liquidity of the Securities.

Electrum Strategic Resources LLC (“Electrum”) together with its affiliate GRAT Holdings LLC, is our single largest shareholder, controlling approximately 26.7% of the outstanding voting securities. Accordingly, Electrum will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and other significant corporate actions. Unless significant participation of other shareholders takes place in such shareholder meetings, Electrum may be able to approve such matters itself. The concentration of ownership of the Common Shares by Electrum may: (i) delay or deter a change of control of the Company; (ii) deprive shareholders of an opportunity to receive a premium for their Common Shares as part of a sale of the Company; and (iii) affect the market price and liquidity of the Common Shares. Without the consent of Electrum, we could be prevented from entering into transactions that are otherwise beneficial to us. The interests of Electrum may differ from or be adverse to the interests of our shareholders. The effect of these rights and Electrum’s influence may impact the price that investors are willing to pay for securities. If Electrum sells a substantial number of Common Shares in the public market, the market price of the Common Shares could fall. The perception among the public that these sales will occur could also contribute to a decline in the market price of the Common Shares.

Global climate change is an international concern, and could impact our ability to conduct future operations.

Global climate change is an international issue and receives an enormous amount of publicity. We would expect that the imposition of international treaties or U.S. or Canadian federal, state, provincial or local laws or regulations pertaining to mandatory reductions in energy consumption or emissions of greenhouse gasses could affect the feasibility of our mining projects and increase our operating costs.

Adverse publicity from non-governmental organizations could have a material adverse effect on us.

There is an increasing level of public concern relating to the effect of mining production on our surroundings, communities and environment. Non-governmental organizations (“NGOs”), some of which oppose resource development, are often vocal critics of the mining industry. While we seek to operate in a socially responsible manner, adverse publicity generated by such NGOs related to extractive industries, or our operations specifically, could have an adverse effect on our reputation and financial condition or our relationship with the communities in which we operate.

We may fail to achieve and maintain the adequacy of our internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act.

We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management of the effectiveness of our internal control over financial reporting and an attestation report by our independent auditors addressing this assessment. We may in the future fail to achieve and maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, and we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of SOX. Our failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common shares. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Future acquisitions of companies may provide us with challenges in implementing the required processes, procedures and controls in our acquired operations. Acquired companies may not have disclosure control and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to us.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price.

We are subject to changing rules and regulations promulgated by a number of United States and Canadian governmental and self-regulated organizations, including the SEC, the Canadian Securities Administrators, the NYSE MKT, the TSX, and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by the United States Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, the United States Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which resulted in the SEC adopting rules that will require us to disclose on an annual basis, beginning in 2014, certain payments made by us, our subsidiaries or entities we control, to the U.S. government and foreign governments, including sub-national governments. Our efforts to comply with Dodd-Frank, the rules and regulations promulgated thereunder, and other new rules and regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Market for securities.

There is no market through which Share Purchase Contracts, Share Purchase or Equity Units (terms as defined below in “Description of Share Purchase Contracts and Share Purchase or Equity Units”) or Warrants to purchase Common Shares may be sold. There can be no assurance that an active trading market will develop for the aforementioned securities, or if developed, that such a market will be sustained at the price level at which it was offered. The liquidity of the trading market in those securities, and the market price quoted for those securities, may be adversely affected by, among other things:

  changes in the overall market for those securities;

  changes in our financial performance or prospects;

  changes or perceived changes in our creditworthiness;

  the prospects for companies in the industry generally;

  the number of holders of those securities;

  the interest of securities dealers in making a market for those securities; and

  prevailing interest rates.

There can be no assurance that fluctuations in the trading price will not materially adversely impact on our ability to raise equity funding without significant dilution to our existing shareholders, or at all.

Future sales or issuances of equity securities could decrease the value of any existing common shares, dilute investors’ voting power and reduce our earnings per share.

We may sell additional equity securities (including through the sale of securities convertible into Common Shares) and may issue additional equity securities to finance our operations, exploration, development, acquisitions or other projects. We are authorized to issue an unlimited number of Common Shares. We cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of the Common Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in our earnings per share.

Our Common Shares are subject to various factors that have historically made share prices volatile.

The market price of our Common Shares may be subject to large fluctuations, which may result in losses to investors. The market price of the Common Shares may increase or decrease in response to a number of events and factors, including: our operating performance and the performance of competitors and other similar companies; volatility in metal prices; the arrival or departure of key personnel; the number of Common Shares to be publicly traded after an offering pursuant to any Prospectus Supplement; the public’s reaction to our press releases, material change reports, other public announcements and our filings with the various securities regulatory authorities; changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector; changes in general economic and/or political conditions; the number of Common Shares to be publicly traded after any equity offering; the arrival or departure of key personnel; acquisitions, strategic alliances or joint ventures involving us or our competitors; and the factors listed under the heading “Cautionary Statement Regarding Forward-Looking Information”.

The market price of the Common Shares may be affected by many other variables which are not directly related to our success and are, therefore, not within our control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Common Shares and the attractiveness of alternative investments.

Negative operating cash flow

The Company had negative operating cash flow for the financial years ended November 30, 2012 and 2011. The Company anticipates that it will continue to have negative cash flow until such time that commercial production is achieved at the Upper Kobuk Mineral Projects. To the extent that the Company has negative cash flow in future periods, the Company may need to allocate a portion of its cash reserves to fund such negative cash flow.

We do not intend to pay any cash dividends in the foreseeable future.

We have not declared or paid any dividends on our Common Shares. We intend to retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on the Common Shares in the foreseeable future. Any return on an investment in the Common Shares will come from the appreciation, if any, in the value of the Common Shares. The payment of future cash dividends, if any, will be reviewed periodically by the Board and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors. See “Dividend Policy”.

We may be a “passive foreign investment company” in future periods, which will likely have adverse U.S. federal income tax consequences for U.S. shareholders.

U.S. investors in the Company should be aware that we believe that we were not a passive foreign investment company (“PFIC”) for the tax year ended November 30, 2012, and based on current business plans and financial projections, we do not expect to be a PFIC for the current tax year or the foreseeable future. If we are a PFIC for any year during a U.S. shareholder’s holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of Common Shares, Warrants and Common Shares received on an exercise of Warrants (“Warrant Shares”), and any so-called “excess distribution” received on its Common Shares and Warrant Shares as ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the shareholder makes a timely and effective “qualified electing fund” election (“QEF Election”) with regard to its Common Shares and Warrant Shares or a “mark-to-market” election with respect to the Common Shares and Warrant Shares. Such elections may not be made with respect to the Warrants. A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to its shareholders. For each tax year that we qualify as a PFIC, we intend to: (a) make available to U.S. shareholders, upon their written request, a “PFIC Annual Information Statement” as described in Treasury Regulation Section 1.1295 -1(g) (or any successor Treasury Regulation) and (b) upon written request, use commercially reasonable efforts to provide all additional information that such U.S. shareholder is required to obtain in connection with maintaining such QEF Election with regard to the Company. We may elect to provide such information on our website. A U.S. shareholder who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares and Warrant Shares over the taxpayer’s basis therein. Each U.S. shareholder should consult its own tax advisor regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

Unless otherwise indicated, all resource estimates, and any future reserve estimates included or incorporated by reference in this Prospectus and any Prospectus Supplement have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits the disclosure of an historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) to the extent known, provides the key assumptions, parameters and methods used to prepare the historical estimate; (d) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (e) includes any more recent estimates or data available.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained or incorporated by reference into this Prospectus and any Prospectus Supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “‘reserves”. Under SEC Industry Guide 7 mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 does not define and the SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and any reserves reported by us in the future in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable to information made public by companies that report in accordance with United States standards.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain statements of forward-looking information. These forward-looking statements may include statements regarding perceived merit of properties, exploration results and budgets, mineral reserves and resource estimates, work programs, capital expenditures, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project, timelines, strategic plans, including our plans and expectations relating to the Upper Kobuk Mineral Projects, completion of transactions, market prices for precious and base metals, or other statements that are not statements of fact. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Statements concerning mineral resource estimates may also be deemed to constitute “forward-looking statements” to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements.

Forward-looking statements are based on a number of material assumptions, including those listed below, which could prove to be significantly incorrect:

  our ability to achieve production at our Arctic or Bornite Projects estimated capital costs, operating costs, production and economic returns;

  estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying the Company’s resource and reserve estimates;

  our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable;

  assumptions that all necessary permits and governmental approvals will be obtained;

  assumptions made in the interpretation of drill results, the geology, grade and continuity of the Company’s mineral deposits;

  our expectations regarding demand for equipment, skilled labour and services needed for exploration and development of mineral properties; and

  our activities will not be adversely disrupted or impeded by development, operating or regulatory risks.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation:

  uncertainty of whether there will ever be production at our Arctic or Bornite Projects;

  uncertainty of estimates of capital costs, operating costs, production and economic returns;

  uncertainties relating to the assumptions underlying our resource and reserve estimates, such as metal pricing, metallurgy, mineability, marketability and operating and capital costs;

  risks related to our ability to commence production and generate material revenues or obtain adequate financing for our planned exploration and development activities;

  risks related to our ability to finance the development of our mineral properties through external financing, strategic alliances, the sale of property interests or otherwise;

  risks related to market events and general economic conditions;

  uncertainty related to inferred mineral resources;

  uncertainty related to the economic projections contained herein derived from the PEA;

  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of our mineral deposits;

  risks related to lack of infrastructure;

  mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in development, construction or production;

  the risk that permits and governmental approvals necessary to develop and operate mines on our properties will not be available on a timely basis or at all;

  commodity price fluctuations;

  risks related to governmental regulation and permits, including environmental regulation;

  risks related to the need for reclamation activities on our properties and uncertainty of cost estimates related thereto;

  uncertainty related to title to our mineral properties;

  our history of losses and expectation of future losses;

  risks related to potential future litigation;

  risks related to our largest shareholder;

  risks inherent in the acquisition of new properties;

  risks related to increases in demand for equipment, skilled labor and services needed for exploration and development of mineral properties, and related cost increases;

  increased competition in the mining industry;

  our need to attract and retain qualified management and technical personnel;

  risks related to conflicts of interests of some of our directors;

  risks related to global climate change;

  risks related to adverse publicity from non-governmental organizations;

  uncertainty as to our ability to maintain the adequacy of internal control over financial reporting as per the requirements of SOX; and

  increased regulatory compliance costs relating to Dodd-Frank.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors” and elsewhere.

Our forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and we do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

EXCHANGE RATE INFORMATION

The following table sets forth (i) the rate of exchange for the U.S. dollar, expressed in Canadian dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the U.S. dollar, on the last day of each month during such periods; and (iii) the high and low exchange rates for the U.S. dollar, expressed in Canadian dollars, during such periods, each based on the noon rate of exchange as reported by the Bank of Canada for conversion of U.S. dollars into Canadian dollars:

	Fiscal Year Ended November 30
	2012	2011	2010
Rate at the end of period	0.9829	1.0197	1.0264
Average rate during period	0.9980	0.9879	1.0338
Highest rate during period	1.0299	1.0604	1.0778
Lowest rate during period	0.9599	0.9449	0.9961

On March 7, 2013, the exchange rate for the U.S. dollar, as expressed in Canadian dollars based on the Bank of Canada noon rate, was $1.00 per Cdn$1.0302.

THE COMPANY

The following description of the Company is, in some instances, derived from selected information about us contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about us and our properties and business that you should consider before investing in any Securities. You should carefully read the entire Prospectus and the applicable Prospectus Supplement, including the section titled “Risk Factors”, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision. This Prospectus contains forward-looking statements concerning our plans at the Upper Kobuk Mineral Projects, timelines, capital costs, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project and other matters. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause our results to differ from those expressed or implied by the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Corporate Structure

Name, address and incorporation

NovaCopper Inc. was incorporated on April 27, 2011 under the Business Corporations Act (British Columbia) (“BCBCA”). Our registered office is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, and our head office is located at Suite 2300, 200 Granville Street, Vancouver, British Columbia.

Intercorporate relationships

The following chart depicts our corporate structure together with the jurisdiction of incorporation of our subsidiary. All ownership is 100%.

Description of the Business

Our principal business is the exploration and development of our Upper Kobuk Mineral Projects located in the Ambler mining district in Northwest Alaska, United States which comprises (i) the Arctic Project, which contains the high-grade polymetallic volcanogenic massive sulfide (“VMS”) deposit located on the Ambler lands; and (ii) the Bornite Project, which contains a carbonate-hosted copper deposit. Our goals include expanding mineral resources and advancing our projects through technical, engineering and feasibility studies so that production decisions can be made on those projects.

NovaCopper’s Strategy

Our business strategy is focused on creating value for stakeholders through our ownership and advancement of the Arctic Project and the Bornite Project and through the pursuit of similarly attractive base metal projects. We plan to:

  advance the Arctic Project towards development with key activities including increased definition of the mineral resources, technical studies to support completion of a pre-feasibility study, and the initiation of baseline environmental studies;

  advance exploration in the Ambler mining district and, in particular, at the Bornite Project, pursuant to the NANA Agreement (as more particularly described under “History of NovaCopper – Agreement with NANA Regional Corporation”) through resource development and technical studies; and

  pursue project level or corporate transactions that are value accretive.

The Arctic Project PEA (defined below) represents an early stage study and highlights certain opportunities for us at the Arctic Project. Prior to commencing production, further studies that demonstrate the economic viability of the Arctic Project must be completed, all necessary permits must be obtained, a production decision must be made by our Board, financing for construction and development must be arranged and construction must be completed. In addition, we will be required to address certain infrastructure challenges, including road access, and obtain additional rights, including surface use rights and access rights. See “Risk Factors”.

Principal Markets

Our principal objective is to become a producer of copper.

Specialized Skill and Knowledge

All aspects of our business require specialized skills and knowledge. Such skills and knowledge include the areas of geology, mining and accounting. See “Directors and Officers” for details as to the specific skills and knowledge of our directors and management.

Business Cycle

Our business, at its current exploration phase, is not cyclical. Exploration activities are conducted primarily during snow-free months. The optimum field season at the Upper Kobuk Mineral Projects is from late May to late September. The length of the snow-free season at the Upper Kobuk Mineral Projects varies from about May through November at lower elevations and from July through September at higher elevations.

Environmental Protection

Mining is an extractive industry that impacts the environment. Our goal is to evaluate ways to minimize that impact. We strive to meet or exceed environmental standards at our Upper Kobuk Mineral Projects. One way we do this is through collaborations with local communities, including Native Alaskan groups. We are currently active only in Alaska, which has established environmental standards and regulations that we intend to strive to exceed. Our environmental performance will be overseen at the Board level and environmental performance is the responsibility of the project manager.

Our goal is to develop safe, responsible and profitable operations by developing natural resources for the benefit of our employees, shareholders and communities and maintain high standards for environmental performance at our Upper Kobuk Mineral Projects.

  All new activities and operations will be managed for compliance with applicable laws and regulations. In the absence of regulation, best management practices will be applied to manage environmental risk.

  We will strive to limit releases to the air, land or water and appropriately treat and dispose of waste.

See “Arctic Project – Environmental Considerations”.

Employees

As of November 30, 2012, we had 21 full-time employees, 13 of whom were employed at our executive office in Vancouver, BC, and eight of whom were employed at our Upper Kobuk Mineral Projects. The number of individuals employed by us fluctuates throughout the year depending on the season; however, on average, we employed 50 individuals during 2012. We have entered into employment agreements with five individuals.

Additionally, we have had up to 10 individuals in Canada providing services to us through the Services Agreement between NovaCopper and NovaGold effective as of April 19, 2012, as amended September 1, 2012 (the “Services Agreement”) through the year ended November 30, 2012. The parties intend to terminate the Services Agreement on May 1, 2013 as NovaCopper has developed its own internal capabilities and limited the use of the Services Agreement. See “Executive Compensation – Services Agreement”.

We believe our success is dependent on the performance of our management and key employees, many of whom have specialized skills in exploration in Alaska and the base metals industry. Substantially all of our exploration site employees have been active in the Ambler mining district for the last five years and are knowledgeable as to the geology, metallurgy and infrastructure related to mining development.

Competitive Conditions

The mineral exploration and development industry is competitive in all phases of exploration, development and production. There is a high degree of competition faced by us in Alaska and elsewhere for skilled management employees, suitable contractors for drilling operations, technical and engineering resources, and necessary exploration and mining equipment, and many of these competitor companies have greater financial resources, operational expertise, and/or more advanced properties than us. Additionally, our operations are in a remote location where skilled resources and support services are limited. We have in place experienced management personnel and continue to evaluate the required expertise and skills to carry out our operations. As a result of this competition, we may be unable to achieve our exploration and development in the future on terms we consider acceptable or at all. See “Risk Factors”.

History of NovaCopper

Spin-Out

We were formerly a wholly-owned subsidiary of NovaGold. At a special meeting of securityholders of NovaGold held on March 28, 2012, the securityholders voted in favour of a special resolution approving the distribution of common shares of NovaCopper to the shareholders of NovaGold as a return of capital through a statutory Plan of Arrangement under the Companies Act (Nova Scotia).

On April 30, 2012, all of the outstanding common shares of NovaCopper were distributed to shareholders of NovaGold such that each NovaGold shareholder of record at the close of business on April 27, 2012 received one common share in the capital of NovaCopper for every six common shares in the capital of NovaGold held at that time. The common shares of NovaCopper were listed and posted for trading on the TSX and on the NYSE-MKT under the symbol NCQ on April 25, 2012.

Agreement with NANA Regional Corporation

On October 19, 2011, NANA, an Alaska Native Corporation headquartered in Kotzebue, Alaska, and NovaCopper US, a wholly-owned subsidiary of NovaCopper, entered into the NANA Agreement for the cooperative development of their respective resource interests in the Ambler mining district of Northwest Alaska. The NANA Agreement consolidates our and NANA’s land holdings into an approximately 142,831-hectare land package and provides a framework for the exploration and development of this high-grade and prospective poly-metallic belt.

The NANA Agreement provides that NANA will grant NovaCopper US the nonexclusive right to enter on, and the exclusive right to explore, the Bornite Lands and the ANCSA Lands (each as defined in the NANA Agreement) and in connection therewith, to construct and utilize temporary access roads, camps, airstrips and other incidental works. In consideration for this right, NovaCopper US paid to NANA $4 million in cash. NovaCopper US will also be required to make payments to NANA for scholarship purposes in accordance with the terms of the NANA Agreement. NovaCopper US has further agreed to use reasonable commercial efforts to train and employ NANA shareholders to perform work for NovaCopper US in connection with its operations on the Bornite Lands, ANCSA Lands and Ambler Lands (as defined in the NANA Agreement) (collectively, the “Lands”).

The NANA Agreement has a term of 20 years, with an option in favour of NovaCopper US to extend the term for an additional 10 years. The NANA Agreement may be terminated by mutual agreement of the parties or by NANA if NovaCopper US does not meet certain expenditure requirements on the Bornite Lands and ANCSA Lands.

If, following receipt of a feasibility study and the release for public comment of a related draft environmental impact statement, we decide to proceed with construction of a mine on the Lands, NovaCopper US will notify NANA in writing and NANA will have 120 days to elect to either (a) exercise a non-transferrable back-in-right to acquire between 16% and 25% (as specified by NANA) of that specific project; or (b) not exercise its back-in-right, and instead receive a net proceeds royalty equal to 15% of the net proceeds realized by NovaCopper US from such project. The cost to exercise such back-in-right is equal to the percentage interest in the project multiplied by the difference between (i) all costs incurred by NovaCopper US or its affiliates on the project, including historical costs incurred prior to the date of the NANA Agreement together with interest on the historical costs; and (ii) $40 million (subject to exceptions). This amount will be payable by NANA to NovaCopper US in cash at the time the parties enter into a joint venture agreement and in no event will the amount be less than zero.

In the event that NANA elects to exercise its back-in-right, the parties will as soon as reasonably practicable form a joint venture, with NANA’s interest being between 16% to 25% and NovaCopper US owning the balance of the interest in the joint venture. Upon formation of the joint venture, the joint venture will assume all of the obligations of NovaCopper US and be entitled to all the benefits of NovaCopper US under the NANA Agreement in connection with the mine to be developed and the related Lands. A party’s failure to pay its proportionate share of costs in connection with the joint venture will result in dilution of its interest. Each party will have a right of first refusal over any proposed transfer of the other party’s interest in the joint venture other than to an affiliate or for the purposes of granting security. A transfer by either party of a net smelter royalty return on the Lands or any net proceeds royalty interest in a project other than for financing purposes will also be subject to a first right of refusal.

In connection with possible development on the Bornite Lands or ANCSA Lands, NovaCopper US and NANA will execute a mining lease to allow NovaCopper US or the joint venture to construct and operate a mine on the Bornite Lands or ANCSA Lands. These leases will provide NANA a 2% net smelter royalty as to production from the Bornite Lands and a 2.5% net smelter royalty as to production from the ANCSA Lands. If NovaCopper US decides to proceed with construction of a mine on the Ambler Lands, NANA will enter into a surface use agreement with NovaCopper US which will afford NovaCopper US access to the Ambler Lands along routes approved by NANA. In consideration for the grant of such surface use rights, NovaCopper US will grant NANA a 1% net smelter royalty on production and an annual payment of $755 per acre (as adjusted for inflation each year beginning with the second anniversary of the effective date of the NANA Agreement and for each of the first 400 acres (and $100 for each additional acre) of the lands owned by NANA and used for access which are disturbed and not reclaimed.

NovaCopper US and NANA have formed an oversight committee, which consists of four representatives from each of NovaCopper US and NANA (the “Oversight Committee”). The Oversight Committee is responsible for certain planning and oversight matters carried out by NovaCopper US under the NANA Agreement. The planning and oversight matters that are the subject of the NANA Agreement will be determined by majority vote. The representatives of each of NovaCopper US and NANA attending a meeting will have one vote in the aggregate and in the event of a tie, the NovaCopper US representatives jointly shall have a casting vote on all matters other than Sustainability Matters, as that term is defined in the NANA Agreement. There shall be no casting vote on Sustainability Matters and NovaCopper US may not proceed with such matters unless approved by majority vote of the Oversight Committee or with the consent of NANA, such consent not to be unreasonably withheld or delayed.

Upper Kobuk Mineral Projects

The total expenditures on the Upper Kobuk Mineral Projects to November 30, 2012 were $39.2 million. Plant and equipment expenditures to support activities on site were $2.9 million.

The following descriptions summarize selected information about our Upper Kobuk Mineral Projects, which are located in the Ambler mining district of Alaska and include the Arctic Project and the Bornite Project.

Arctic Project, Ambler District, Alaska

Arctic – Technical Report

Except with respect to the land size disclosure and the disclosure regarding the number of claims (which were both increased subsequent to the effective date of the PEA), and the information under the heading “Arctic Project –Current Activities”, or as otherwise stated, the scientific and technical information relating to the Arctic Project contained in this Prospectus is derived from, and in some instances is an extract from, the technical report titled “NI 43-101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK” dated effective February 1, 2012 prepared by Neil Rigby, PhD, CEng, MIMM, Russell White, B.S. Geology, SME Registered Geologist, Jeffrey Volk, MSc, CPG, FAusIMM, Terry Braun, P.E., M.S. and Eric J. Olin, MSc, MBA, RM-SME all of whom work for SRK Consulting (U.S.), Inc. (“SRK”), and all of whom are Qualified Persons as defined in NI 43-101. Scott Petsel, P. Geo, an employee to the Company and a Qualified Person as defined in NI 43-101, approved the scientific and technical information under the heading “Arctic Project – Current Activities”, and the land size disclosure and the disclosure regarding the number of claims for the Ambler lands. The information regarding the Arctic Project is based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the PEA which has been filed with certain Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Arctic Project - Overview

The Ambler lands comprises 112,058acres (45,348 hectares) of State of Alaska mining claims and Federal patented mining claims located in the Ambler mining district, in the southern Brooks Range of northwestern Alaska at geographic coordinates N67.17º latitude and W156.38º longitude, within which VMS mineralization can be found. The current size of the Ambler lands are approximately 65km long x 8km wide and comprises a total of 45,348 hectares.

Exploration on the Arctic Project was intermittent between discovery in 1965 and 1998. From 1998 until 2003, there was no work performed on the Arctic Project. An exploration agreement was signed on March 22, 2004, as amended, between Kennecott Arctic Company and NovaGold under which NovaGold had the ability to earn a 51% interest in the Arctic Project. Since 2004, NovaGold has been performing project level and regional mapping, drilling, geophysics and geochemical surveys.

Under a purchase agreement dated December 18, 2009 between NovaGold, its wholly-owned subsidiary Alaska Gold Company and Kennecott Exploration Company and Kennecott Arctic Company (collectively, “Kennecott”) NovaGold agreed to pay Kennecott a total purchase price of $29 million for a 100% interest in the Ambler lands, to be paid as to: $5 million by the issuance of 931,098 NovaGold shares and two instalments of $12 million in cash each, due 12 months and 24 months, respectively, from the closing date on January 7, 2010. Kennecott retained a security interest in the Ambler lands to secure these cash payments. The NovaGold shares were issued in January 2010, the first $12 million payment was made on January 7, 2011 and the second $12 million payment was made early on August 5, 2011. Kennecott retains a 1% net smelter royalty that is purchasable at any time for a one-time payment of $10 million.

The Ambler lands host a number of deposits, including the high-grade copper-zinc-lead-gold-silver Arctic deposit, which was the focus of the PEA. The Arctic deposit is currently estimated at 19.4 million tonnes of indicated mineral resources grading 4.05% Cu, 5.81 % Zn, 0.97% Pb, 0.80g/t Au and 59.55 g/t Ag and 11.4 million tonnes of inferred mineral resources grading 3.47% Cu, 4.84% Zn, 0.80% Pb, 0.64g/t Au and 46.75g/t Ag.

Based on the PEA, mining of the Arctic Project is envisioned as an underground operation processing up to 4,000 tonnes of material per day. The current estimated resource base of 19.4 million tonnes of indicated mineral resources and 11.4 million tonnes of inferred mineral resources support a 25-year mine life. The mine is anticipated to produce three concentrates: a copper concentrate with gold byproduct, a lead concentrate with silver and gold byproducts and a zinc concentrate with silver byproduct, with copper cash costs, net of byproducts at long-term metal prices estimated at $0.89/lb copper. Average annual payable metal production is forecast at 69 million pounds of copper, 80 million pounds of zinc, 12 million pounds of lead, 11,000 ounces of gold and 899,000 ounces of silver. Life-of-mine (“LOM”) payable metal production is estimated at approximately 1.7 billion pounds of copper, 2.0 billion pounds of zinc, 312 million pounds of lead, 267,000 ounces of gold and 22 million ounces of silver. The production schedule is based on processing average-grade material through the life of the operation of a total of 29.9 million tonnes, with potential upside to be obtained by mining higher-grade ore during the early years of the project. The PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the estimates contained in the PEA will ever be realized.

Start-up capital is estimated at $262 million including a 25% contingency of $52 million which is envisioned as a three year construction period. Sustaining capital of $134 million comprises primarily underground development, equipment and tailings dam expansion throughout the mine life and includes a contingency of $34 million. The total LOM capital cost estimate is $430 million, which is considered accurate to ±30%. Capital costs in the PEA are based on Q4 2010 estimates.

Arctic Project cash costs, defined as the sum of total operating, freight, marketing, and royalty costs, are estimated at $132/t milled. Operating costs include mining and processing costs estimated at $48.6/t milled and $29.6/t milled, respectively.

Using base case metal prices of $2.50/lb copper, $1.05/lb zinc, $1.00/lb lead, $1,100/oz gold and $20/oz silver, project value on a post-tax basis (NPV8%) is $533 million with an IRR of 26%. Post-tax cash flow is estimated at $1.7 billion, with full payback occurring in year three of operations using base case metal prices. A one percent change of discount rate was evaluated.

Because of the remote location of the Arctic Project, infrastructure, specifically transport of material and personnel to and from the Arctic Project and power, are the largest cost items. There is no developed surface access to the Arctic Project area and no power infrastructure near the Arctic Project area.

Infrastructure required for the project includes building and upgrading an access road connecting the mine site to the village of Kobuk, camp accommodations, administration and maintenance facilities, the mine and plant site area, the tailings facility and diesel power generation. Due to the remote location of the project, primary access is currently by air using both fixed wing aircraft and helicopters. SRK examined various alternatives for improved access to the project area and transport of materials. Of these alternatives, access to the project is proposed to be via a road approximately 340 kilometers (211 miles) long extending west from the Dalton Highway along generally level terrain to the village of Kobuk, where it would connect with existing roads to the proposed project area. We have had constructive discussions with the State of Alaska regarding the concept of a public/private partnership for construction and operation of the road. For the PEA, SRK has assumed that the road would be designed and constructed by the State of Alaska. We would then reimburse the State on an agreed-upon basis over the operating life of the mine. A similar arrangement exists between the State and the Red Dog mine in northwest Alaska for its road and port facility. For the purposes of the PEA, SRK assumed that we would pay to the State of Alaska an annual fee of $15 million for 20 years beginning in the sixth year of mine operations.

Arctic Project - Property Description and Location

The Arctic Project is located in the Ambler mining district (Figure 1), in the southern Brooks Range of northwestern Alaska at geographic coordinates N67.17º latitude and W156.38º longitude. Work is performed at the site using Universal Transverse Mercator (“UTM”) North American Datum (“NAD”) 1927 Zone 4. The center of the Ambler lands area is 263km east of the town of Kotzebue, 29km north of the village of Kobuk, 260km west of the Dalton Highway and 480km northwest of Fairbanks. The current size of the Ambler lands are approximately 65km long x 8km wide and comprises a total of 45,348 ha.

Figure 1: Regional Location Map

The Ambler lands comprise 45,348 ha (112,058 acres) of State of Alaska mining claims and Federal patented mining claims in the Kotzebue Recording District. The Ambler land tenure consists of 1,356 contiguous State of Alaska claims, including 875 40-acre State claims, 481 160-acre State claims, and two US Mineral Surveys comprising 272 acres of Federal patented land. Rent for each Alaska State claim is paid annually to the Alaska Department of Natural Resources. The Federal patented claim corners at the Ambler lands were located by U.S. Government Surveys (“USGS”). There are no annual fees or other holding costs for the Federal patented mining claims. The Arctic deposit is located near the southern edge of the center of the claim block. Mineralization is interpreted to extend west and east and potentially north of the Arctic deposit and is covered by our claims in these directions.

In 1971, the United States Congress passed the Alaska Native Claims Settlement Act which settled land and financial claims made by the Alaska Natives and provided for the establishment of 13 regional corporations to administer those claims. These are known as the Alaska Native Regional Corporations. One of these 13 regional corporations is NANA. Lands controlled by NANA bound a portion of the southern border of the claim block. In addition, the northern property border is within 25km of national park lands.

Figure 2: Prospect Location Map

To date, the Ambler mining district has been the subject of various early stage exploration programs. However, there has been no actual mine development or production within the Arctic Project area boundaries, and therefore no known mine workings or mill tailings are present on the property. In addition, there are no indications of any known environmental impairment or enforcement actions associated with NovaGold’s and our activities on the Arctic Project to date. Prior to approximately 1987, Bear Creek Mining Company (“BCMC”) was the exploration subsidiary of Kennecott.

Various permits are required during the exploration phase of the Arctic Project. The permit for exploration on the property, the State of Alaska Annual Hardrock Exploration Permit, is initially obtained and thereafter renewed annually through the Alaska Department of Natural Resources – State Division of Mining, Land and Water (“Alaska DNR”). We hold a current exploration permit in good standing with the Alaska DNR, and have (along with NovaGold) done so each year since 2004. In addition, since the property is situated within the Northwest Arctic Borough, a Title 9 permit is required for specified exploration activities.

A number of statutory reports and payments are required to maintain the claims in good standing on annual basis. Additional permits will be necessary to carry out environmental baseline studies, detailed engineering studies and other activities as the Arctic deposit moves closer to development.

The Arctic Project will require multiple permits from regulatory agencies and other entities at the Federal, State and local (Borough) levels. As a result of the remoteness of the Arctic Project and the lack of existing infrastructure, it is likely that a significant permitting effort will also be a part of the development of support infrastructure. Due to the preliminary stages of the Arctic Project, it is difficult to assess what specific permitting requirements will ultimately apply to the Arctic Project.

Arctic Project - Accessibility, Climate, Local Resources, Infrastructure and Physiography

Accessibility is one of the most significant challenges of developing the Arctic Project. Currently the project has no access infrastructure. Numerous past studies have demonstrated that access infrastructure will be required to make this a viable project.

There is no developed surface access to the Ambler mining district. Primary access is by air using both fixed wing aircraft and helicopters. There are four well maintained, 1,524m-long gravel airstrips capable of accommodating charter aircraft. From the Arctic deposit, these airstrips are located 66km west at Ambler, 46km southwest at Shungnak, 36km southwest at Kobuk and 32km southwest at Dahl Creek. Additionally, there is a smaller and lesser-maintained dirt airstrip near the Bornite deposit. From these points of fixed wing access, helicopter use is required to access the Arctic Project site and transport personnel, equipment and supplies. A one-lane dirt track suitable for high-clearance vehicles or construction equipment links the project site to the Dahl Creek Camp. River access to Ambler, Shungnak and Kobuk by barge is occasionally possible via the Kobuk River from Kotzebue Sound via Hotham Inlet. High water during seasonal runoff is necessary for successful navigation of this route since the Kobuk River is commonly shallow and impassible upstream of the village of Ambler. The village of Kobuk is located 36km away and is accessible by fixed wing aircraft.

The climate in the Ambler mining district is typical of a sub-arctic environment. The exploration season for the Arctic Project is from late May until late September. Weather conditions change suddenly during the field season and can be vary significantly from year to year. During this time period average high temperatures range from 4 to 18°C, while average lows range from -2 to 10°C. Record high and low temperatures during these months are 29 and -17°C, respectively. Extended sunlight in late May and early June accelerates melting of the winter snow pack on the property. By late September or early October, poor weather prohibits safe helicopter travel to the property. Heavy rains and snow are also possible in August. The winter is long and cold and the property is typically blanketed by snow and ice. During this time, snow cover allows for increased access to the property by snow machine, track vehicle or by fixed wing aircraft. Winter temperatures are routinely below -28°C and can exceed -51°C. Annual precipitation in the region is roughly 546.1mm with the most rainfall occurring from July through October and the most snowfall occurring from December through April.

The Arctic Project is located along the south side of the Brooks Range, one of the longest mountain ranges in Alaska. The Brooks Range separates the arctic region from the Alaskan interior. The Arctic Project is located on the east side of Subarctic Creek straddling a 970m ridge between Subarctic Creek and the Kogoluktuk River Valley. Subarctic Creek is a tributary of the Shungnak River. The Arctic Project area is marked by steep and rugged terrain with extreme topographic relief. Elevations range from 30m above mean sea level (“amsl”) at Arctic along the Kobuk River to 1,180m amsl on the peak immediately north of the Arctic Project area. The divide between the Shungnak and Kogoluktuk Rivers in the Ambler Lowlands is just 220m amsl. Nearby surface water includes Subarctic Creek, the Shungnak and Kogoluktuk Rivers, the Kobuk River, and numerous small lakes. The Kobuk Valley marks the transition zone between boreal forest and arctic tundra. Spruce, birch and poplar are found in better-drained portions of the valley, with lichen and moss covering the ground. Willow and alder thickets as well as isolated cottonwoods follow drainages, and alpine tundra are found on the higher slopes and ridges. Tussock tundra and low, heath-type vegetation covers most of the flat floor of the valley. Permafrost is a layer of soil at variable depths beneath the surface where the temperature has been below freezing continuously from a few to several thousands of years. Permafrost exists where summer heating fails to penetrate to the base of the layer of frozen ground and occurs in most of the northern third of Alaska as well as in discontinuous or isolated patches in the central portion of the State.

Because of the remote location of the Arctic Project, infrastructure, specifically transport of material and personnel to and from the Arctic Project and power, are the largest cost items. There is no developed surface access to the Arctic Project area and no power infrastructure near the Arctic Project area. SRK examined various methods for accessing the Arctic Project and transporting materials. Of these various methods, the PEA focuses on the use of a new road to the Dalton Highway.

The proposed access road alignment is shown in Figure 3. The length of the proposed road is approximately 340km (211 miles). It extends west from the Dalton Highway along generally level terrain to the village of Kobuk where it would connect with existing roads to Bornite and the proposed mine area. The road alignment is consistent with alignments that the Alaska Department of Transportation (“ADOT”) has previously considered to access the Ambler mining district as well as all of the western coast of Alaska. ADOT is currently undertaking a major planning study to further define access options, including detailed road alignment and engineering evaluations, for the Ambler mining district. We assume that the proposed access road would be constructed and operated through a public/private partnership. As such, the PEA assumes that the State of Alaska would construct and maintain the road and that we would be required to pay annual fees.

Figure 3: Proposed Ambler Road

The PEA assumes the use of two existing airports versus constructing and maintaining a dedicated airstrip. These are the Dahl Creek airport and the Kobuk airport, both are located southwest of the Arctic Project at 32km and 36km, respectively. Each has a maintained gravel runway suitable for personnel and cargo charter aircraft.

Currently, electrical power in the region is produced by local diesel generators as well as small wind generators in communities where wind power can be economically harnessed. There are no interconnections with other power grids in the State of Alaska. SRK estimates that a mine complex at the Arctic deposit will require 10.2MW capacity for a nominal 4,000t/d operation. This capacity estimate is sufficient to meet the combined demand from the mine and process facilities, the support infrastructure, and the man-camp. The PEA assumes the site will generate all its power needs by using diesel generators.

Water supply for consumptive uses is assumed to be available both from groundwater and surface water and that its quality is acceptable.

The transport of mine concentrates is to occur direct from the Arctic deposit site in bulk form using container boxes hauled on tractor-trailers; therefore the infrastructure requirements set out in the PEA incorporates a container loading facility as well as a truck staging and maintenance facility in a single structure. From here, the over-the-highway trucks will be loaded with filled containers, weighed and then driven to a rail site at Fairbanks using the proposed Ambler road and the existing Dalton Highway. An off-site support facility is planned at the Pump Station 5 intersect which includes a dormitory for rest and a light maintenance facility to handle unforeseen issues with the tractor-trailers. Once in Fairbanks the concentrate-laden containers will be off-loaded from the trucks and loaded onto rail for transport to the nearest shipping port and subsequently to the contracted smelter.

In addition to the previously mentioned truck staging facility, the preliminary mine design for the Arctic deposit in the PEA includes: the full assortment of support facilities including an administration building/offices, dry, laboratory, first aid clinic, lunch room, training room, process plant maintenance shop, warehouse and the mill building; a power station in its own dedicated facility located in close proximity to the fuel depot area; an underground main mine shop; a mill and tailings disposal at the head of Subarctic Creek; and underground waste disposal facilities will be adjacent to the camp. Camp facilities will accommodate at least 200 people at one time, including sleeping quarters, lavatories, a dining facility and recreational facilities are also included in the preliminary design. Additionally, Pump Station 5 facilities include a dormitory to facilitate the personnel located at this off-site location along with the passing truck drivers.

The total personnel requirements are estimated to be 420 workers. These labor requirements are comprised of approximately 250 mineworkers, 110 process staff and 60 infrastructure related workers. This figure includes the off-site personnel at Pump Station 5, but excludes any contract workers such as truck drivers or campsite support labor. Typically, the mine site crews will change on a standard fly-in-fly-out work schedule unless they normally live in the regional villages and towns.

Arctic Project - History

BCMC conducted regional exploration of the Cosmos Hills and the southern Brooks Range while drilling extensively at Bornite. Stream silts sampling in 1963 revealed a 1,400ppm Cu anomaly in Arctic Creek. This anomaly contributed to discoveries of massive sulfide at Arctic and Dead Creeks in 1965. In 1966 and 1967, BCMC drilled eight core holes at Dead Creek, also intercepting massive sulfide. Structural complexities at Dead Creek hindered progress and BCMC focused on the Arctic Creek area. In 1967, eight core holes were drilled at Arctic Creek yielding impressive massive sulfide intercepts over a strike length of 460m. This successful program resulted in the continuation of drilling over the next several seasons at the Arctic Project. BCMC intermittently conducted exploration programs on the Arctic Project from August 1967 to 1998. Over that span, 92 holes were drilled at the Arctic Project, including 14 large diameter metallurgical holes, totaling 17,572m. No drilling or additional exploration on the Arctic Project was conducted between 1998 and 2004.

In addition to drilling on the Arctic Project, BCMC continued their exploration of other prospects in the Ambler mining district. Competing companies, including Sunshine Mining Company, Anaconda, Noranda, Teck Cominco, Resource Associates of Alaska, Watts, Griffis and McOuat Ltd. (“WGM”), and Houston Oil and Minerals Company, entered into a claim staking war in the Ambler mining district in the early 1970’s. District exploration by Sunshine Mining Company and others resulted in two substantial discoveries, the Sun deposit located 60km east of the Arctic deposit and the Smucker deposit located 40km west of the Arctic deposit. District exploration continued until the early 1980s on the four larger deposits (Arctic, Bornite, Smucker and Sun) as well as many lesser-defined prospects within the district, including Sunshine Creek, CS, Bud, Horse Creek, Cliff, Dead Creek, Kogo, Red, BT and Tom Tom.

In the 1990s, Kennecott Minerals, the successor of BCMC, began to re-evaluate the Arctic deposit. This included a review of the deposit geology and the assembly of a computer database. A new computer-generated block model was constructed and an updated resource was estimated from the block model. The result is outlined in Table 1 Historical Resource Estimate – 1990, below. Although believed by our management to have been relevant and reliable, this historical resource estimate predates the development of NI 43-101 reporting guidelines, was not estimated in compliance with NI 43-101 procedures and should not be relied on.

Arctic Project - Historical Metallurgical Testwork

The first three metallurgical test campaigns performed on the Arctic deposit mineralized material were conducted at the Kennecott Research Center between 1968 and 1976. The focus was on selective flotation to provide separate copper, lead and zinc concentrates for conventional smelting.

The initial amenability testing was carried out in 1968 on individual samples and their composites made from cores from eight diamond drillholes. Core drilled prior to 1998 was drilled using NQ- and BQ-sized strings. An additional four samples were obtained from three holes and tested in 1972. Laboratory scale bench tests included a conventional selective flotation approach to produce three separate (copper, lead and zinc) concentrates. The major problems encountered were:

  Difficult copper-lead separation, and

  Zinc deportment to the copper and the lead concentrates.

The highest-grade copper concentrate contained over 30% Cu, 2 to 3% Zn and less than 1% Pb, but at a low copper recovery of less than 80%. The lead concentrate was low-grade 17 to 36% Pb and assayed 5 to 25% Cu. The subsequent sphalerite flotation was generally efficient. The zinc concentrate grade was 55% and the zinc recovery up to 70%, depending on how much zinc floated in the preceding copper and lead flotation. Silver generally followed galena.

During 1975, large diameter cores from 14 drillholes were used for more detailed testing to develop the concentrator flowsheet and process parameters. Two composites were prepared: No.1 (Eastern zone) and No.2 (Western zone). Most of the test work was conducted on the composite No.1, which represented 75% of the resources. The test program included mineralogical examinations, bench scale testing of various process parameters for each selective flotation step and locked cycle tests. Complete analyses were done on a number of concentrates to identify potential impurities. Preliminary tests for bulk flotation of all sulfides were also carried out.

A 1976 conceptual study for the selection of the metallurgical process for the Arctic deposit established that the Kennecott Sulfide Process could be developed as an economic hydro metallurgical alternative to smelting. Bulk concentrate could be amenable for processing with this novel technology.

Historical testing showed that a clear separation of various sulfide minerals is difficult because of fine interlocking of mineral grains. It showed that the economically most important minerals, chalcopyrite and sphalerite, could be recovered into selective copper and zinc concentrates with commercial concentrate grades and good recoveries. Lead and precious metals easily reported to the copper concentrate. The production of a selective high-grade lead concentrate was not successful. Only a low-grade, silver-bearing lead concentrate (17 to 36% Pb) was obtained, containing high amounts of iron, copper and zinc. Generally, the copper concentrate grade and recovery depended on the amounts of lead and zinc prevented from floating during copper flotation and cleaning. Production of two selective copper and zinc concentrates could be confidently projected, although additional testing would be required to optimize the flow sheet and all process parameters.

Silver was mainly associated with galena. The highest silver recovery to copper concentrate was achieved when lead was recovered as well. If galena was rejected from the copper concentrate, 20 to 40% of the silver, associated with tetrahedrite and tennantite, remained in the copper concentrate.

Gold assaying was very sporadic during the three test campaigns and was not provided. It was noted, however, that at least 70% of the gold reported to the copper concentrate, although not enough testing was performed to predict gold recovery.

Arctic Project - Historical Drilling

Between 1967 to July 1985, 86 holes were drilled (including 14 large diameter metallurgical test holes) totaling 16,080m. In 1998, Kennecott drilled six core holes totaling 1,492m in the Arctic deposit to test for extensions of the known resource, and to test for grade and thickness continuity. Drilling for all BCMC/Kennecott campaigns in the Arctic deposit area (1966–1998) totals 92 core holes for a combined 17,572m.

No drilling was performed on the project between 1998 and 2003. NovaGold took control of the project in 2004. The 2004–2006 and 2008 drill programs conducted by NovaGold are described under the heading “Arctic Project –Drilling”.

Arctic Project - Historical Geophysics

In 1998, an airborne geophysical survey of the entire claim block generated numerous electromagnetic anomalies. Additional geophysical surveys have been performed by NovaGold and are discussed under the heading “Arctic Project – Exploration”.

Arctic Project - Historical Resource Estimates

A resource estimate was performed on the Arctic deposit by Kennecott based on 70 holes. This resource estimate was performed in 1990 and is summarized in Table 1. This estimate is considered to be that of an inferred resource. Although believed by our management to be relevant and reliable, this historical resource estimate predates the development of NI 43-101 reporting guidelines, was not estimated in compliance with NI 43-101 procedures and should not be relied on. See “Cautionary Note to United States Investors”.

Table 1: Historical Resource Estimate - 1990

Classification	Tonnes (kt)	Cu%	Zn%	Pb%	Ag g/t	Au s/t
Inferred	36,300	4.0	5.5	0.8	54.9	0.7

Arctic Project - Geologic Setting

Regional Geology

The Ambler mining district occurs within an east-west trending zone of Devonian to Jurassic age submarine volcanic and sedimentary rocks. VMS deposits and prospects are hosted in the Middle Devonian to Early Mississippian age Ambler Sequence, a group of metamorphosed bimodal volcanic rocks with interbedded tuffaceous, graphitic and calcareous volcanoclastic metasediments. The Ambler Sequence occurs in the upper part of the Anirak Schist, the thickest member of the Coldfoot subterrane. VMS mineralization can be found along the entire 110km strike length of the district. Hitzman notes that the 1,980m-thick Devonian age section of the Cosmos Hills, which includes the 915m-thick Bornite Carbonate Sequence, is equivalent in age to the Anirak Schist and was mineralized during the Ambler mineralizing event.

The Ambler mining district is characterized by a series of east–west trending belts of rocks of increasing metamorphic grade northward across the strike of the units. The structure of the district is isoclinally folded in the northern area and thrust faulted in the southern half. The Devonian to Mississippian age Angayucham basalt and the Triassic to Jurassic age mafic volcanic rocks are in low-angle thrust contact with various units of the Coldfoot subterrane along the northern edge of the Ambler Lowlands.

District/Property Geology

Rocks that form the Ambler schist belt consist of a lithologically diverse sequence of lower Paleozoic possibly Devonian age carbonate and siliciclastic strata with interlayered mafic lava flows and sills. The clastic strata, derived from terrigenous continental and volcanic sources, were deposited primarily by mass-gravity flow into the sub-wavebase environment of an extending marginal basin.

Our work shows that the Ambler sequence underwent two periods of intense, penetrative deformation. Sustained upper greenschist-facies metamorphism with coincident formation of a penetrative schistosity and isoclinal transposition of bedding marks the first deformation period. Pervasive similar-style folds on all scales deform the transposed bedding and schistosity, defining the subsequent event. At least two later non-penetrative compressional events deform these earlier fabrics. Our observations of the structural and metamorphic history of the Ambler mining district are consistent with current tectonic evolution models for the schist belt, based on the work of others elsewhere in southern Brooks Range.

The local base of the Ambler section consists of variably metamorphosed carbonates historically referred to as the Gnurgle Gneiss. We interpret these strata as calc-turbidites, perhaps deposited in a sub-wavebase environment adjacent to a carbonate bank. Calcareous schists overlie the Gnurgle Gneiss and host sporadically distributed mafic sills and pillowed lavas. These fine-grained clastic strata indicate a progressively quieter depositional environment up section, and the presence of pillowed lavas indicates a rifting, basinal environment. The overlying Arctic-sulfide host section consists mostly of fine-grained carbonaceous siliciclastics and indicates further isolation from a terrigenous source terrain. The section above the Arctic host contains voluminous reworked silicic volcanic strata with the Button Schist at its base. The paucity of volcanically derived strata below the Arctic host section and abundance above indicates that the basin and surrounding hinterlands underwent major tectonic reorganization during deposition of the Arctic section. Greywacke sands that we interpret as channeled high-energy turbidites occur throughout the section but concentrate high in the local stratigraphy.

Three mineralized horizons comprise the Arctic deposit: the Main Sulfide Horizon, the Upper South Horizon and the Warm Springs Horizon. The Main Sulfide Horizon is further subdivided into three zones: the southeast zone, the central zone and the northwest zone. Previous deposit modeling was grade-based resulting in numerous individual mineralized zones representing relatively thin sulfide horizons.

Work from the 2004 campaign suggests that mineralization at the Arctic deposit can be explained using two locally folded and refolded mineralized horizons. The primary exception is in the area of Warm Springs and east of Warm Springs where mineralization occurs stratigraphically higher than anticipated using this model. Thrust faulting may have an effect on massive sulfide horizon geometry in this area.

Five lithologic groups and/or types found within the Arctic Project area include:

  Metarhyolite: Includes the Button Schist, which is described as a porphyroblastic quartz feldspar porphyry. It also includes a variety of less porphyroblastic felsic schists considered as metamorphosed rhyolitic volcaniclastic and tuffaceous rocks. Members of this group occur both stratigraphically above and below the main mineralized sequence at the Arctic deposit. These units have been interpreted as separate metavolcanics, though similarities occur between the basal Button Schist and the uppermost units;

  Quartz Mica Schist: Locally contains varying proportions of carbonate, chlorite, graphite and feldspar. Protolith for these rocks may have been tuffaceous sediments, volcaniclastics and dirty carbonates;

  Talc Schist: Highly talc chlorite altered products of metavolcanic or graphitic schist units with talc in excess of 30%. Original texture often destroyed by alteration;

  Graphitic Schist: Dark grey to black, fissile, well-foliated quartz-banded schist found throughout the deposit; and

  Base-Metal, Sulfide-Bearing Schist: This is the mineralized lithology at the Arctic deposit. These contain highly-altered schists containing varying amounts of talc, chlorite, barite, quartz, muscovite, carbonate and massive, relatively non-schistose zones.

Studies in 2004 suggest the base-metal, sulfide-bearing schist is more a product of alteration than primary lithology and, as a result, should be included in the quartz mica schist group.

The three main zones of hydrothermal alteration occurring at the Arctic Project have been defined as:

  A main chloritic zone occurring within the footwall of the deposit consisting of phengite and magnesium-chlorite;

  A mixed alteration zone occurring below and lateral to sulfide mineralization consisting of phengite and phlogopite along with talc, calcite, dolomite and quartz; and

  A pyritic zone overlying the sulfide mineralization.

Talc has been recognized as a significant component of the mineralized assemblage at the Arctic deposit. Distribution is poorly understood at present though logging observations would suggest that the core of the antiform opening to the east or the footwall of the mineralized horizon has increased quantities. Along the mineralized horizon itself the upper limb of the antiform to the east appears to have the greatest quantity of talc and might in part be a guide to the fluid feeder of the system. Quantitative determinations of talc based on visual logging are extremely difficult due to the light green foliated texture of the talc which is difficult to discern from chlorite and muscovite species. Logging estimates are often based more on tactile characteristics of the core than visual characteristics.

Based on this discussion, talc has been very conservatively estimated at 20% throughout the deposit. With some detailed work further defining mineral assemblages specifically solid solution relationships in chlorites and carbonates, CO2 analyses to define total amounts of Mg bearing carbonates and added ICP analyses throughout the deposit to further define the overall distribution of Mg, a strongly quantitative estimate of talc can be made in the future. An added point to grasp from the ICP analysis of talc is that high-grade copper intervals contain less talc than low grade intervals.

Arctic Project - Deposit Type

The mineralization at the Arctic Project and within the Ambler District consists of Devonian age, polymetallic (Zn-Cu-Pb-Ag) VMS occurrences. VMS deposits are formed by and associated with sub-marine volcanic-related hydrothermal events. These events are related to spreading centers such as fore arc, back arc or mid-ocean ridges. VMS deposits are often stratiform accumulations of sulfide minerals that precipitate from hydrothermal fluids on or below the seafloor. These deposits are found in association with volcanic, volcaniclastic and/or siliciclastic rocks. They are classified by their depositional environment and associated proportions of mafic and/or felsic igneous rocks to sedimentary rocks. There are five general classifications based on rock type and depositional environment:

  Mafic rock dominated often with ophiolite sequences, often called Cyprus type;

  Bimodal-mafic type with up to 25% felsic volcanic rocks;

  Mafic-siliciclastic type with approximately equal parts mafic and siliclastic rocks, which can have minor felsic rocks and are often called Beshi type;

  Felsic-siliclastic type with abundant felsic rocks, less than 10% mafic rocks and shale rich; and

  Bimodal-felsic type where felsic rocks are more abundant than mafic rocks with minor sedimentary rocks, also termed Kuroko type.

Prior to any subsequent deformation and/or metamorphism, these deposits are often bowl- or mound-shaped with stockworks and stringers of sulfide minerals found near vent zones. These types of deposit exhibit an idealized zoning pattern as follows:

  Pyrite and chalcopyrite near vents;

  A halo around the vents consisting of chalcopyrite, sphalerite and pyrite;

  A more distal zone of sphalerite and galena and metals such as manganese; and

  Increasing manganese with oxides such as hematite and chert.

Alteration halos associated with VMS deposits often contain sericite, ankerite, chlorite, hematite and magnetite close to the VMS with weak sericite, carbonate, zeolite, prehnite and chert more distal. These alteration assemblages and relationships are dependent on degree of post deposition deformation and metamorphism. A modern analog of this type of deposit is found around fumeroles or black smokers in association with rift zones.

At the Arctic deposit, sulfides occur as semi-massive (10 to 30% sulfide) to massive (>30% sulfide) layers, typically dominated by pyrite with substantial disseminated sphalerite and chalcopyrite and trace amounts of galena

Arctic Project - Exploration

Exploration on the Arctic Project was intermittent between discovery in 1965 and 1998. From 1998 until 2003, there was no work performed on the Arctic Project. NovaGold entered into negotiations with Kennecott to explore the Arctic Project in mid-2003. Negotiations were completed and an exploration agreement signed on March 23, 2004. Beginning in 2004, NovaGold performed project level and regional mapping, drilling, geophysics and geochemical surveys. NovaGold purchased Kennecott’s ownership in January, 2010 and continues exploration activities at the Arctic Project.

The 2004 drilling focused on the Arctic deposit area and was principally designed to verify the grade and continuity of the mineralized intercepts encountered in the previous drill campaigns. Eleven holes totaling 2,996m were drilled in potential extensions of mineralization and on an adjacent geophysical anomaly. During 2005, approximately 3,030m of core drilling was completed, and in the 2006 field season an additional 3,010m of drilling in 12 drill holes was completed. The 2006 program focused on regional extensions and included drilling at the Dead Creek, Sunshine Creek, COU and Red prospects. NovaGold completed a 14 hole drill program totaling 3,306m in 2008. All holes were designed to infill within the then defined resource area, and three holes were drilled for metallurgical testing purposes. None of the assay results were available at the time of construction of the original 2008 resource model.

Local and regional mapping performed during the 2005–2006 mapping program enabled Paul Lindberg to complete a model of an unfolded view of the Arctic deposit geology. These results provide a good platform on which to build subsequent models of original zoning patterns, changing thicknesses and other laterally variable characteristics of the deposit.

A total of 2,106 stream silt and soil samples were collected during the 2004 mapping program as part of an effort to develop a regional geochemistry model for future district exploration. This program was carried out by NovaGold personnel and the model is still being developed.

During 2005, two Time Domain Electro-Magnetic (“TDEM”) induction ground surveys were performed at the Arctic deposit and COU. COU is within the claim block and is a significant anomaly of similar size and tenor a few kilometers to the northwest of the town of Ambler. The 2006 exploration program focused on a regional basis to extend existing mineralization and to identify new mineralized targets within the claim block, and included 13 TDEM surveys performed to enhance previous work performed by Kennecott in 1998. Data evaluation is ongoing.

Oriented data were collected from select angle drill holes. The clay impression method was used to orient the core with data capture done using a circular protractor for beta values and a standard protractor for alpha values. The majority of oriented measurements were of foliation with a NW strike and a SW dip, similar to those observed on the surface.

Exploration activities at the Arctic Project have been performed within industry standards using appropriate models and techniques for a VMS target. SRK agrees with the techniques used at this project.

Arctic Project - Mineralization

Mineralization at the Arctic deposit occurs as stratiform semi-massive to massive sulfide beds. The sulfide beds average 4m thick but vary from less than 1m up to 18m thick. The bulk of the mineralization is within four zones located between two thrust faults, the upper Warm Springs Thrust and the Lower Thrust. A smaller fifth zone is located below the Lower Thrust. All of these zones are within an area of roughly 1km, with average zone length ranging from 850m to 600m and width ranging from 700m to 350m. Mineralization has been defined to a depth of approximately 250m below the surface and is open in several areas. Host rocks are primarily graphitic chlorite schists and fine-grained quartz sandstones.

Marginal to the Arctic deposit, mineralization is locally present as discontinuous thin, “wispy” sulfide bands. No stockworks or stringers in association with the mineralization have been observed. These features are common in near-vent VMS deposits. Much of the core from the 2004 and 2005 programs within the deposit exhibits characteristics and textures common to replacement-style mineralization.

Mineralization is predominately coarse-grained sulfides consisting mainly of chalcopyrite, sphalerite, galena, pyrite and pyrrhotite, and may or may not include tetrahedrite. Tetrahedrite-tennantite, electrum and enargite are also present in minor amounts. Pyrite is commonly associated with the massive sulfide horizons, and pyrrhotite and arsenopyrite are present in lesser amounts. Gangue minerals associated with the mineralized horizons include quartz, barite, white mica, black chlorite, calcite, dolomite and cymrite, while talc is common in the footwall.

Arctic Project - Drilling

Between 1967 to July 1985, 86 holes were drilled (including 14 large diameter metallurgical test holes) totaling 16,080m. In 1998, Kennecott drilled six core holes totaling 1,492m in the Arctic deposit to test for extensions of the known resource, and to test for grade and thickness continuity. Drilling for all BCMC/Kennecott campaigns in the Arctic deposit area (1966–1998) totals 92 core holes for a combined 17,572m.

Arctic Project - Drill Program and Objectives

The 2004 drilling focused on the Arctic deposit area and was principally designed to verify the grade and continuity of the mineralized intercepts encountered in the previous drill campaigns. Alternate geologic models for the Arctic deposit were investigated through surface mapping, drill core re-logging and re-interpretation of previous drill results. Eleven holes totaling 2,996m were drilled. Significant mineralized intervals were encountered in eight of the eleven holes drilled in the program. The twin and infill drilling confirmed previously drilled intervals of base-metal mineralization.

Drilling in 2005 again focused on extending and confirming mineralization, particularly in the lower limb of the Arctic Antiform. Approximately 3,030m of core drilling was completed and, although good mineralization was encountered in several holes, structural discontinuities appear to limit expansion of mineralization to the south and east. Results suggest that the model remains open to the northeast and that the faulted off-root zone has yet to be identified. Drill spacing for all programs is dependent on the steep, rugged terrain for locating drill rigs; however, it varies from 90 to 120m. Sections have been drawn at 61m intervals.

During the 2006 field season, an additional 3,010m of drilling in 12 drill holes was completed. This drill program was focused on a more regional basis to extend existing mineralization and to identify new mineralized targets within the Ambler lands. These holes were drilled at the Dead Creek, Sunshine Creek, COU and Red prospects.

NovaGold completed a 14 hole drill program totaling 3,306m in 2008. All holes were designed to infill within the Arctic deposit, and three holes were drilled for metallurgical testing purposes.

All NovaGold drill core was logged, photographed and sawn, with half sent to the lab for analyses and half stored near the property. Core logging was done using metric measurements. Lithology and visual alteration features were captured on observed interval breaks. Mineralization data, including total sulfide (recorded as percent), sulfide type (recorded as a relative amount), gangue and vein mineralogy were collected for each sample interval with an average interval of approximately 2m. Structure data were collected as point data. Geotechnical data (core recovery, RQD) were collected along drill run intervals. Using the 2004 logging procedure as a guide, data from the earlier campaigns were taken from those drill logs and entered into the database, with a focus on mineralization information.

The overall objectives of the three drill programs were:

  Verification of mineralized intercepts from previous drill campaigns (twin holes);

  Continuity of higher grade intercepts in the central part of the resource area (infill holes);

  Exploring possible extensions of mineralized zones; and

  Recording data electronically and building a 3-D model of the Arctic deposit.

Arctic Project - Drill Results

Significant mineralized intervals were encountered in eight of the 11 holes drilled in 2004. Twin and infill drilling confirmed previously drilled intervals of high-grade base-metal mineralization. The results of the 2004 drilling program show a high degree of variability in thickness and grade within areas of the deposit.

Drill holes designed to test extension of the Arctic deposit failed to extend significant mineralization. Some holes encountered locally anomalous or lower grade material, possibly representing distal mineralization. An abrupt decrease in grade occurred in AR04-81 below a fault zone, suggesting that the mineralized zones may be offset or folded south of the known deposit. AR04-87 was abandoned due to an inability to penetrate a major fault zone, and was subsequently re-drilled as AR04-88. This hole ended at 387.6m in altered quartz muscovite schist, short of the targeted Button Schist.

The 2006 drilling program completed 3,010m in 12 holes. This program was performed to test mineralization extensions and geophysical anomalies outside the immediate Arctic deposit area, but within the claim block. These holes were drilled at the Dead Creek, Sunshine Creek, COU and Red prospects.

NovaGold completed a 14 hole drill program totaling 3,306m in 2008. All holes were designed to infill within the currently defined resource area, and three holes were drilled for metallurgical testing purposes.

At Dead Creek, the holes were located based on a combination of geophysics and geology. Each hole penetrated the targeted stratigraphy, and showed that the sulfide system diminishes to the north and east but remains open to the south and west. One of the Back-Door Creek holes penetrated an 8m zone that contained several 2 to 7cm-thick pyrrhotite bands, but with only a trace of chalcopyrite. This zone correlates stratigraphically with a mineralized interval in a nearby historical hole, suggesting metallic mineral zonation from pyrite and base-metal sulfide to pyrrhotite.

Drilling in the Sunshine Creek area tested the western extent of mineralization observed in historical drill holes, which is interpreted to be two sulfide-bearing horizons that lie sub-parallel to the stratigraphy, above a carbonate package. We interpret the two mineralized horizons as limbs of an F2 anticline. Drill intercepts from 2006 that correlate with these two horizons had significantly lower grade and were thinner than historical intercepts. Preliminary results indicate that the sulfide horizon becomes dominated by pyrrhotite to the west. We currently interpret this compositional change to represent a more distal portion of the mineralized system.

Drilling at COU was performed to investigate an electromagnetic anomaly and consisted of one hole. The source of this anomaly was a thick sequence of graphitic black schist that contained abundant continuous pyrrhotite bands. Downhole a few hundred meters it was recognized that the hole was still in the hanging wall to the stratigraphic package that hosts the Arctic Project. This resulted in extending the hole. The hole was stopped slightly above its target because of safety considerations. This hole has proven vital to our understanding of the regional F2 folds and to the stratigraphic stacking order in this area.

NovaGold drilled four holes into the Red prospect, located in the lowlands of the Kogoluktuk Valley, about 5km east of the Arctic Project. These holes tested an electromagnetic anomaly and intersected a sulfide vein system hosted by siltstone believed to underlie the Gnurgle Gneiss. The veins have a quartz-calcite-fluorite gangue, and their margins commonly contain concentrations of secondary brown biotite, suggesting an affinity to relatively high-temperature potassic alteration. The F1 structural fabric deforms the veins, suggesting that they are relatively old. The vein style of mineralization makes this occurrence unique in the district.

An ongoing effort to gather and compile data for a new resource model for the Arctic deposit includes re-logging of historical drill core, detailed logging of individual mineralized intersections at 1:50 scale and work with hole-to-hole correlations.

Multiple drillhole intersections have resulted in a reasonably accurate knowledge of the orientation of the mineralization. Mineralization follows enclosing stratigraphic layering and is further defined, except where tightly folded, by bedding parallel to bedding subparallel foliation.

Most holes intersect the mineral zone nearly perpendicular to foliation and to the mineralization, so the intersections represent near true thickness. Exceptions are where mineralized zones wrap around tight fold hinges, but these instances are rare.

Arctic Project - Sampling Method and Approach

The sampling protocol for all the NovaGold drill programs at the Arctic deposit from 2004–2008 was the same. Core logging geologists mark the sample intervals, which range from 1 to 3m in length. Varying rock types, lithologic contacts and mineralized zones influence sample interval selection. Sample boundaries are placed at lithologic contacts. Each hole was sampled in its entirety, even in areas that encountered significant intervals of unmineralized core. Sample intervals of 2 to 3m are most common in weakly to unmineralized core, and sample intervals of 1 to 2m are more common in mineralized zones or areas of varying lithology. Sample intervals used are well within the width of the average mineralized zone in the resource area. This sampling approach is considered sound and appropriate for this style of mineralization and alteration. Core recovery was good to excellent, resulting in quality samples with little to no bias. There are no known drilling and/or recovery factors that could materially impact accuracy.

Sampling of drill core prior to 2004 by Kennecott and BCMC focused primarily on the mineralized zones. During the 1998 campaign, Kennecott did sample some broad zones of alteration and weak mineralization, but much of the unaltered and unmineralized rock remains unsampled. ALS Chemex was also used for analyses conducted by Kennecott.

Earlier BCMC sampling was even more restricted to mineralized zones of core. Intervals of visible sulfide mineralization were selected for sampling and analyses were conducted by Union Assay Office Inc. of Salt Lake City, Utah. Numerous intervals of weak to moderate mineralization remain unsampled in the historic drill care. NovaGold conducted some limited sampling of this historical drill core to gain a better understanding of trace element distribution around the Arctic deposit. During the relogging of much of this historical core, 1m intervals were selected over each 10m of unmineralized core. These 1m intervals were sawn in half, with one-half returned to the box and the other half placed in a bag, labeled and sent to the laboratory for analysis. This type of sampling was used to determine trace element distribution about the deposit; none of the mineralized zones were sampled in this way.

With the lack of outcrop in a folded metamorphic terrane, it is necessary to have a good understanding of the geologic model to predict positioning of the drill to get a sample of true thickness in the mineralized zone. NovaGold diligently relogged core and mapped the project, and we have been diligently relogging and mapping, the project to gain this understanding. The use of oriented core is very important to this interpretation. SRK has confidence that the samples collected at the Arctic Project are representative of the geometry of the mineralized zone.

Arctic Project - Sample Preparation, Analyses and Security

The core from the NovaGold programs was sawn in half, with half sent to labs in Fairbanks, AK for sample preparation and the other half returned to the core box for storage. Samples were crushed to 70% <2mm and a nominal 250g split was sent to Vancouver, B.C. for analysis by ALS Chemex. There the splits were pulverized to 85% <75um. Initial gold analysis was done by FA-AAA on a nominal 30g split of the pulp. Samples returning over limit gold values (>10ppm) were rerun using fire assay techniques. Initial results for all other elements (27) were done via four acid digestion ICP analysis on a nominal 25g split of the pulp. Samples with over limit values for copper (>10,000ppm), lead (>10,000ppm), zinc (>10,000ppm) or silver (>100ppm) were rerun using AA techniques.

Gold values for duplicate samples (both blind and laboratory) from 2004 and for those samples re-assayed from earlier programs locally showed high variability, indicating a possible nugget effect. As a result, a series of samples was selected for MSA analysis. Results are pending.

A QA/QC program was instituted for the 2004 drill program and utilized for subsequent programs. Samples were broken into 20 sample batches that included three QA/QC samples. The QA/QC samples included one duplicate, one blank and one standard. Duplicate samples were prepared at the prep facility by taking a second split from the entire prepped sample. A local limestone source was used as the blank material. A series of samples taken from the source area and assayed confirm that the limestone is a suitable blank material. The standard material was obtained from WCM Minerals of Burnaby, B.C. A base-metal standard was selected that best represented the grade of the Arctic deposit mineralization. Samples were either in the custody of NovaGold personnel or the assay labs at all times.

A search was made through Kennecott’s Reno, NV warehouse for sample pulps from pre-1998 drill campaigns. A total of 290 pulps were located, mainly from the earliest drill programs, and sent to ALS Chemex Labs in Vancouver, B.C. for analysis. The samples were analyzed for gold by FA-AAA as well as 27 additional elements by ICP analysis (see analytical description). Samples were arranged in batches of approximately 20, each with inserted QA/QC samples. Of the 290 total pulps, 11 contained insufficient volume for any analysis. The variable number of sample pairs is the result of either insufficient sample size for analysis of select elements in 2004 (mainly over limits) or because some elements were not selected for assay in earlier campaigns. Zinc, silver and gold analyses all compared favorably. While lead showed the largest variability, the average grades are relatively low, thereby having little effect on the tonnage value. Copper values also had high variability and averaged 10% lower than the original values. ALS Chemex has attained ISO 9001:2000 registration. In addition, the ALS Chemex Vancouver laboratory is accredited to ISO 17025 by Standards Council of Canada for a number of specific test procedures including fire assay Au by AA, ICP and gravimetric finish, multi-element ICP and AA Assays for Ag, Cu, Pb and Zn.

The apparently poor reproducibility of historic assay values is likely a sign of a highly variable deposit, and not an assaying issue. While sample assays are suitable for this PEA, further analysis and comparisons are recommended for prefeasibility.

The QA/QC data appears to be reasonable for a program of this scope, a few discrepancies exist which are normal. A formal assessment should also be done before prefeasibility, and any significant problems addressed by re-assaying samples which had issues.

Arctic Project - Data Verification

NovaGold performed a review of existing Arctic Project data at the Kennecott offices in Salt Lake City, Utah with a focus on data relating to the Arctic deposit. Numerous reports and studies were scanned. All available assay certificates as well as the current database were copied and/or scanned. All pre-2004 drill assay values in the database provided by Kennecott were compared to assay values from the original assay certificates. Local discrepancies, mainly associated with precious metal results, were identified and corrected.

SRK was supplied with paper and scanned electronic certificates for the pre-2004 programs. Assay certificates for 472 samples out of 1,854 of these samples were unavailable for review. SRK checked 10% of pre-2004 assay certificates against the database. Only minor typographical discrepancies were found and corrected. All of the highest 5% grades of all five elements were checked where available. SRK also received electronic certificates (CSV text files) for 2,612 assays (88% of the Arctic samples) from the 2004–2005 drilling/sampling program, which also included numerous samples selected from previously drilled core. All of these assays were verified successfully with the provided database. QA/QC data was also made available for the 2005 sampling program, consisting of 166 duplicate samples, 282 standards and 293 blanks. These samples were well within acceptable limits. Although a few of the paper certificates were unavailable, the available certificates provided reasonable assurance that the database is accurate.

Arctic Project - Mineral Resource Estimate

The mineral resource estimate was prepared by Russell White, B.S. Geology, SME Registered Geologist, Associate Resource Geologist at SRK Denver. Grade estimations were made using ordinary kriging based on a three-dimensional block model constructed using Vulcan® commercial mine planning software. The project limits are based on a UTM coordinate system (NAD 1927, Zone 24), and the block model is based on a parent block size of 5m X x 5m Y x 5m Z, with a sub-cell size of 5m X x 5m Y x 0.2m Z. Five mineralized massive sulfide zones have been defined along a northeasterly striking corridor, with all zones tending to dip moderately to the southwest. The mineralization at the Arctic deposit occurs as massive sulfide lenses hosted within weakly to unmineralized schistose country rocks. Potentially economic mineralization is associated with coarse-grained sulfides, For the resource estimation work, all of the massive sulfide zones are collectively referred to as the Arctic deposit.

The resource estimate has been generated from composites derived from drill hole sample assay results, and is constrained by manually interpreted sulfide bed boundaries constructed by SRK. Grade interpolation parameters have been defined based largely on the geologic understanding of controls on mineralization, drillhole spacing and geostatistical analysis of the data. The resources have been classified by their proximity to the sample locations and number of drill holes used to inform the blocks. SRK finds the resource model and resource classification to be acceptable for resource reporting under CIM guidelines.

The drillhole database used for resource estimation consists of 131 core holes, 108 of which intercepted significant mineralization. Of the approximately 28,310m drilled within the resource, 6,220 intervals were sampled representing 12,434m of sampled drilling. Sample lengths vary from 0.1 to 12m, and average about 1.9m. Each interval contains assays for copper, zinc, lead, gold and silver, as well as codes for lithology and mineralized zone. In 2008, NovaGold completed an additional 14 hole drill program of which 12 are incorporated (2 holes remain unassayed).

A separate database table includes specific gravity measurements for 404 samples taken from 47 drillholes.

Arctic Project - Resource Classification and Mineral Resource Statement

The mineral resources have been classified according to the “CIM Standards on Mineral Resources and Reserves: Definitions and Guidelines” (November 2005). The PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the estimates contained in the PEA will ever be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Resources in the MS zones, which were estimated by the first (50m) search, were classified as indicated. This is roughly based on a distance that is twice the variogram range and within one cross section distance inside a modeled shape, which is based on correlated intervals. All blocks outside of the MS zones, and all other estimated blocks too distant from the samples for the first pass, were classified as inferred. No resources were classified as measured. Inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category.

Table 2: Mineral Resource Statement - Indicated (as of May 9, 2011)

Cautionary Note to United States Investors concerning estimates of Indicated Resources. This section uses the term “indicated resources”. We advise United States investors that this term is not recognized by the SEC. United States investors are cautioned not to assume that estimates of indicated mineral resources exist, are economically minable, or will be upgraded into measured mineral resources. See “Risk Factors” and “Cautionary Note to United States Investors.”

Resource Category	Zone	Tonnage (kt)	Cu (%)	Metal Grades				Contained Metal
				Au (g/t)	Ag (g/t)	Zn (%)	Pb (%)	Cu (klb)	Au (koz)	Ag (koz)	Zn (klb)	Pb (klb)

	1	5,667	4.50	0.91	63.39	6.15	1.06	562,238	165	11,549	767,839	131,817

	2	3,792	4.55	0.52	50.79	6.05	0.97	380,495	63	6,193	505,486	81,223
Indicated
	3	2,448	3.56	0.67	53.69	5.56	0.91	191,960	53	4,226	299,991	49,137

	4	7,020	3.57	0.96	65.18	5.68	0.96	552,858	216	14,711	879,669	149,032

	11	517	4.16	0.25	32.86	3.32	0.34	47,407	4	546	37,857	3,859

	All
	Zones	19,445	4.05	0.80	59.55	5.81	0.97	1,734,958	501	37,226	2,490,842	415,068

Notes:

(1)

Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. See “Risk Factors” and “Cautionary Note to United States Investors”.

(2)	Resources stated as contained within potentially economically minable underground shapes above a $75.00/t NSR cut-off.
(3)

NSR calculation is based on assumed metal prices of $2.50/lb for copper, $1,000/oz for gold, $16.00/oz for silver, $1.00/lb for zinc, $1.00/lb for lead. A mining cost of $45.00/t and combined processing and G&A costs of $31.00 were assumed to form the basis for the resource NSR cut-off determination. Note: these metal prices and operating costs differ from those used for the cash flow model.

(4)	Mineral resource tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not sum due to rounding.
(5)

The above table refers to “indicated resources” which have been determined in accordance with Canadian securities regulations (under NI 43-101), which differ from the SEC’s standards for resource classification. See “Risk Factors” and “Cautionary Note to United States Investors”.

(6)	The information contained in the above table has been prepared by, or under the supervision of, Russell White of SRK Consulting (US) Inc., a Qualified Person.

Table 3: Mineral Resource Statement - Inferred (as of May 9, 2011)

Cautionary Note to United States Investors concerning estimates of Inferred Resources. This section uses the term “inferred resources”. We advise United States investors that this term is not recognized by the SEC. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. United States investors are cautioned not to assume that estimates of inferred mineral resources exist, are economically minable, or will be upgraded into measured or indicated mineral resources. See “Risk Factors” and “Cautionary Note to United States Investors”.

Resource Category	Zone	Tonnage (kt)	Metal Grades					Contained Metal
			Cu (%)	Au (g/t)	Ag (g/t)	Zn (%)	Pb (%)	Cu (klb)	Au (koz)	Ag (koz)	Zn (klb)	Pb (klb)

	0	1,242	2.16	0.35	4.14	2.19	0.70	59,013	14	165	59,879	19,097

	1	2,918	3.82	0.70	53.83	5.53	0.92	245,933	66	5,050	355,508	59,425

	2	1,386	4.16	0.39	45.43	5.90	0.79	127,207	18	2,025	180,283	24,114
Inferred
	3	1,177	3.99	0.47	48.45	5.04	0.61	103,633	18	1,833	130,809	15,751

	4	4,313	3.18	0.84	55.33	4.88	0.83	302,354	116	7,672	463,893	79,326

	11	373	4.25	0.29	33.66	3.30	0.35	34,930	3	404	27,118	2,904

Resource Category	Zone	Tonnage (kt)	Metal Grades					Contained Metal
			Cu (%)	Au (g/t)	Ag (g/t)	Zn (%)	Pb (%)	Cu (klb)	Au (koz)	Ag (koz)	Zn (klb)	Pb (klb)

	All Zones	11,409	3.47	0.64	46.75	4.84	0.80	873,070	235	17,149	1,217,489	200,616

Notes:

(1)

Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. See “Risk Factors” and “Cautionary Note to United States Investors”.

(2)	Resources stated as contained within potentially economically minable underground shapes above a $75.00/t NSR cut-off.
(3)

NSR calculation is based on assumed metal prices of $2.50/lb for copper, $1,000/oz for gold, $16.00/oz for silver, $1.00/lb for zinc, $1.00/lb for lead. A mining cost of $45.00/t and combined processing and G&A costs of $31.00 were assumed to form the basis for the resource NSR cut-off determination. Note: these metal prices and operating costs differ from those used for the cash flow model.

(4)	Mineral resource tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not sum due to rounding.
(5)

The above table refers to “inferred resources” which have been determined in accordance with Canadian securities regulations (under NI 43-101), which differ from the SEC’s standards for resource classification. See “Risk Factors” and “Cautionary Note to United States Investors”.

(6)

The PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the estimates contained in the PEA will ever be realized.

(7)	The information contained in the above table has been prepared by, or under the supervision of, Russell White of SRK Consulting (US) Inc., a Qualified Person.

Arctic Project - Environmental Considerations

Development of the Arctic Project will be subject to extensive environmental baseline analyses, environmental impact assessment and evaluation, and associated permitting requirements reflective of the direct, indirect and cumulative impacts associated with full project build-out, and the sensitive environment in which it is to be constructed. Development of the Arctic Project will include significant infrastructure development including the mine, mill, tailings impoundment and ancillary facilities, including on-site employee housing, as well as off-site infrastructure such as power generation and communications, and surface access. An existing year-round airstrip near the site capable of accommodating charter aircraft for a complete fly-in/fly out year-round operation will be used. The complexity of the environmental impact review and permitting the various facilities will be dependent on siting of facilities in relationship to the various river basins and valleys surrounding the Arctic Project development target areas. Further, the Arctic Project will be situated near a number of parks and protected areas, including Kobuk National Park located 80km west, the Great Kobuk Sand Dunes and the Kobuk Valley and Selawik Wilderness areas 30 to 40km west, Selawik National Wildlife Refuge 20 to 25km southwest and the Gates of the Ambler National Park and Preserve approximately 80km northeast.

Due to the preliminary stages of this project, it is difficult to assess what specific permitting requirements will ultimately apply to the Arctic Project. Therefore, it is equally difficult to fully assess the proper content of specific baseline data gathering programs and/or the scope of the environmental review and project alternatives. Until all aspects of the Arctic Project are defined and further refined, it is difficult to list what required permits are anticipated and what timelines might be involved to complete environmental reviews and permitting processes. While it is envisioned that the Arctic Project will operate as a “zero-discharge” facility, significant baseline conditions assessment and facilities design and engineering will be required to establish the viability of such. The duration of time required for full project refinement may evolve during the environmental review and permitting processes and will directly correlate with the overall permitting timeline which is unknown at this time. There can be no assurance that the Arctic Project will be able to obtain or maintain all necessary licenses or permits or that the Arctic Project will obtain and maintain such licenses or permits on terms that enable operations to be conducted at economically justifiable costs.

Key subjects requiring further study include:

  Project definition - substantial scientific and technical data still must be collected prior to the finalization of the Arctic Project definition.

  Alternatives – what alternatives to the Arctic Project definition are feasible.

  Socio-environmental studies - Archaeological, cultural resources, biological environmental (including wildlife migration and special status plants and wildlife species) studies must be completed for the Arctic Project site, service and/or access road rights of way and any other facilities that may be located outside the immediate vicinity of the mine. As required by the National Environmental Policy Act (“NEPA”), a direct, indirect and cumulative affects assessment would need to be conducted. It is anticipated that the project will require preparation of an environmental impact statement. Additional studies will be required to review project alternatives on minimization of impacts to reduce the potential mitigation required.

  Acid generating potential - preliminary data obtained from historic reports indicate that the waste rock and tailings could potentially exhibit AGP concerns. In addition, the fact that much of the rock in the Ambler mining district is part of a VMS deposit, a type of rock which can carry a significant risk of ARD, indicates that the wash rock and tailings may have AGP concerns.

  Effluent management – viability of “zero discharge” facility to be studied.

  Stream impact - there is a potential that Subarctic Creek and/or the associated riparian zone along with various other additional streams and/or surface water features will be impacted by encroachment of project facilities.

  Hydrogeology - additional technical analyses will be required to assess hydrogeological conditions, including groundwater flow and potential fate and transport analyses.

  Community engagement and perceptions - the potential for impacts real or perceived to natural resources, the subsistence hunting and fishing opportunities and recreational activities for the local population could result in public opposition to the Arctic Project. Early and expanded community engagement and governmental affairs programs will aid in minimizing these anticipated risks, but it should be noted that some organizations have focused on potential ARD issues to express opposition to the Arctic Project. As part of the NEPA process, it is anticipated that there will be public involvement through the scoping process.

  Subsistence hunting/fishing - the perceived impacts to the subsistence hunting and fishing opportunities for the local population could result in public opposition to the Arctic Project, resulting in additional environmental review, permitting requirements and/or delays. Alternative studies may be required to determine preferred options.

  Affected environment- technical analyses on air quality and climate, topography, geology, geotechnical considerations, surface water quality and hydrology, ground water quality and hydrology, aquatic resources, soils, vegetation and wetland, wildlife, recreation, visual resources, land use and noise.

In 2010 and 2011, the Arctic Project initiated an assessment of baseline hydrology, water quality and aquatic life. Additional studies will be needed on the environmental resources of the Arctic Project area in order to adequately define and establish baseline conditions at the site. The studies that have been performed are largely based on historical geological and geochemical data in order to characterize the rock mass. However, based on the rock mass characterization performed and summarized in these studies, as well as general information about the characterization of the rock in the area, ARD will likely be an issue addressed during project design in order to get operating permits. There is no assurance all approvals or required license and permits will be obtained.

The Arctic Project will require multiple permits from regulatory agencies and other entities at the Federal, State and local (Borough) levels. Due to the remoteness of the Arctic Project and lack of existing infrastructure, it is likely that a substantial environmental review and significant permitting effort will also be a part of the development of support infrastructure. Both mine and infrastructure-related environmental review and permitting efforts will be heavily focused toward water and air quality permits, specifically, how those permits could administer discharges, emissions and other waste management aspects associated with the operational facilities. Given the remoteness and environmentally sensitive location of the Arctic Project, the environmental review and permitting process may be protracted and/or more difficult over that which would be expected at a similar facility in or near a more developed area. It is possible that we will not be able to secure the necessary permits or that a legal challenge could be brought through one or more of these requirements or processes that could delay, increase costs or require the suspension of one or more permits.

The NEPA and the Council of Environmental Quality Regulations 40 CFR parts 1500–1508 will govern the Federal environmental permitting process for the Arctic Project. Issuance of permit(s) by a Federal agency constitutes a Federal action, which by law requires review through the NEPA process. Since development of the Arctic Project would require a number of Federal level permits, the Arctic Project will most likely be required to complete the NEPA process.

The NEPA process requires that all elements of a project and their direct, indirect and cumulative impacts be considered. A reasonable range of project alternatives are evaluated to assess their comparative environmental impacts, including consideration of feasibility and practicability. Typically, mining projects of this magnitude require the preparation of an environmental impact statement. The Alaska Division of Environmental Conservation could act as the lead state agency with responsibility to coordinate the state permitting process. Upon completion of the NEPA process, it is anticipated that a record of decision will be prepared by one or more agencies that presents the preferred alternative for the Arctic Project and the basis for the decision. Federal, state and local agencies needing to issue permits for the operation of the Arctic Project will then be able to take whatever steps are needed to complete the applicable permitting process and impose whatever restrictions or covenants may apply.

No assurance can be given that new laws and regulations will not be enacted or that exiting laws and regulations will not be applied in a manner that could limit or curtail the Arctic Project. Amendments to current laws, regulations, licenses and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Arctic Project and cause increases in capital expenditures or production costs, or reduction in levels of production, or abandonment, or delays in the development of the business.

Arctic Project - Current Activities

Field work at the Arctic Project during 2011 included approximately 7,100 metres of exploration and geotechnical drilling. Exploration drilling focused on the Bornite target and geotechnical drilling to provide structural information on the Arctic deposit for a greater understanding of the deposit as well as subsurface hydrologic information. In addition, significant progress was made in establishing camp infrastructure to support larger field programs including the building of a 40-man camp near the Bornite deposit.

The 2012 work program focused on advancing the environmental and engineering studies required to initiate a pre-feasibility study for the project, with geotechnical, metallurgical and hydrological studies as well as environmental baseline data collection. 1,700 meters of exploration drilling were completed during 2012 on the Sunshine target which is 12 kilometers west of the Arctic deposit. Additional exploration drilling may be planned for prospects in the Ambler belt which have been identified through further analysis and mapping completed during 2012.

Bornite Project, Ambler District, Alaska

Bornite Project

Except for the information under the heading “Bornite Project – Recent Developments” and except as otherwise stated, the scientific and technical information relating to the South Reef and Ruby Creek zones of the Bornite Project contained in this Prospectus is derived from, and in some instances is an extract from, the technical report titled “NI 43-101 Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska” dated effective January 31, 2013 (the “Bornite Report”) prepared by Bruce Davis, FAusIMM and Robert Sim, P. Geo of BD Resource Consulting, Inc. (“BDRC”), and who are Qualified Persons as defined in NI 43-101. Scott Petsel, P. Geo, an employee to the Company and a Qualified Person as defined in NI 43-101, approved the scientific and technical information under the heading “Bornite Project – Recent Developments.” The information regarding the Bornite Project, the South Reef zone and the Ruby Creek zone is based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Bornite Report which has been filed with certain Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Bornite Project - Property Description and Location

The UKMP Projects which encompass the Bornite deposit and the previously reported Arctic deposit are located approximately 260 km east of Kotzebue, Alaska and 460 km northwest of Fairbanks, Alaska. The closest village is the community of Kobuk, approximately 17 km to the south situated along the banks of the Kobuk River. The Bornite Project constitutes a land package of approximately 97,483 hectares and is governed by the NANA Agreement. See “History of NovaCopper – Agreement with NANA Regional Corporation”.

Bornite Project - Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The Bornite Project is located in Northwest Alaska in the Cosmos Hills on the southern flank of the Brooks Range. It is circa 67.1 ° north latitude and 156.38° west longitude, approximately 260 km east of Kotzebue, Alaska and 460 km northwest of Fairbanks, Alaska. Kobuk is the closest community to Bornite. There is daily air service from Kotzebue to Kobuk. Twenty-six kilometers of improved gravel road connect Kobuk to the Bornite Camp. On the road to the Bornite camp are the Dahl camp and a 1,460 meter airstrip. During the summer months the Dahl camp airstrip is suitable for larger aircraft such as C-130 and DC-6. A second, shorter airstrip is adjacent to the Bornite camp. This is suitable for smaller aircraft to support the Bornite camp with personnel and supplies. The two other villages close to Bornite are Shungnak, 16 km downriver from Kobuk, and Ambler, 48 km further downriver from Shungnak. The discussion regarding the accessibility challenges relating to the Arctic Project, particularly with respect to the development of an access road from the Dalton Highway, is applicable to the Bornite Project as well. (See “Arctic Project – Overview”).

The Bornite camp is 64 km north of the Arctic Circle. Average rainfall is approximately 43 cm per year while average snowfall is approximately 142 cm per year. Summers are generally mild and sunny while winters are extremely dark and cold. Extreme temperatures recorded in Kobuk range from 90°F in summer to -68°F in winter.

The Bornite Project is located on Ruby Creek on the northern edge of the Cosmos Hills. The Cosmos Hills are part of the southern flank of the Brooks Range in Northwest Alaska. Topography in the area is moderately rugged. Maximum relief in the Cosmos Hills is approximately 1000 meters with an average of 500 to 700 meters. Talus covers the upper portions of the hills. Glacial and fluvial sediments occupy valleys.

Alder brush and spruce grows in protected valleys, but exposed terrain is tundra-covered. Water is abundant. Discontinuous permafrost occurs throughout the area and is more prevalent on north-facing slopes.

Year-round exploration is not possible with the current camp facilities, so the field season is May to October. The Bornite camp closes during winter and a caretaker is on site during the months of November through April. Power and electricity are provided by diesel generators.

Except for resident personnel, the logistical resources necessary for the exploration work are limited. Most equipment and supplies are flown by charter flights from either Fairbanks or Kotzebue. Some supplies are flown in from Anchorage, Alaska.

In 2011, the camp was expanded to twenty sleeping tents, three administrative tents, two shower/bathroom tents, one medical tent, and one dining/cooking tent. With these additions, the camp capacity was increased to 49 beds. A 100 by 30 foot core logging facility was also built in summer of 2011.

In 2012, the camp was further expanded with the addition of a laundry tent, a women's shower/washroom tent, a recreation tent, several additional sleeping tents, and a twice-as-large kitchen tent. Camp capacity increased to 71 beds. The septic field was upgraded to accommodate the increase in camp population. One of the two-person cabins was winterized for use by the winter caretaker. A permitted landfill was established to allow for the continued cleanup and rehabilitation of the historic shop facilities and surroundings.

The Dahl Creek camp is an overflow facility to the Bornite camp. This camp has a main cabin for dining and administrative duties, and a shower facility. Sleeping facilities include two hard sided sleeping areas with 7 beds (primarily used for staff), two four-person sleeping tents and three two-person sleeping tents for a total of 21 beds. There are support structures including a shop and storage facilities.

Bornite Project - History

Kennecott and Bear Creek Mining Tenure

Regional exploration began in the early 1900s when gold prospectors noted copper occurrences in the hills north of Kobuk, Alaska. In 1947, local prospector Rhinehart “Rhiny” Berg along with various partners traversing in the area located outcropping mineralization along Ruby Creek (Bornite) on the north side of the Cosmos Hills. They subsequently staked claims over the Ruby Creek showings and constructed an airstrip for access. In 1956, R. Chadwick of Kennecott Mining Company heard about the Ruby Creek property from a Bureau of Mines employee in Nome and followed up with Rhiny Berg. In 1957, as a result of this communication, Bear Creek Mining Company (“BCMC”), Kennecott's exploration subsidiary, optioned the property from Berg.

Exploration drilling in 1961 and 1962 culminated in the discovery of the No.1 Ore Body in what is referred to as the Upper Reef where DDH-RC-34 cut 20 meters of 24% copper. The discovery of the No.1 Ore Body led to the development of an exploration shaft in 1966. The shaft which reached a depth of 328 meters encountered a significant watercourse and was flooded near completion depth. The shaft was subsequently dewatered and an exploration drift developed to provide access for sampling, mapping and to accommodate underground drilling to further delineate the No.1 Ore Body. A total of 59 underground holes were drilled and after the program the shaft was allowed to re-flood.

In unison with ongoing exploration at Bornite, BCMC initiated preliminary metallurgical test work in 1961. A total of 32 assay rejects samples from five AX diamond drill holes weighing approximately 68 kilograms from drill holes (RC-34, 54, 60, 61 and 65) that penetrated mainly the No.1 Ore Body were submitted for analysis.

The discovery of the Arctic Project in 1965 prompted a hiatus in exploration at Bornite. In the late 1990s, Kennecott resumed its evaluation of the Bornite deposit and the mineralization in the Cosmos Hills with an intensive soil, stream, and rock chip geochemical sampling program using 32 element ICP analysis. Grid soil sampling yielded 765 samples. Ridge and spur sampling resulted in an additional 850 soil samples in the following year. Skeletonized core samples (85 samples) from key historic drill holes were also analyzed using 32 element ICP analytical methods. Geochemical sampling identified multiple areas of elevated copper and zinc in the Bornite region.

Kennecott completed numerous geophysical surveys as an integral part of exploration throughout their tenure on the property. Various reports, notes, figures, and data files stored in Kennecott’s Salt Lake City exploration office indicated that geophysical work included, but was not limited to, the following:

  Airborne magnetic and electromagnetic (EM) surveys (fixed-wing INPUT) (1950s)

  Gravity, single point (SP), Audio-Frequency Magneto-Telluric (AMT), EM, borehole and surface IP/resistivity surveys (1960s)

  Gravity, airborne magnetic, and Controlled Source Audio-frequency Magneto-Telluric (CSAMT) surveys (1990s)

We have little information or documentation associated with these geophysical surveys except those conducted in the 1990’s. Where data are available in earlier surveys, the lack of details in data acquisition, coordinate systems and data reduction procedures limit their usefulness. The only complete geophysical report available concerns down hole IP/resistivity results. Most notable of the 1990’s surveys is the 1996 Bouger gravity survey from the Bornite deposit into the Ambler lowlands. The Bornite deposit itself is seen as a significant 3 milligal anomaly. Numerous 2 to more than 6 milligal anomalies occur under cover in the Ambler lowlands and near the Aurora and Pardner Hills occurrences.

The wide range of geophysical techniques used in and around the deposit over a span of 40 years probably indicates the difficulty Kennecott/BCMC was having directly detecting ore. When applying EM and IP/resistivity methods, the problem appears to be that deeper mineralization is often masked by the response of near-surface conductive and polarizable rocks.

In addition to the geophysical surveys conducted by Kennecott, the Alaska DNR and Geometries completed an aeromagnetic survey of portions of the Ambler district in 1974-1975.

Kennecott Ambler District Exploration

Concurrently with the ongoing work at Bornite (Ruby Creek), BCMC mounted an aggressive regional exploration program beginning in 1962 both within the Cosmos Hills and within the adjacent Ambler Schist belt.

In 1965, while re-evaluating a 1400 ppm copper geochemical anomaly from sampling completed in 1963, BCMC geologists discovered sulfides in float on the east side of Arctic Ridge a short distance below the crest of the ridge. Eight core holes were drilled in 1967 intersecting massive sulfide mineralization over a 1,500 foot strike length. Initial results were sufficiently encouraging that BCMC changed their focus to the Arctic deposit from the Bornite (Ruby Creek) mineralization. BCMC subsequently drilled 84 core holes at Arctic totaling 15,689 meters from August 1967 to July 1985.

In 1973 a claim staking war began which was to last over two years as Anaconda, Noranda, WGM, and Sunshine Mining entered the Ambler mining district. BCMC and its competitors discovered several other prospects, including two potential deposits (Sun and Smucker). Both the Bornite (Ruby Creek) and Arctic deposits received patents on the core claim groups. However, the relative inaccessibility of the Ambler mining district, along with depressed metals prices, caused interest in the district to wane and significant exploration or development activity in the district ended in 1985. Cominco acquired the claims covering the Sun and Smucker deposits from Anaconda in 1987. Kennecott sold its Bornite (Ruby Creek) deposit and the surface development at Bornite to NANA in 1986. The area's inaccessibility remains the single largest obstacle in the development of the Ambler mining district. In 1993 Kennecott Minerals, after negotiating an agreement with NANA, began a reevaluation of the Arctic deposit that included reinterpretation of the geology of the deposit and the assembly of a computer database. In 1995, a computer-generated block model was constructed and an updated resource of the deposit was calculated from the block model. In September 1997, a total of 2,035 State of Alaska claims were located; these covering most of the known Ambler schist belt rocks.

NovaGold Tenure - Ambler Mining District

An exploration agreement between Kennecott Arctic Company and NovaGold under which NovaGold had the ability to earn a 51% interest in the Ambler lands was signed on March 22, 2004. Between 2004 and 2009 NovaGold conducted project and regional level mapping, geophysical and geochemical surveys and drilling on Ambler lands.

Under a purchase agreement dated December 18, 2009 between NovaGold, its wholly-owned subsidiary Alaska Gold Company and Kennecott Exploration Company and Kennecott Arctic Company, NovaGold agreed to pay Kennecott a total purchase price of US$29 million for a 100% interest in the Ambler lands. On August 5, 2011, NovaGold made the final payment thereby completing NovaGold’s obligations under the purchase agreement.

Historical Resource Estimations

All of the historic resource estimates presented below were made prior to the implementation of NI 43-101. They do not conform to NI 43-101 reporting standards and should not be relied upon or interpreted as such. They are presented here for information purposes only.

Though no NI 43-101 compliant resource estimates have ever been released by Kennecott or NANA, a series of non-NI 43-101 compliant historical resources have been compiled for the Bornite Project. The earliest and most widely repeated resource number reported 91 million tons at 1.2% Cu in an unconstrained polygonal resource estimate. At a constrained 1% Cu cut-off grade, 21.2 million tons of 3.04% Cu and at a 2.5% Cu cut-off, 5.2 million tons of 5.83% Cu were reported. The estimation is based on an 11.0 ft3/ton tonnage factor for the Lower Reef or lower grade mineralization and a 10.0 ft3/ton tonnage factor for the higher grade Upper Reef mineralization. It is not known if the tonnage factors were based on any direct specific gravity measurements of the Bornite drill core. Metals such as silver and cobalt were not considered in any of the historical estimations.

Another non-NI 43-101 compliant historical resource estimate was completed in 1968 for the No.1 Ore Body. The unverified estimate is 180,000-200,000 tons at 8.4% Cu. A second resource estimate in 1971, is summarised in Kennecott annual reports for the project. In either case, the details of the estimation could not be verified. The second estimation was apparently tabulated using a grade times thickness cut-off criterion.

In the late 1970s, Bear Creek restated the 5 million tonne resource, including the No. 1 Ore Body and other unnamed bodies of high grade ore east and west of the shaft.

In 1974 another internal Kennecott resource estimation for Bornite was completed. The estimation using a polygonal methodology is not considered entirely accurate as down-hole surveys were not available for all drill holes. The ore (mineralized) lenses where erratic, however, in total, it was felt that the resource was, a reasonable approximation of the potential of the two reefs. A 10.5 ft3/ton tonnage factor for >1% copper mineralization and an 8.0 ft3/ton tonnage factor for >4% Cu mineralization was utilized.

These estimations reported 5 million tons (4.56 million tonnes) at 4% Cu and 40 million tons (36.2 million tonnes) at 2% Cu, respectively without reporting cut-off grades. The sources of these estimations are unknown.

In 1997, a more rigorous resource estimation of the Ruby Creek (Bornite) deposit used Vulcan 3D modeling and resource estimation software. A series of grade shells at 0.2%, 0.5% and 1.0% copper were manually constructed on sections and imported into the Vulcan. Within each shell, separate resource calculations at 0.5%, 1.0%, 2%, and 4.0% copper cut-off grades were made. The grade shells were constructed irrespective of various lithologies or mineralization styles. Attempts to create meaningful semi-variograms for copper mineralization were unsuccessful. Lacking useful semi-variograms, an inverse distance squared weighting methodology was used to estimate the resource. Results of the estimation are shown in Table 4.

Table 4: Bornite Historical Resource (Kennecott, 1997)

Cut-off (%Cu)	0.2% Grade shell		0.5% Grade shell		1% Grade shell
	Tonnage (M tonnes)	Grade (Cu%)	Tonnage (M tonnes)	Grade (Cu%)	Tonnage (M tonnes)	Grade (Cu%)
0.5	71.6	1.24	40.5	1.41	17.1	2.02
1.0	27.0	2.09	22.3	1.92	14.2	2.26
2.0	6.6	4.48	4.7	4.02	4.0	4.39

Cut-off (%Cu)	0.2% Grade shell		0.5% Grade shell		1% Grade shell
	Tonnage (M tonnes)	Grade (Cu%)	Tonnage (M tonnes)	Grade (Cu%)	Tonnage (M tonnes)	Grade (Cu%)
4.0	2.2	8.06	1.5	7.15	1.1	9.54

An approximation of the specific gravity, based on the relationship of copper grade to specific gravity, was supplied by Kennecott. No support for the approximation was presented. The author recognized that the tonnages for massive pyrite areas with low grade copper zones are significantly underestimated.

Bornite Project - Geological Setting and Mineralization

The Bornite Project is located within the Arctic Alaska Terrane, a sequence of mostly Paleozoic continental margin rocks that make up the Brooks Range and North Slope of Alaska. It is within the Phyllite Belt geologic subdivision, which together with the higher grade Schist Belt, stretches almost the entire length of the Brooks Range and is considered to represent the hinterland of the Jurassic Brooks Range orogeny. The southern margin of the Phyllite Belt is marked by melange and low angle faults associated with the Kobuk River fault zone, while the northern boundary is thought to be gradational with the higher grade metamorphic rocks of the Schist Belt.

The autochthonous stratigraphy of the Ambler mining district is characterized by lower greenschist to epidote-amphibolite facies, pelitic, carbonate and local metavolcanic rocks.

The geology of the Ruby Creek resource area of the Bornite Project is composed of alternating beds of carbonate rocks (limestone and dolostone) and calcareous phyllite. Limestone transitions laterally into dolostone, which hosts the majority of the mineralization and is considered to be hydrothermal in origin. Spatial relationships and petrographic work establish dolomitization as genetically related to early stages of the copper mineralizing system.

Our geologists have been unable to identify any meta-igneous rocks in the resource area; all lithologies described are interpreted as metasedimentary in origin.

Potentially the earliest and most prominent structure in the resource area is the northeast-trending, steeply northwest-dipping Iron Mountain structure which is interpreted as either a pre or syn-mineral (Devonian) growth fault; or, the post-mineral (Cretaceous) axis of a small overturned kink fold. Numerous observations can be made to support both interpretations. Importantly, the distribution of pre-mineral sedimentary breccias and the mineralization which is relatively undeformed along the corridor suggest an early ore-controlling origin of the structure likely modified by later post mineral deformation.

To the north, the Bornite Carbonate sequence is in fault contact with the Beaver Creek phyllite along the moderately north-dipping Beaver Creek fault.

Bornite Project - Mineralization

Copper mineralization in the South Reef zone consists of one to as many as three mineralized intervals (at a 0.5% cut-off) coalescing into a crudely stratiform body hosted in secondary dolomite developed at or near the Iron Mountain structure. The body which is approximately 250 m to 300 m wide and 750 m long varies in true thickness from roughly 10 m to as much as 170 m.

Copper mineralization at the Ruby Creek zone consists of at least seven stacked, crudely-stratiform bodies hosted in secondary dolostone. These approximately tabular zones are semi-equant in plan view and range from approximately 75 to 1700 meters in dimension (at a 0.2% copper cut-off). True thicknesses vary greatly and range from roughly 1 to greater than 150 meters with thicknesses up to 200 meters where multiple zones are closely stacked.

High grade mineralization—massive copper sulfides of greater than 10% copper—occurs as stratiform bodies with footprints of 50 to 150 meters and thicknesses ranging from 1 to 17 meters.

The Bornite deposit area is divided into three generalized zones or loci of increased grade and thickness: the South Reef zone and the Ruby Creek zone comprised of the Lower Reef and Upper Reef. The Lower and Upper Reefs of the Ruby Creek zone are separated stratigraphically, but lie along a common north-easterly trend, and the South Reef is located about 750 m to the southeast along a similar north-easterly trend. Copper mineralization at the Bornite Project is comprised of chalcopyrite, bornite, and chalcocite distributed in stacked, roughly stratiform zones exploiting favorable stratigraphy within the dolomitized limestone package. Mineralization occurs, in order of increasing grade, as disseminations, irregular and discontinuous stringer-style veining, breccia matrix replacement, and stratiform massive sulfides. Typical high grade mineralization is composed of strong chalcocite, bornite and chalcopyrite mineralization.

The distribution of copper mineral species is zoned around the bottom-center of each zone, with bornite-chalcocite-chalcopyrite at the core and progressing outward to chalcopyrite-pyrite. Additional volumetrically minor copper species include carrollite, digenite, tennantite-tetrahedrite, and covellite. Stringer pyrite and locally significant sphalerite occur above and around the copper zones, while locally massive pyrite and sparse pyrrhotite occur in association with siderite alteration below copper mineralization in the Lower Reef.

In addition to the copper mineralization, significant cobalt mineralization (e.g. RC11-0187 with 34.7m at 0.10% Co in the South Reef, RC11-0184 with 5.5m at 0.44% Co in the Upper Reef) is found accompanying bornite-chalcocite mineralization. Cobalt occurs with high grade copper as both carrollite (Co2CuS4) and as cobaltiferous rims on recrystallized pyrite grains.

Appreciable silver values (e.g. RC11-0184 with 5.5m at 30.9g/t) are also found with bornite-rich mineralization in the South Reef and Ruby Creek zones.

The Bornite carbonate sequence host to the mineralization at the Bornite Project is exposed over approximately 16 km along the north slope of the Cosmos Hills and to a lesser extent on the southern margin of the Cosmos Hills arch. Numerous areas of hydrothermal dolomitization and copper mineralization occur across the entire width of outcropping carbonates and are the focus of ongoing regional exploration by us Most notable of the known prospects are the Pardner Hill and Aurora Mountain areas, where outcropping mineralization was discovered and drill-tested during the Kennecott era.

The Pardner Hill prospect is located 3 miles (5 kilometers) west of the Bornite deposit and consists of a 3 kilometer long Cu (± Zn) soil and rock geochemical anomaly in rubble cropping ferroan dolostone. Kennecott drilled 16 holes in the area and defined a stratiform copper mineralized zone roughly 150 by 400 meters and varying from 5 to 35 meters thick at the southern end of the geochemical anomaly. Mineralization remains open down-dip and to the south.

Dolomitization and anomalous copper and zinc geochemistry also characterize the Aurora Mountain prospect, located 3.6 miles (6 kilometers) west of Bornite. Anomalies are distributed along a 2 kilometer mineralized horizon about a third of which has been tested by 4 Kennecott era drill holes.

Bornite Project - Exploration

Exploration in and around the Bornite Project by Kennecott from 1957 to 1998 is summarized above. In addition to the extensive drilling completed during the more than 40 year tenure of Kennecott in the district, Kennecott completed widespread surface geochemical sampling, regional and property scale mapping, and numerous geophysical surveys employing a wide variety of techniques. The majority of this data has been acquired by us and forms the basis for renewed exploration targeting Bornite-style mineralization in the Bornite carbonate sequence.

NovaGold as the precursor company to us began to actively pursue an agreement to explore the Bornite Project with NANA in 2005 resulting in an initial airborne geophysical survey in 2006. Negotiations on the consolidation and exploration of the entire Ambler district continued for the next several years culminating in the NANA Agreement in October, 2011.

With the NANA Agreement approaching completion, NovaGold initiated work in 2010 to begin to characterize the exploration potential and depositional controls by re-logging and re-analyzing select drill holes with a Niton portable XRF to determine geochemical variability. In 2011, NovaGold began an initial drill program to verify the historical database and exploration potential and conducted additional geophysical surveys to provide better targeting tools for continued exploration in the district. In 2012, NovaCopper expanded the IP geophysical coverage completing a major district-wide survey that targeted the prospective Bornite Carbonate sequence.

2006 NovaGold Exploration

In 2006, NovaGold contracted Fugro World Wide to complete a detailed helicopter DIGHEM magnetic, electromagnetic and radiometric survey of the Cosmos Hills. The survey covered a rectangular block roughly 11 by 30 miles (18 by 49 kilometers which totaled 2852 line kilometers). The survey was flown at a 1000 foot (300 meter) line spacing with a line direction of N20E. The DIGHEM helicopter survey system produced detailed profile data of magnetics, EM responses and radiometrics (total count, uranium, thorium and potassium) and was processed into maps of magnetics, discrete EM anomalies, EM apparent resistivities, and radiometric responses.

2010 NovaGold Exploration

In 2010, in anticipation of completing the NANA Agreement, NANA granted NovaGold permission to begin low level exploration at the Bornite Project consisting of re-logging and re-analysis of select drill holes using a Niton portable XRF. A profile containing Kennecott surface diamond drill holes RC-27, -29, -32, -35, -53, -0, -62 and -102 and underground drill hole RU-16 were re-logged and analyzed in the Bornite Camp in 2010.

In general, the re-logging agreed moderately well with the 1996 Kennecott interpretation. Apparent general relationships include: 1) a thick area of dolomitization centred at ~ RC-60 corresponding with mineralization, and surrounding and overlying the No. 1 Ore Body; 2) iron-rich dolomite, forming an inner alteration zone; and 3) a strong stratigraphic control with mineralization occurring in dolomitized limestones immediately overlying a graphitic phyllite.

One notable distinction from the Kennecott interpretation in the re-logging was the recognition of a significant stratigraphic and structural discontinuity between the southeastern and northwestern parts of the section. A sharp, apparent truncation or offset of mineralization, dolomitization and stratigraphic units across this boundary is apparent in the re-logging effort. Interpretation of the discontinuity remains unclear at this time but could represent either a post-mineral offset or a potential syn-mineral feeder structure associated with mineralization in the No. 1 Ore Body.

The apparent structural complexity in the area surrounding the No. 1 Ore Body including the inferred structural discontinuity east of the No. 1 Ore Body contrast with the stratigraphic and structural continuity evident in weakly-to un-mineralized strata in the northwest part of the section. The structural heterogeneity in the area of the No. 1 Ore Body suggests that inferred structures in this area may have been active during hydrothermal activity and may have in part controlled mineral deposition.

In addition to the 2010 re-logging effort, NovaGold contracted a consulting geophysicist to compile a unified airborne magnetic map for the Ambler district from Kennecott, Alaska DNR and NovaGold airborne geophysical surveys.

2011 NovaGold Exploration

In light of the relatively poor understanding of appropriate ground geophysical techniques for the prospect and the extensive cover over perspective stratigraphic terrain dipping shallowly to the north in the Ambler lowlands, NovaGold in 2011 contracted Zonge International to conduct both dipole-dipole complex resistivity induced polarization (“CRIP”) and natural source audiomagnetotelluric (“NSAMT”) surveys over the prospect to develop better geophysical tools for further exploration.

NSAMT data were acquired along two lines totaling 5.15 line-km, with one line oriented generally N-S through the center of the survey area and one being the southernmost E-W line in the survey area. CRIP data were acquired on five lines – four E-W lines and one N-S line – for a total coverage of 14.1 line-km and 79 collected CRIP stations. The initial objective of the survey was to investigate geological structures and the distribution of sulfides possibly associated with copper mineralization.

Results from the paired surveys show that wide spaced dipole-dipole resistivity is the most effective technique in direct targeting of the mineralization package. Broad low resistivity anomalies reflecting the pyrite haloes and mineralization appear to define the limits of the fluid package. Well defined and often very strong chargeability anomalies are also present but appear in part to be masked by phyllitic units which also have strong chargeability signatures. The NSAMT show similar resistivity features as the IP but are less well resolved.

2012 NovaCopper Exploration

In light of the success of the 2011 geophysical program, NovaCopper contracted Zonge International to conduct a major district-wide dipole/dipole IP survey, a down-hole IP radial array survey in the South Reef, and an extensive physical property characterization study of the various lithologies to better interpret the existing historical geophysical data.

Zonge completed 48 line km of 200 m dipole/dipole IP during 2012, infilling and expanding on the 2011 survey, and stretching across the most prospective part of the outcropping permissive Bornite Carbonate sequence. Although the data are only now being interpreted, the results show a well-defined low resistivity area associated with mineralization and variable IP signatures attributed both to mineralization and the overlying Beaver Creek phyllite. Numerous target areas occur in the immediate Bornite area with lesser targets occurring in the Aurora Mountain and Pardner Hill areas and in the far east of the survey area. During the 2012 drill program at South Reef, a single drill hole was targeted on a low resistivity area approximately 500 m to 600 m southeast of the South Reef trend. Although the drill hole intersected some dolomite alteration in the appropriate stratigraphy, no significant sulphides were encountered.

In addition to the extensive ground IP survey, Zonge also completed 9 km of down-hole radial IP using an electrode placed in drill hole RCDH12-0197 to further delineate the trend and potential in and around the South Reef. Mineralization shows as broad conductive areas in both the Ruby Creek and the South Reef zones. The resistivity survey indicates there is potential to expand the South Reef zone to the northeast and to the south.

Exploration Potential

The Ambler mining district in which the Bornite Project is located, was the focus of major exploration activities in the 1960’s though the early 1980’s after which the district received little attention. Exploration beginning after NovaGold’s entry into the district in 2004 using current exploration techniques and ore genesis models suggests the Bornite carbonate sequence is a substantial exploration target.

Outcropping exposures of the ore-hosting carbonate stratigraphy along with large areas of precursor dolomite alteration occur over roughly 18 km of strike along the northern flank of the Cosmos Hills. Historical exploration drilling has focused solely on outcropping mineralization and subsurface extensions at Bornite and the Aurora/Pardner Hill areas. Much of the carbonate belt has yet to be evaluated.

Recent USGS dating of mineralization in the Ambler mining district has shown that the VMS belt hosting the Arctic deposit and the Bornite carbonate-hosted mineralization are contemporaneous and only slightly post-date enclosing stratigraphy. This early and extensive syngenetic/early epigenetic signature, along with the overall fluid chemistry of the system investigated by early workers, point to large saline basin-generated fluid transport as the mechanism controlling the metallogeny of the Ambler mining district. Importantly similar metallogenies related to saline, basin-generated fluids and their associated deposits form some of the largest Cu-districts in the world.

Understanding the potential scale of mineralization in the Ambler mining district has led us to adopt geophysical and geochemical zonation as their main tools of exploration.

Airborne geophysics undertaken in 2006, along with district wide compilations of select third party data discussed above show that the Bornite carbonate section and bounding stratigraphy simply dip to the north under the Ambler lowlands toward the Ambler schist belt. This opens important potential to explore for high-grade Bornite-style carbonate-hosted deposits at depth using new deeper-penetrating geophysical techniques.

The geophysical surveys have delineated significant NNE to NE oriented structures which appear in part to control local basin morphology and mineralization. Better understanding of basin development and its structural framework is critical to exploration of Bornite-style systems.

In 1999, Kennecott completed an initial gravity survey of the lowlands showing significant gravimetric anomalies which may indicate structural dislocations and potential alteration and mineralization. In 2011, we investigated both deep IP and NSAMT geophysical techniques. Results from the 2011 program led to a 2012 district-wide, 200 m dipole-dipole, deep-penetrating IP survey. That survey along with extensive 2012 physical property data capture for all lithologies and existing ground IP, gravity and airborne EM and magnetic surveys is currently being used to develop a comprehensive geophysical model of the district to support future exploration targeting.

In addition to the geophysical techniques utilized in exploration, recent ICP trace element analysis suggests a series of effective zonation vectors, including very distinct high iron (as pyrite) and zinc (as sphalerite) zones which overly and cap areas of significant copper mineralization.

Bornite Project - Drilling

The subsurface of the Bornite deposit has been explored by 217 diamond drill holes totaling 70,003 meters in 20 different annual campaigns dating from 1957 through 2012. Three underground programs totaling 51 drill holes targeted on the No.1 Ore Body were completed between 1966 and 1968.

All of the drill campaigns except the 2011 NovaGold campaign and the 2012 NovaCopper campaign, 14 and 22 drill holes, respectively, were undertaken by Kennecott. Sprague and Henwood, a Pennsylvania-based drill company completed all of the Kennecott drilling except the 1997 program (3 drill holes) completed by Tonto Drilling Services, Inc. (a NANA Dynatech company). The 2011 NovaGold and 2012 NovaCopper programs utilized Boart Longyear Company.

In the initial years of drilling at the Bornite Project, Kennecott relied on AX core (1.1875 inch diameter) but as deeper holes pursuing mineralization down dip to north became the norm, use of BX core (1.625 inch diameter) was gradually implemented. Small diameter AX rods would twist under the high torque and deviate in undetermined directions. From 1966 to1967 drilling activity at Bornite moved underground and EX diameter core (0.845 inch diameter) was implemented to define the No.1 Ore Body. Drilling activity moved back to the surface in 1968 and from 1968 to 1972, BX core was most commonly drilled. In later years, core size increased to NX (2.125 inch diameter) and in 2011 to NQ (1.874 inch or 47.6 mm diameter) and HQ (2.5 inch or 63.5 mm diameter). Progressively larger diameter drill rods have been continually increased over the years in an attempt to minimize drill hole deviations.

Drill Campaigns

In October 1965, Kennecott began a shaft to further investigate the No.1 Ore Body. In 1966 the shaft reached the 297 meter level. At this level a 91 meter crosscut was driven due north to the No.1 Ore Body. The shaft was continued to 328 meter deep to prepare a sump and loading pocket. On October 27, 1966 a small blast to excavate a bay at the bottom of the shaft opened a watercourse. The in-flood of water quickly exceeded the pump capacity and within 12 hours the 328 meter shaft was flooded to within 13 meters from the surface.

Prior to the shaft flooding, six diamond drill holes were completed from the 700 level shaft station and 22 drill holes from the 975 shaft station and cross cut. In 1967 the shaft bottom was partially sealed then pumped out and an additional twenty-four holes were drilled from the 975 level and the 700 level shaft stations.

Between 1968 and 1983, Kennecott completed very limited drilling at the Bornite Project largely focusing on extensions to the No.1 ore Body or targeting the South Reef area. Kennecott subsequently sold the property to NANA and no exploration drilling occurred between 1983 and 1997. In 1997 Kennecott leased the Bornite Project from NANA and drilled five exploration holes.

In 2011, NovaGold negotiated a preliminary agreement with NANA, allowing NovaGold to conduct an exploration program on the Bornite Project in anticipation of the broader scoped NANA Agreement which was close to completion. That year NovaGold drilled 14 holes totaling 5,819 meters.

The 2011 NovaGold drill program had three objectives: 1) to obtain new geologic and assay data to verify and validate the previous work done by Kennecott; 2) to test extensions of the know deposit; and 3) to drill new areas for potential mineralization and geologic information near the deposit.

In 2012, NovaCopper, based on the results of its 2011 exploration drilling at South Reef, began aggressively delineating mineralization in that zone. A total of 21 drill holes and one nearby exploration drill hole were completed totalling 15,457 m. The drilling was patterned on hexagonal closely-packed drill spacing with individual holes spaced approximately 100 m apart on the apices of equilateral triangles.

Results from the South Reef drilling in 2012 are shown in Table 5.

Table 5: 2012 South Reef Drilling Significant Mineralized Intervals

-	-	-	thickness	Cu	Co	Au	Ag
-	from	to	metres	%	%	g/t	g/t
DDH RC12-0195	581.7	593.5	11.7	2.74	-	-	-
1 interval	-	-	11.7	2.74	-	-	-
DDH RC12-196	460.2	486.8	26.6	2.64	-	-	-
-	489.8	504.1	14.3	1.47	-	-	-
2 intervals	-	-	40.8	2.23	-	-	-
DDH RC12-197	397.4	435.4	37.9	3.12	-	-	-
-	442.4	462.6	20.2	1.83	-	-	-
2 intervals	-	-	58.1	2.67	-	-	-
DDH RC12-0198	544.6	562.3	17.7	1.47	-	-	-
-	631.7	652.9	21.2	3.86	0.23	0.22	-
2 intervals	-	-	38.9	2.77	-	-	-
DDH RC12-0199	580.0	586.5	6.5	4.30	-	-	-
1 interval	-	-	6.5	4.30	-	-	-

-	-	-	thickness	Cu	Co	Au	Ag
-	from	to	metres	%	%	g/t	g/t
DDH RC12-0200	488.0	502.6	14.7	4.73	-	-	-
-	536.3	538.6	2.3	9.47	-	0.39	5.6
-	566.0	578.2	12.2	3.42	-	-	-
-	584.3	605.7	21.4	1.86	-	-	-
4 intervals	-	-	50.5	3.41	-	-	-
DDH RC12-0201	560.1	596.5	36.4	5.27	-	-	-
1 intervals	-	-	36.4	5.27	-	-	-
DDH RC12-202	533.9	561.8	27.9	4.13	-	0.27	6.1
-	578.5	591.3	12.8	2.41	-	-	-
2 intervals	-	-	40.6	3.59	-	-	-
DDH RC12-0203	392.1	420.0	27.9	1.67	-	-	-
-	444.4	463.6	19.2	1.59	-	-	-
-	629.2	651.7	22.5	2.78	-	-	14.9
3 intervals	-	-	69.6	2.01	-	-	-

DDH RC12-0204	no significant intervals		-	-	-	-	-
DDH RC12-0205	621.2	635.5	14.3	2.67	-	-	-
-	638.6	647.2	8.6	2.48	-	-	-
2 intervals	-	-	22.9	2.60	-	-	-
DDH RC12-0206	516.6	524.6	8.0	4.44	-	-	-
-	657.1	661.2	4.2	5.50	-	0.15	-
2 intervals	-	-	12.2	4.80	-	-	-
DDH RC12-0207	540.0	551.7	11.7	5.02	-	-	-
1 interval	-	-	11.7	5.02	-	-	-

-	-	-	thickness	Cu	Co	Au	Ag
-	from	to	metres	%	%	g/t	g/t
DDH RC12-0208	hole lost before target depth			-	-	-	-
DDH RC12-0209	667.5	682.4	14.9	1.68	-	-	-
-	686.9	715.7	28.8	3.79	-	0.13	-
-	723.0	738.2	15.2	5.94	-	-	-
including*	729.1	731.7	2.6	22.26	-	0.30	-
-	752.5	764.8	12.3	2.93	-	-	-
4 intervals	-	-	71.2	3.66	-	-	-
DDH RC12-0210	no significant intervals - exploration drill hole				-	-	-
	- 500m east
DDH RC12-0211	619.8	628.0	8.2	7.91	-	0.15	-
-	637.2	642.5	5.3	4.08	-	-	-
-	651.7	669.2	17.5	5.10	0.07	0.47	11.02
including*	656.3	658.5	2.2	16.80	0.45	3.18	58.70
-	673.7	686.9	13.2	6.96	0.06	0.23	-
including*	676.2	679.4	3.2	14.28	0.08	0.42	-
4 intervals	-	-	44.2	6.06	-	-	-
DDH RC12-0212	551.2	559.9	8.7	4.95	-	-	-
	570.4	578.5	8.2	3.64	-	0.15	-
2 intervals	-	-	16.8	4.31	-	-	-
DDH RC12-0213	606.7	610.3	3.6	3.97	-	-	6.5
1 interval	-	-	3.6	3.97	-	-	-
DDH RC12-0214	480.3	493.8	13.5	2.27	-	-	-
-	498.1	533.3	35.2	2.50	-	-	-
-	540.5	565.6	25.1	3.18	-	-	-
3 intervals	-	-	73.8	2.69	-	-	-

-	-	-	thickness	Cu	Co	Au	Ag
-	from	to	metres	%	%	g/t	g/t
DDH RC12-0215*	634.5	652.1	17.6	2.05	-	-	-
1 interval	-	-	17.6	2.05	-	-	-
DDH RC12-	628.7	644.5	15.9	2.54	-	-	-
0215W**
1 interval	-	-	15.9	2.54	-	-	-
DDH RC12-0216	599.6	609.8	10.1	2.80	-	-	-
-	627.7	639.2	11.4	4.71	-	-	8.4
-	671.0	726.7	55.7	4.45	0.05	0.27	-
3 intervals	-	-	77.2	4.27	-	-	-

All of the drill data collected during the Kennecott drilling programs (1958 – 1997) was logged on paper drill logs, copies of which are stored in the Kennecott Exploration office in Salt Lake City, Utah. Electronic scanned copies of the paper logs, in PDF format, are held by us.

In 1995, Kennecott entered the drill assay data, the geologic core logs, and the down hole collar survey data into an electronic format. In 2009, NovaGold geologists verified the geologic data from the original paper logs against the Kennecott electronic format and then merged the data into a Microsoft SQL database.

For the 2011 and 2012 NovaGold/NovaCopper drill programs, a commercial computer based core logging system was used. The core logging software, GeoSpark Logger was developed by GeoSpark Consultants Inc. The data logger program stores the information logged in a Microsoft SQL database which in turn is validated then merged into the main database. In 2012, the system was modified to allow each laptop to sync daily to the master Data Logger database residing on the Bornite Camp server. The server was periodically backed up and the database was sent to Vancouver, British Columbia for backup storage. The camp server is stored in the Fairbanks field office at the end of each field season. Hardcopies of the 2011 and 2012 drill core logs are stored in the Fairbanks office. Scanned copies of the Kennecott-era drill logs are also stored in the Fairbanks field office.

In general, core recovery averaged >90 percent with only slightly poorer recovered in phyllitic rocks. Mineralized dolomitic units had excellent recoveries in excess of 93 percent. South Reef drilling, in 2012, showed core recovery rates of 88.8% overall and 88.3% in the mineralized dolomite and massive sulphide intervals.

Bornite Project - Sample Preparation, Analyses and Security

During the 2011 and 2012 drill programs at the Bornite Project, we utilized strict sampling protocols developed for the nearby Arctic deposit in 2004 and documented in written NovaGold procedures manuals for all subsequent years. The following discussion outlines the standard protocols used by us in 2011 and 2012. The entire length of each hole was sampled excluding recovered overburden. Core-logging geologists marked each sample interval on the core and labelled the core boxes using a china marker. A tear-off sample tag was affixed to the core box at the beginning of each sample interval which typically ranged from 1 to 3 meters in length though samples as short as 0.35 meters and as long as 6.09 meters were taken in a few instances. Sample intervals within mineralized zones were limited to a 2 meter maximum length. Sample breaks were placed at lithological contacts and changes in alteration and sulfide mineralization. There are no known drilling or recovery issues that could materially impact accuracy.

The core was digitally photographed and cut in half using diamond core saws after logging at the on-site core facility. If the drill core intersected mineralization at a shallow angle, the core logging geologist would place a guide line on the core to ensure a representative sample. Oriented core was cut along the orientation mark to preserve the orientation of the core unless otherwise marked by the core geologist. One-half of the cut core was returned to the box for storage on-site and the other half was bagged and labeled for sample processing and analysis.

Sampling of drill core by Kennecott during their tenure on the property focused primarily on moderate to strongly mineralized zones. Numerous intervals of weak to moderate mineralization remain un-sampled in the historic drill core and in the 1997 campaign, where Kennecott did not intersect significant mineralization, no analyses were undertaken for resource evaluation. Intervals of moderate to strong sulfide mineralization were selected for sampling and analyses were conducted by the Union Assay Office Inc. of Salt Lake City, Utah, prior to the establishment of the on-site lab in 1962.

The 2011 and 2012 halved core samples were crushed to 70% passing 2 millimeters and a nominal 250 gram split was pulverized to 85% passing 75 microns at the ALS Minerals Fairbanks facility. The resulting pulp was sent to ALS Minerals Vancouver lab for analysis. Gold content was determined by fire assay fusion with an atomic absorption (AA) finish from a nominal 30 gram split. Initial results for all other elements (48) were determined via four acid digestion and both ICP-MS and ICP-AES analysis on a nominal 25 gram split. Samples with over limit values for copper and zinc (>10,000ppm) were re-run using a four acid digestion, which was diluted for an ICP AES or AA finish. Samples greater than 40% Cu were re-run using a volumetric titration finish after a four acid digestion.

NovaCopper continued its QA/QC program first initiated by NovaGold in 2004. Three QA/QC samples selected by the logging geologist were inserted into every 20 sample batch. QA/QC samples included one duplicate, one blank, and one standard reference material (“SRM”). Duplicate samples were prepared at the prep facility by taking a second split from the entire prepped sample. In 2011, a commercial landscape marble was used as the blank material for every drill hole, except one. Barren marble core, from a previous abandoned drill hole, was used as the blank material for one 2011 drill hole and all 2012 drill holes.

In 2011, a very low grade SRM was inserted in batches that consisted of unmineralized core. The other three SRMs, ranging in accepted copper values of 0.193% to 2.37%, were inserted to match the estimated copper content of the core. One SRM was sourced from CDN Resource Laboratories Ltd. labs in Langley, British Columbia and the other three were from Ore Research and Exploration in North Victoria, Australia. In 2012, a very low grade SRM was inserted in batches that consisted of unmineralized core. The other four SRMs, ranging in accepted copper values of 0.193% to 10.403%, were inserted to match the estimated copper content of the core. Two SRMs were sourced from CDN labs; one was sourced from Ore Research & Exploration Pty Ltd., North Victoria, Australia; and, the remaining two were sourced from Geostats Pty Ltd. of Western Australia. Assay performance for blank and SRM samples was within acceptable limits.

Check samples for a second lab were selected by the project geologist once all the primary assay results were received. The check samples consisted of 5% of the total samples from only the mineralized lithologies (carbonates and semi to massive sulfides) and were randomly selected. These samples were forwarded to Acme labs, also located in Vancouver, British Columbia. No bias is apparent.

The QA/QC results are reviewed by the database administer in the Vancouver office.

All 2011 and 2012 core logging data including sample intervals and descriptions, were directly entered into a Microsoft Access based application called DataLogger, created by, and customized for the project by GeoSpark Consulting Inc., of Nanaimo, British Columbia. In 2011, this data was imported on a weekly basis into the DataShed database located on a server in the NovaGold Vancouver Office. In 2012, the system was modified to allow each laptop to sync daily to the master Data Logger database residing on the Bornite camp server. Assay data was imported directly into DataShed from csv files either downloaded or e-mailed from ALS Labs.

Each cut sample interval was placed in a 6-mil polyethylene bag with the sample number written in black permanent marker with an attached Tyvek sample card stub detailing the sample number and bar code. Two to four samples were placed into a larger rice bag labeled with the ALS Minerals address, project (hole) number, bag number, and sample numbers enclosed. The rice bag was secured with a pre-number plastic security tie and a twist wire tie. The security tie number was recorded, along with the total weight. The rice bags were transported from the Bornite Camp to Fairbanks by chartered flights on a commercial carrier. A contracted expeditor met the chartered flights at the airport to pick-up up the sample shipment and deliver directly to the ALS Minerals prep facility, 1060 Bush Street, Fairbanks. Each drill hole was dispatched as one project, though many shipments were necessary per hole due to the limited capacity of the charter flights. ALS processed each batch as they arrived at the prep facility; however, ALS held the pulps until the entire drill hole was prepared so that the drill hole was analyzed as a single project or job in Vancouver. ALS Minerals did not notify us that any security ties were missing or broken or that any other issues occurred with the sample shipments or packaging.

In addition to the analytical data, density measurements for the 2011 and 2012 programs were performed on-site by internal personnel. The specific gravity of selected samples was calculated by weighing the entire assay interval dry and then submersed it in water. No known density measurements were performed by Kennecott.

Our independent Qualified Person (BD Resource Consulting) considers the Bornite Project drill core sampling protocols, security and analytical procedures to meet accepted industry standard procedures. Core recovery is good and there is no evidence that diamond drill recovery could materially impact the assay sampling results.

Analytical and Test Laboratories

ALS Minerals was used for all primary analyses submitted in 2011 and 2012. The core samples were sent from site to the ALS prep facility in Fairbanks, Alaska. The samples were processed and reduced to pulps at this facility and sent to ALS Minerals Vancouver, British Columbia lab for analysis. ALS Minerals is located at 2103 Dollarton Highway, North Vancouver, British Columbia, V7H 0A7. ALS Minerals complies with and is accredited for the requirements of ISO 9001:2008 and ISO/IEC 17025:2005 General Requirements for the Competence of Testing and Calibration Laboratories.

The ALS Minerals Vancouver lab forwarded the selected check sample pulps to Acme Analytical Labs, also in Vancouver. Acme Labs is located at 1020 Cordova St. East, Vancouver, British Columbia V6A 4A3. Acme Labs is compliant with the ISO 9001 Model for Quality Assurance and ISO/IEC 17025 General Requirements for the Competence of Testing and Calibration Laboratories.

Historical core was analyzed by Union Assay Lab in Salt Lake City, Utah and by the on-site Kennecott lab established in 1964.

Bornite Project – Database Management and Data Verification

In 2007, legacy data (1957-1997) was compiled from both digital and paper logs supplied by Kennecott into a central Microsoft Access database.

In 2008, the Microsoft Access database was imported into DataShed©, a SQL based data management software program created by Maxwell Geoservices Pty Ltd.

In 2011, NovaGold began using a Customizable Data Logger created by GeoSpark Consulting at the Bornite Project. This Microsoft Access© based software was used to capture all drilling and surface data. A data entry technician entered the geological information, collar, and down-hole survey data, at the Bornite camp. This data was then exported by geologists on site to Microsoft Excel© or Access format and posted on a secure FTP site for the Database Manager in Vancouver. These exports were then imported directly into the DataShed database in Vancouver. Assay data were imported directly from electronic files provided by the laboratories. At the end of the field season, all geological information, collar, and down-hole survey information was visually verified by staff geologists by comparing original files against an export of the database.

Also in 2011, NovaGold began to capture specific gravity and geotechnical data, such as Rock Quality Designation (“RQD”) and core recovery. Specific gravity data were recorded and then entered into Microsoft™ Excel spreadsheets. Geotechnical data were recorded and then entered into the Data Logger software. Data were exported to the Database Manager in Vancouver to be included in the DataShed database. A 100% visual check of the specific gravity and geotechnical logs were completed at the end of the 2011 field season and all errors and omissions were corrected in the DataShed database.

In 2012, NovaCopper contracted GeoSpark to convert the Bornite Project DataShed database into a SQL-based data management software program. GeoSpark was contracted to update the Data Logger software, manage the database, and provide ongoing QA/QC support. In 2012, NovaCopper geologists logged directly into the Data Logger software and data were uploaded to the master database on a daily basis. Assay data were imported directly from electronic files provided by the laboratories. At the end of the field season, QA/QC checks were conducted on the database and, at that time, some minor errors and omissions were corrected. Geotechnical data (RQD and Recovery) was also captured on paper and entered into the Data Logger program.

In order to ensure the integrity of the Bornite Project database, an independent data management consultant was contracted by NovaGold to carry out a 100% audit of the historic (1957-1997) collar, down-hole survey, sample interval and assay data in September 2011. There are no previous known comprehensive audits of the historic Bornite dataset.

A preliminary Bornite Project database had been constructed in previous years by NovaGold staff as outlined above, which was used as a starting point for the Cote audit. After initial review it was determined that since the 2007 NovaGold database was so limited, it was deemed prudent to not simply audit the database but to rebuild the entire dataset from the original data sources now in our possession. Collar, down hole survey, sample interval and assay data were re-entered using double entry procedures to ensure validity. All remaining data including lithology, alteration and mineralization have not been re-entered or validated at this time. Discrepancies and errors and subsequent actions and adjustments to the new database for the collar, downhole survey, interval and assay data are outlined below and were implemented.

Collar Data

  213 collars were initially in the Bornite database in DataShed

  76 of the 213 collars could not be verified with any original data source

  9 significant conversion errors were identified within the RC holes

  All of the RU and RUS underground holes had significant conversion errors

  All of the verified collar data were merged into the Bornite database in DataShed

Down hole Survey Data

  664 down-hole survey records were initially in the Bornite database in DataShed

  160 of the 664 could not be verified with any original data source

  20 of the 504 records that could be verified had small (<2 degree) errors, mostly due to incorrect calculations using magnetic north.

  All of the verified data was merged into the Bornite database in DataShed

Sample Data

  After backup, all sample data were deleted from the Bornite database in DataShed

  7,385 samples were located from original data sources (documents, drill logs, etc.)

  563 “NoSample(s)” were created to account for un-sampled intervals

  819 QC (check) samples were delineated

  39 overall errors (meterages, sample numbers) were identified

  28 of the 39 errors were accepted and changes were made to the database after review of the results

  All of the verified sample data were merged into the Bornite database in DataShed

Assay Data

  After a similar backup, all assay data was deleted from the Bornite database in DataShed

  In a first pass of the assay data, all copper (Cu) values from assay certificates were entered

  After the first pass, 1,385 Cu values in the database without verifiable data sources listed

  After the first pass, 1,766 cobalt values and 743 base metal values (gold, silver, lead, and zinc) were without a verifiable data source. A NovaCopper geologist made a second pass and entered the remaining copper assay data from other sources (principally drill logs) and then made a third pass and verified the remainder of the cobalt and base metal data.

  All of these verified assay values have been merged into the Bornite database in DataShed

Overall, there were very few errors (<3%) found between the entire historic and the re-entered Bornite Project database. Collar errors were mostly transformation problems between coordinate systems while errors in the down-hole survey data were small azimuth and dip calculation problems. Minor errors in the sample data were generally meterage typos. All errors have been addressed and corrected.

Bruce Davis, FAusIMM, BD Resource Consulting, Inc., examined a series of randomly selected drill core intervals from the Ruby Creek and South Reef zones during his site visits in July, 2011 and September, 2012. In all cases, the type and content of observed copper-bearing minerals supported the copper grades found in the Bornite Project database.

The South Reef database is derived from 100% NovaCopper-era drill holes and six Kennecott drill holes which were re-sampled by NovaCopper in 2012.

Bornite Project - Mineral Resource Estimates

The mineral resource statement presented below is a NI 43-101 compliant mineral resource evaluation for the Ruby Creek and South Reef zones filed by us for the Bornite Project. The mineral resource model was prepared by BDRC and SIM Geological Inc. and considers diamond drill holes drilled by Kennecott during the period from 1957 to 1997, NovaGold during 2011 and NovaCopper during 2012. Bruce Davis, FAusIMM, is the president of BDRC and the author of the Technical Report. Bruce Davis is an independent “qualified person”, within the meaning of NI 43-101. Robert Sim, PGeo, is the president of SIM Geological Inc. (“SGI”) and the co-author of the Technical Report. Robert Sim is an independent “qualified person. The effective date of the resource statement is January 31, 2013.

The Bornite Project has no known reserves.

This section describes the resource estimation methodology and summarizes the key assumptions considered by BDRC. In the opinion of BDRC, the resource evaluation reported herein is a sound representation of the copper mineral resources found at the Bornite Project at the current level of sampling. The mineral resources have been estimated in conformity with generally accepted CIM “Estimation of Mineral Resource and Mineral Reserves Best Practices” guidelines and are reported in accordance with the Canadian Securities Administrators’ National Instrument 43-101. Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve.

The database used to estimate the Bornite Project mineral resources was audited by an independent consultant, Jack Cote, and the results of the audit reviewed by BDRC. BDRC is of the opinion that the current drilling information is sufficiently reliable to interpret with confidence the boundaries for copper mineralization and that the assay data are sufficiently reliable to support mineral resource estimation.

The resource estimate has been generated from drill hole sample assay results and the interpretation of a geologic model which relates to the spatial distribution of copper. Interpolation characteristics have been defined based on the geology, drill hole spacing and geostatistical analysis of the data. The resources have been classified by their proximity to the sample locations and are reported, as required by NI 43-101, according to the CIM standards on Mineral Resources and Reserves.

Bornite Project - Mineral Resource Statement

Mineral Resources are classified in accordance with the 2010 CIM Definition Standards for Mineral Resources and Mineral Reserves.

The Qualified Person for the Mineral Resource estimate is Bruce Davis a Qualified Person independent of NovaCopper. Mineral Resources for the Bornite Project are found in Tables 6, 7 and 8.

Table 6: Ruby Creek Zone Resource Estimation at Bornite - Indicated

See “Cautionary Note to United States Investors.” This section uses the term “indicated resources”. We advise United States investors that this term is not recognized by the SEC. United States investors are cautioned not to assume that estimates of indicated mineral resources are economically minable, or will be upgraded into measured mineral resources. See “Risk Factors” and “Cautionary Note to United States Investors.”

	Indicated
Cutoff %Cu	Tonnes (millions)	Grade % Cu	Pounds (millions)
0.3	9.0	1.00	198.6
0.5	6.8	1.19	178.7
1.0	2.4	2.03	109.3
1.5	1.0	3.26	71.6
2.0	0.6	4.49	55.0

Notes:

  Base Case is 0.5% Cu cut-off grade

  Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resources will be converted into mineral reserves. See “Risk Factors” and “Cautionary Note to United States Investors.”

  Resources stated as contained within a manually constructed potentially economic resource limiting pit shell using metal price of US$3.00 per lb Cu, mining costs of US$1.50 per tonne, processing costs of US$10.00 per tonne, 100% recoveries and an average pit slope of 45 degrees.

  Mineral resource tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding. Tonnage is in metric units. Contained copper pounds as imperial pounds. See “Risk Factors” and “Cautionary Note to United States Investors.”

The mineral resources for the project have been estimated to conform to the requirements of CIM (2010). There are no known factors related to environmental, permitting, legal, title, taxation, socio-economic, marketing or political issues which could materially affect the mineral resource.

Table 7: Ruby Creek Zone Resource Estimation at Bornite - Inferred

See “Cautionary Note to United States Investors” This section uses the term “inferred resources”. We advise United States investors that this term is not recognized by the SEC. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. United States investors are cautioned not to assume that estimates of inferred mineral resources exist, are economically minable, or will be upgraded into measured or indicated mineral resources. See “Risk Factors” and “Cautionary Note to United States Investors”.

	Inferred
Cutoff %Cu	Tonnes (millions)	Grade % Cu	Pounds (millions)
0.3	74.3	0.68	1113.3
0.5	47.7	0.84	883.2
1.0	11.4	1.31	329.8
1.5	1.9	1.94	82.8
2.0	0.5	2.65	30.3

Notes:

  Base Case is 0.5% Cu cut-off grade

  Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resources will be converted into mineral reserves. See “Risk Factors” and “Cautionary Note to United States Investors.”

  Resources stated as contained within a manually constructed potentially economic resource limiting pit shell using metal price of US$3.00 per lb Cu, mining costs of US$1.50 per tonne, processing costs of US$10.00 per tonne, 100% recoveries and an average pit slope of 45 degrees.

  Mineral resource tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding. Tonnage is in metric units. Contained copper pounds as imperial pounds.

The mineral resources for the project have been estimated to conform to the requirements of CIM (2010). There are no known factors related to environmental, permitting, legal, title, taxation, socio-economic, marketing or political issues which could materially affect the mineral resource.

Table 8: South Reek Zone Resource Estimation at Bornite - Inferred

See “Cautionary Note to United States Investors” This section uses the term “inferred resources”. We advise United States investors that this term is not recognized by the SEC. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. United States investors are cautioned not to assume that estimates of inferred mineral resources exist, are economically minable, or will be upgraded into measured or indicated mineral resources. See “Risk Factors” and “Cautionary Note to United States Investors”.

	Inferred
Cutoff %Cu	Tonnes (millions)	Grade % Cu	Pounds (millions)
0.5	104.3	1.46	3,344
1.0	43.1	2.54	2,409
1.5	28.8	3.21	2,037
2.0	25.0	3.44	1,896
2.5	21.7	3.61	1,730
3.0	16.0	3.92	1,382
3.5	9.5	4.38	916
4.0	4.9	4.99	543

Notes:

  Base Case is 1.0% Cu cut-off grade

  Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resources will be converted into mineral reserves. See “Risk Factors” and “Cautionary Note to United States Investors.”

  Resources stated at a 1% cut-off are considered as potentially economically viable in an underground mining scenario based on an assumed projected copper price of US$2.75/lb and total site operating costs of US$60.00/tonne

  Mineral resource tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding. Tonnage is in metric units. Contained copper pounds as imperial pounds.

The mineral resources for the project have been estimated to conform to the requirements of CIM (2010). There are no known factors related to environmental, permitting, legal, title, taxation, socio-economic, marketing or political issues which could materially affect the mineral resource.

Bornite Project - Metallurgy

NovaGold did not sample any drill core for metallurgical test work in 2011. Kennecott composited 32 crushed (coarse reject) AX core samples from 5 surface holes for metallurgic float tests in 1961. The core samples were from the high grade No.1 Ore Body and averaged 13.9% Cu.

In late 2012, NovaCopper requested an initial metallurgical evaluation on a series of varying grade composites developed from the South Reef zone. Four composites reflecting low-grade (0.5 -1.0% Cu), medium-grade (1.0 -2.0% Cu), high-grade (2.0 -10.0% Cu), and very high-grade (>10.0% Cu) copper have been submitted to ALS Chemex Labs Ltd. in Vancouver, British Columbia and G&T Metallurgical Services Ltd. in Kelowna, British Columbia for analysis. Results are not yet available.

Bornite Project – Exploration and Development Permitting

Development of the Bornite Project will require a significant number of permits and authorizations from state, federal, and regional organizations. Much of the groundwork to support a successful permitting effort must be undertaken prior to submission of permit applications so that issues can be identified and resolved, baseline data can be acquired, and regulators and stakeholders can become familiar with the proposed project.

The comprehensive permitting process for the Bornite Project can be divided into three categories:

1.    Exploration state/regional permitting: required to obtain approval for drilling, camp operations, engineering, and environmental baseline studies.

2.    Pre-application phase: conducted in conjunction with engineering feasibility studies. This stage includes the collection of environmental baseline data and interaction with stakeholders and regulators to facilitate the development of a project that can be successfully permitted.

3.    The National Environmental Policy Act (“NEPA”) phase: formal agency review of the Federal and State requirements for public and agency participation to determine if and how the Project can be done in an acceptable manner.

Multiple permits are required during the exploration phase of the Bornite Project. Permits are issued from federal, state and regional agencies, including the Environmental Protection Agency (“EPA”), the U.S. Army Corps of Engineers (“COE”), the Alaska Department of Environmental Conservation (“ADEC”), the Alaska Department of Fish and Game (“ADF&G”), the Alaska Department of Natural Resources (“ADNR”), the Alaska Department of Revenue (“ADOR”) and the Northwest Arctic Borough (“NWAB”). The Annual Hardrock Exploration Permit (“AHEA”) issued by ADNR's Division of Mining, Land, and Water is a multi-year permit that is valid for up to five years. The AHEA is a multi-agency permit that includes various nationwide permits issued by the COE, a Title 16 Fish Habitat Permit issued by the ADF&G, a Temporary Water Use Permit issued by the ADNR and a mining license issued by the ADOR. NovaCopper or NovaGold has retained a valid AHEA permit since 2011. The EPA requires a Spill Prevention, Control, and Countermeasures (“SPCC”) plan for bulk fuel storage of greater than 1,320 gallons. NovaCopper or NovaGold has retained a valid SPCC plan since 2010. Due to the location of the Bornite Project within the Northwest Arctic Borough, several Title 9 Miscellaneous Land Use Permits are required, including permits for mineral exploration, bulk fuel storage, use of airstrips, and establishment of camps. NovaCopper or NovaGold has retained Title 9 Permits since 2004. Project support is provided by the Bornite camp including the Bornite camp landfill. The Bornite camp and landfill are permitted through the ADEC and permits have been retained since 2011 and 2012, respectively. Year-end reclamation reports must be submitted to the ADNR and the NWAB which outline areas of ground disturbances and reclamation. A number of statutory reporting obligations and payments are required to maintain the claims in good standing on annual basis.

Under the NANA Agreement, NANA is required to complete a baseline environmental report following completion of cleanup of the former mining camp on the Bornite lands, to the standards required by the Alaska Department of Environmental Conservation. This includes removal and disposal as required by law of all hazardous substances present at the Bornite Project. NANA has indemnified us and will hold us harmless for any loss, cost, expense or damage suffered or incurred attributable to the environmental condition of the Bornite lands at the date of the baseline report which relate to any activities prior to the date of the agreement.

In addition, there are no indications of any known environmental impairment or enforcement actions associated with NovaGold’s or our activities to date. As a result, neither NovaGold nor we have incurred outstanding environmental liabilities in conjunction with its entry into the NANA Agreement.

Bornite Project – Environmental Considerations

We have initiated environmental baseline data collection with respect to the Bornite Project. The general discussion herein regarding environmental considerations and the Arctic Project is applicable to the Bornite Project as well. (See “Arctic Project – Environmental Considerations”).

Bornite Project – Recent Developments

The 2012 Bornite drilling program has been focused on further defining the South Reef Zone which was identified as a significant potential high grade resource area during the 2011 exploration drilling program where three holes (DDH’s RC11-0187, RC11-0192 and RC11-0194) intersected significant high grade intersections of copper mineralization. As of November 2012, we completed drilling of 22 holes, comprising approximately 15,457 meters, at the South Reef zone, which are included above and incorporated into the recently release South Reef zone resource estimation.

Drilling at South Reef has outlined a 300 meter by 700 meter northeast trending zone of mineralization. Copper mineralization remains open to the northwest, north, northeast and south.

USE OF PROCEEDS

We had negative operating cash flow for the financial year ended November 30, 2012. We anticipate that we will continue to have negative cash flow until such time that commercial production is achieved at the Upper Kobuk Mineral Projects. To the extent that we have negative operating cash flows in future periods we may need to allocate a portion of our existing working capital to fund such negative cash flow. See “Risk Factors.”

Specific information about the use of proceeds from the specific issuance of any Securities will be set forth in the applicable Prospectus Supplement.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds, unless otherwise stated in the applicable Prospectus Supplement.

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Shares since the date of our incorporation. We intend to retain our earnings, if any, to finance the growth and development of our business and do not expect to pay dividends or to make any other distributions in the near future. Our Board will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

CONSOLIDATED CAPITALIZATION

Other than the issuance of shares pursuant to the exercise of stock options and warrants, and the issuance of shares in connection with performance and director share units and property acquisitions, there have been no material changes in our capital structure since November 30, 2012, the date of our financial statements for the most recently completed financial period, except as outlined under “Prior Sales”.

The following table sets forth our cash and cash equivalents, and our consolidated capitalization as of November 30, 2012 and should be read in conjunction with information contained in “Management’s Discussion and Analysis” and our financial statements and the accompanying notes, which are incorporated by reference in this Prospectus.

As of November 30, 2012	Actual (in thousands)

Cash and cash equivalents	22,244

Shareholders’ Equity:

Share Capital – no par value 46,665,069 common shares issued and outstanding	92,168

Contributed Surplus	12,180

Contributed Surplus – stock-based compensation	12,703

Deficit	(63,328)

Total Capitalization	53,723

PRIOR SALES

We issued the following securities during the 12-month period prior to the date hereof.

Prior Sales

Common Shares

		Price per Common
Date of Issuance	Number of Common Shares Issued	Share ($Cdn)	Reason for Issuance
April 27, 2011	100 common shares	0.01	Incorporator’s Share

October 24, 2011	100 common shares	nil	Consideration for the acquisition of NovaCopper US Inc.

April 19, 2012	34 common shares	1,176,470.588	Subscription

April 27, 2012	Issued and outstanding Shares subdivided into 46,578,078 Shares	N/A	Pursuant to Court-approved Statutory Plan of Arrangement

May 1, 2012	76,005 common shares	4.10	Pursuant to Employment Agreement

May 25, 2012	7,162 common shares	2.32	Option Exercise

June 11, 2012	2,323 common shares	1.81	Option Exercise

October 26, 2012	721 common shares	1.31	Option Exercise

November 26, 2012	195 common shares	1.31	Option Exercise

November 29, 2012	585 common shares	1.31	Option Exercise

Price per Common
Date of Issuance	Number of Common Shares Issued	Share ($Cdn)	Reason for Issuance
December 3, 2012	14,180 common shares	nil	Shares issued upon vesting of NovaGold Performance Share Units pursuant to Court- approved Statutory Plan of Arrangement

December 31, 2012	5,222,879 common shares	nil	Shares issued upon vesting of NovaGold Warrants pursuant to Court-approved Statutory Plan of Arrangement

January 11, 2013	173,076 common shares	nil	Shares issued upon vesting of NovaGold Warrants pursuant to Court-approved Statutory Plan of Arrangement

January 15, 2013	605,769 common shares	nil	Shares issued upon vesting of NovaGold Warrants pursuant to Court-approved Statutory Plan of Arrangement

January 18, 2013	86,538 common shares	nil	Shares issued upon vesting of NovaGold Warrants pursuant to Court-approved Statutory Plan of Arrangement

Stock Options

Date of Issuance	Number of Stock Options Issued	Exercise Price ($Cdn)	Reason for Issuance
April 30, 2012	950,000	3.11	Initial compensation grant to employees as a long-term incentive

April 30, 2012	2,000,000	3.11	Initial compensation grant to directors

April 30, 2012	975,000	3.11	Initial compensation grant to officers as a long- term incentive

April 30, 2012	1,875,000	3.11	Pursuant to terms of an employment agreement

July 10, 2012	30,000	3.11	New employee compensation grant

July 10, 2012	275,000	3.11	Initial compensation grant to officers as a long- term incentive

July 10, 2012	75,000	3.11	New employee compensation grant

August 6, 2012	100,000	1.77	New employee compensation grant

September 1, 2012	30,000	3.11	New employee compensation grant

December 5, 2012	25,000	1.98	New employee compensation grant

February 7, 2013	10,000	1.97	New employee compensation grant

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSX and the NYSE-MKT under the symbol “NCQ”. The following tables set out the market price range and trading volumes of the Shares on the TSX and NYSE-MKT since the date of listing thereon to the date hereof. The share prices referenced below for Shares listed and posted for trading on the TSX are referenced in Canadian dollars and the share prices referenced below for Shares listed on the NYSE-MKT are referenced in U.S. dollars.

Toronto Stock Exchange

Month	High ($Cdn)	Low ($Cdn)	Close ($Cdn)	Volume
April 25 – 30, 2012	5.16	3.06	4.10	748,181
May 2012	3.78	2.40	2.40	3,131,787
June 2012	2.54	1.90	2.04	978,542
July 2012	2.28	1.75	1.81	574,389
August 2012	2.81	1.67	2.47	623,590
September 2012	2.54	2.09	2.16	1,125,558
October 2012	2.55	1.76	2.21	789,167
November 2012	2.98	1.90	2.00	741,487
December 2012	2.19	1.75	1.80	978,774
January 2013	2.14	1.76	1.95	457,427
February 2013	2.07	1.87	1.96	244,000
March 1 – 7, 2013	1.95	1.85	1.87	24,759

NYSE-MKT

Month	High ($)	Low ($)	Close ($)	Volume
May 2012	3.73	2.45	2.45	9,703,470
June 2012	2.43	1.93	2.01	6,309,025
July 2012	2.21	1.75	1.75	4,751,831
August 2012	2.84	1.70	2.47	5,635,214
September 2012	2.61	2.14	2.15	3,664,456
October 2012	2.55	1.79	2.21	5,113,047
November 2012	2.90	1.98	2.00	4,892,000
December 2012	2.17	1.81	1.81	7,199,300
January 2013	2.11	1.93	1.99	3,323,200
February 2013	2.05	1.85	1.89	2,186,600
March 1 – 7, 2013	1.89	1.80	1.80	548,559

On March 7, 2013, the closing price of our Common Shares on the TSX was Cdn$1.87 per Common Share and on the NYSE-MKT was US$1.80 per Common Share.

CONTRACTUAL RESTRICTIONS ON TRANSFER

9,778 Common Shares are being held in escrow pursuant to an escrow agreement dated May 2, 1987 among NovaGold Resources Inc., Computershare Trust Company of Canada (formerly, The Canada Trust Company), the Toronto Stock Exchange and certain securityholders of NovaGold (the “Escrow Agreement”). Those individuals who held common shares of NovaGold on April 30, 2012 that were subject to the Escrow Agreement, received Common Shares pursuant to the spin-out of NovaCopper (see “The Company – History of NovaCopper – Spin-Out”) and those Common Shares are also subject to the Escrow Agreement.

PRINCIPAL HOLDERS OF SECURITIES

As at the date of this Prospectus, to the knowledge of our directors and executive officers, no person beneficially owns, directly or indirectly, or exercises control or direction over, Common Shares carrying 5% or more of the voting rights attaching to all issued and outstanding Common Shares, except as follows:

Name of Shareholder	Number of Common Shares	Number of Aggregate Common Shares Beneficially Owned(1)	Percentage of Aggregate Outstanding Voting Securities(2)
Electrum Strategic ResourcesL.P. 535 Madison Avenue, 12th Floor New York, NY 10022	14,094,912	14,094,912(3)	26.7%
Dr. Thomas Kaplan 535 Madison Avenue, 12th Floor New York, NY 10022	nil	14,324,203(3)(4)	27.1%
Paulson & Co. Inc. 1251 Avenue of the Americas, 50th Floor, New York, NY 10020	5,921,607	5,921,607	11.2%
Baupost Group, L.L.C. 10 St. James Square, Suite 700 Boston, MA 02116	5,005,298	5,005,298	8.7%
York Capital Management 7676 Fifth Avenue, 17th Floor New York, NY 10153	3,388,462	3,388,462	6.4%

Notes:

(1) Under applicable U.S. securities laws, a person is considered to be the beneficial owner of securities owned by him or her (or certain persons whose ownership is attributed to him or her) or securities that can be acquired by him or her within 60 days, including upon the exercise of options, warrants or convertible securities.

(2) Based on 52,767,511 Common Shares outstanding as of February 28, 2013, plus any shares of common stock deemed to be beneficially owned pursuant to options that are exercisable within 60 days from February 28, 2013.

(3) Electrum and its affiliate GRAT Holdings LLC hold, in the aggregate, 14,094,912 Common Shares (26.7%) of the Company. Dr. Thomas Kaplan, Chairman of the Board of Directors of the Company, is also chairman and chief executive officer of each of Electrum and The Electrum Group LLC (“Electrum Group”), a privately-held global natural resources investment management company which manages the portfolio of Electrum, and therefore has voting and investment power over such Common Shares held by Electrum, but disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(4) Includes 229,291 options to purchase Common Shares exercisable within 60 days of February 28, 2013.

As of February 28, 2013, the Company had approximately 1,507 registered holders of Common Shares.

DIRECTORS AND OFFICERS

Our management team and Board, made up of a majority of independent directors, includes individuals with extensive experience in mining, geology, exploration and development of precious and base metal deposits around the world. A number of the executives, and substantially all of our full-time exploration staff, have been active in the Ambler District for the last five years and are knowledgeable as to the geology, metallurgy and infrastructure related to mining development. We will continue to seek to recruit additional dedicated management individuals to complement the skill sets already in place. Our directors are elected at each annual general meeting and hold office until the next annual meeting or until their successor is elected or appointed.

Name and Occupation

The names and location of residence and offices held by the directors and executive officers of NovaCopper (the information concerning the respective directors and executive officers has been furnished by each of them and is current as of February 28, 2013), are as follows in the table below. Unless otherwise indicated, the address of each director and executive officer in the table set forth below is care of NovaCopper Inc., Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada.

Name and Residence	Age	Director Since(6)	Common Shares beneficially owned or over which control or direction is exercised (#)(A)	Aggregate Common Shares beneficially owned (#)(B)	Aggregate Common Shares beneficially owned (%)(B)(8)
Rick Van Nieuwenhuyse	57	April 27, 2011	312,432	953,791(8)	*
British Columbia, Canada
Director, President and
Chief Executive Officer

Dr. Thomas Kaplan	50	January 24, 2012	nil	14,324,203(9)(10)	27.1%
New York, USA
Chair

Clynton Nauman(4)	63	April 27, 2011	21,573	354,570(11)	*
Washington, USA
Lead Director

Terry Krepiakevich(1)	60	April 27, 2011	nil	200,000(12)	*
British Columbia, Canada
Director

Janice Stairs(2)(3)(5)	53	April 27, 2011	10,000	210,000(13)	*
Nova Scotia, Canada
Director

Tony Giardini(1)(3)	53	January 24, 2012	691	275,355(14)	*
British Columbia, Canada
Director

Gregory Lang(4)	57	January 24, 2012	19,640	247,417(15)	*
Utah, USA
Director

Igor Levental(2)(5)	57	January 24, 2012	166	274,831(16)	*
Colorado, USA
Director

Kalidas	57	January 24, 2012	1,011	285,676 (17)	*
Madhavpeddi(1)(3)(4)
Arizona, USA
Director

Gerald McConnell(2)	67	January 24, 2012	5,535	306,973(18)	*
Nova Scotia, Canada
Director

Walter Segsworth(4)(5)	63	January 24, 2012	833	200,833(19)	*
British Columbia, Canada
Director

Elaine Sanders	43	N/A	7,834	85,422(20)	*
British Columbia, Canada
Chief Financial Officer
and Corporate Secretary

Name and Residence	Age	Director Since(6)	Common Shares beneficially owned or over which control or direction is exercised (#)(A)	Aggregate Common Shares beneficially owned (#)(B)	Aggregate Common Shares beneficially owned (%)(B)(8)
Joseph R. Piekenbrock	57	N/A	9,638	116,020(21)	*
Colorado, USA
Senior Vice President,
Exploration

Notes:

(A)

Includes Common Shares beneficially owned or over which control or direction is exercised as of the date hereof, to the extent such beneficial ownership is not otherwise disclaimed, and does not include securities convertible into Common shares or Common Shares that can be acquired by such person in the future.

(B)

Under applicable U.S. securities laws, a person is considered to be the beneficial owner of securities owned by him or her (or certain persons whose ownership is attributed to him or her) or securities that can be acquired by him or her within 60 days, including upon the exercise of options, warrants or convertible securities. We have determined a beneficial owner’s percentage ownership by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable within 60 days, have been exercised or converted.

(1)	Member of the Audit Committee. Mr. Krepiakevich is the Chair of the Audit Committee.
(2)	Member of the Corporate Governance and Nominations Committee. Mr. McConnell is the Chair of the Corporate Governance and Nominations Committee.
(3)	Member of the Compensation Committee. Mr. Giardini is the Chair of the Compensation Committee.
(4)	Member of the Environment, Health, Safety and Technical Committee (the “EHST Committee”). Mr. Segsworth is the Chair of the EHST Committee.
(5)	Member of the Corporate Communications Committee. Mr. Levental is the Chair of the Corporate Communications Committee.
(6)	All directors have been elected to serve until the next annual meeting of shareholders of NovaCopper, subject to earlier resignation or removal.
(7)

Based on 52,767,511 shares outstanding as of February 28, 2013, plus any shares of common stock deemed to be beneficially owned pursuant to options and warrants that are exercisable within 60 days from February 28, 2013.

(8)	Includes 641,359 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(9)	Includes 229,291 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(10)

Includes 14,094,912 Common Shares held in the aggregate by Electrum and its affiliate GRAT Holdings LLC. Dr. Thomas Kaplan, Chairman of the Board of Directors of the Company, is also chairman and chief executive officer of each of Electrum and Electrum Group, a privately-held global natural resources investment management company which manages the portfolio of Electrum, and therefore has voting and investment power over such Common Shares held by Electrum, but disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(11)	Includes 332,997 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(12)	Includes 200,000 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(13)	Includes 200,000 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(14)	Includes 274,664 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(15)	Includes 227,777 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(16)	Includes 274,665 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(17)	Includes 284,665 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(18)	Includes 301,438 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(19)	Includes 200,000 Common Shares underlying options exercisable within 60 days from February 28, 2013.
(20)	Includes 77,588 Common Shares underlying options exercisable within 60 days from February 28, 2013
(21)	Includes 106,382 Common Shares underlying options exercisable within 60 days from February 28, 2013.
*	Percentage of Common Shares beneficially owned or over which control or direction is exercised is less than 1%.

Our directors and executive officers, as a group, beneficially own, control or direct, directly or indirectly, 389,353 Common Shares representing approximately 0.7% of the issued and outstanding Common Shares, and will hold options to acquire an additional 6,045,702 Common Shares, representing approximately 11.5% of the Common Shares issued and outstanding, on a fully diluted basis.

Pursuant to the terms of the NANA Agreement, NANA may at its option nominate one member of the Board for the five year period following the date NANA first acquires shares or the date NovaCopper first becomes a public company. See “Business of NovaCopper – Recent Developments – Arrangement with NANA Regional Corporation”.

Rick Van Nieuwenhuyse, President, Chief Executive Officer and Director

Mr. Van Nieuwenhuyse has more than 30 years of experience in the natural resource sector, including his role as Founder, President and Chief Executive Officer (“CEO”) of NovaGold since 1997 and his role as Vice President of Exploration for Placer Dome Inc. from 1990 to 1997. In addition to his international exploration perspective, Mr. Van Nieuwenhuyse brings years of working experience in and knowledge of Alaska to NovaCopper. Mr. Van Nieuwenhuyse has managed projects from grassroots discovery through to advanced feasibility studies, production and closure. Mr. Van Nieuwenhuyse holds a Candidature degree in Science from the Université de Louvain, Belgium, and a Masters of Science degree in Geology from the University of Arizona. He received the Thayer Lindsley award in 2009 for his role in the Donlin Gold discovery.

Principal Occupation During Past Five Years: Former President and Chief Executive Officer of NovaGold.

Dr. Thomas Kaplan, Chair

Dr. Kaplan is Chairman of the Board of Directors of the Company as well as of NovaGold. He is also Executive Chairman of The Electrum Group LLC (“Electrum Group”), a privately-held global natural resources investment management company which manages the portfolio of Electrum, the single largest shareholder of the Company. Dr. Kaplan is an entrepreneur and investor with a track record of both creating and unlocking shareholder value in public and private companies. Most recently, Dr. Kaplan served as Chairman of Leor Exploration & Production LLC, a natural gas exploration and development company founded by Dr. Kaplan in 2003. In 2007, Leor’s natural gas assets were sold to EnCana Oil & Gas USA Inc., a subsidiary of Encana Corporation, for $2.55 billion. Dr. Kaplan holds Bachelor’s, Master’s and Doctoral Degrees in History from Oxford University.

Principal Occupation During Past Five Years: Chairman and Chief Executive Officer of The Electrum Group LLC (2011 – present); Chairman of Tigris Financial Group Ltd. (2007 – 2011); Principal of Tigris Financial Group (2011 – present); and Chairman, Leor Exploration and Production LLC (2007 – present).

Clynton Nauman, Lead Director

Mr. Nauman is and has been since February 2005, the President and Chief Executive Officer of Alexco Resource Corp. and is a director of NovaGold. From January 2002 to January 2005, Mr. Nauman was the President of Asset Liability Management Group ULC and from February 1998 until February 2003 Mr. Nauman was President of Viceroy Gold Corporation and Viceroy Minerals Corporation, and a director of Viceroy Resource Corporation. From 1993 to 1998, Mr. Nauman was the General Manager of Kennecott Minerals. Mr. Nauman has 25 years of diversified experience in the mining industry ranging from exploration and business development to operations and business management in the precious metals, base metals and coal sectors.

Principal Occupation During Past Five Years: Chief Executive Officer of Alexco Resource Corp. and Asset Liability Management Group ULC (2005 – present).

Terry Krepiakevich, Director

Mr. Krepiakevich most recently was Chief Financial Officer of SouthGobi Resources Ltd. from July 2006 to 2011, a TSX and Hong Kong-listed company, and is a Director of Western Lithium USA Corp., Concordia Resource Corp., and St. Augustine Gold & Copper Ltd, TSX-listed companies. He has been a Director of Alexco Resource Corp., a TSX and NYSE-listed mineral resources company, since July 2009. Mr. Krepiakevich serves as Chair of the Audit Committee for the above noted companies where he is a director, and has previously served as a member of Compensation, Nomination and Corporate Governance Committees. From November 2000 to July 2006 Mr. Krepiakevich was the Chief Financial Officer of Extreme CCTV Inc., which was formerly listed on the TSX, and also served as a Director from June 2001 to July 2006. Mr. Krepiakevich was the Chief Executive Officer and a Director of First Industrial Capital Corp. from September 1997 to March 2004. He was the Vice President of Finance and Chief Financial Officer of Maynards Industries from July 1988 to June 2000. Mr. Krepiakevich is a Chartered Accountant, certified by the Institute of Chartered Accountants of British Columbia.

Principal Occupation During Past Five Years: Chief Financial Officer of SouthGobi Resources Ltd. (2006 – 2011).

Janice Stairs, Director

Ms. Stairs has over 25 years experience working with companies involved in the resource sector. Ms. Stairs is currently General Counsel to Namibia Rare Earths Inc., a TSX- listed explorer focused on rare earths in Namibia. Prior to joining Namibia Rare Earths in September 2011, Ms. Stairs was General Counsel to Endeavour Mining Corporation, a position she assumed in September 2010 after Endeavour acquired Etruscan Resources Inc. where Ms. Stairs had held the positions of Vice President and General Counsel since 2004. Prior to 2004, Ms. Stairs was a partner with the law firm of McInnesCooper (formerly Patterson Palmer) located in Halifax, Nova Scotia and she continues to act as counsel to the firm. Ms. Stairs practiced law in private practice for 19 years specializing in corporate finance, securities and resource-related issues for private and public companies. Ms. Stairs is a director and Chair of Nova Scotia Business Inc., a Nova Scotia crown corporation established to promote economic development in Nova Scotia. Ms. Stairs graduated from Dalhousie Law School and holds a Masters of Business Administration degree from Queen’s University.

Principal Occupation During Past Five Years: General Counsel to Namibia Rare Earths Inc. (2011-present); General Counsel to Endeavour Mining Corporation (2010-2011); and Vice President and General Counsel of Etruscan Resources Inc. (2004 – 2010).

Tony Giardini, Director

Mr. Giardini is currently the Executive Vice-President and Chief Financial Officer of Kinross Gold Corporation and was Chief Financial Officer of Captstone Mining Corp. from August 2012 to November 2012 and Ivanhoe Mines Ltd. from May 2006 to April 2012. Prior to joining Ivanhoe Mines Ltd., Mr. Giardini spent more than 10 years with Placer Dome Inc. as Vice President and Treasurer, responsible for managing and overseeing the company’s debt and capital market activities, including managing banking relationships with U.S., Canadian, and international banks. During his time at Placer Dome, Mr. Giardini led the financing team that raised in excess of US$1 billion in debt and equity financings. Mr. Giardini is a Chartered Accountant and a Certified Public Accountant and spent 12 years with accounting firm KPMG prior to joining Placer Dome Inc.

Principal Occupation During Past Five Years: Executive Vice-President and Chief Financial Officer of Kinross Gold Corporation (November 2012 – present); Chief Financial Officer of Capstone Mining Corp. (August 2012 –November 2012); Chief Financial Officer of Ivanhoe Mines Ltd. (2006 – 2012); and Vice President and Treasurer of Placer Dome Inc. (2003 – 2006).

Gregory Lang, Director

Mr. Lang is President and Chief Executive Officer of NovaGold. Mr. Lang has over 30 years of diverse experience in mine operations, project development and evaluations, including time as President of Barrick Gold of North America, a wholly-owned subsidiary of Barrick. Mr. Lang has held progressively responsible operating and project development positions over his 10-year tenure with Barrick and, prior to that, with Homestake Mining Company and International Corona Corporation, both of which are now part of Barrick. He holds a Bachelor of Science in Mining Engineering from University of Missouri-Rolla and is a Graduate of the Stanford University Executive Program.

Principal Occupation During Past Five Years: President and Chief Executive Officer of NovaGold (January 2012 –present) and President of Barrick Gold of North America (2004 – 2011).

Igor Levental, Director

Mr. Levental is President of Electrum Group, a privately-held global natural resources investment management company. Electrum, an affiliate of Electrum Group, is currently the largest shareholder of NovaGold. Mr. Levental is a director of Gabriel Resources Ltd., a TSX-listed company engaged in the development of major precious metals deposits in Romania. He is also a director of NovaGold, a TSX-listed company involved in the development of major projects in Alaska and British Columbia and Sunward Resources Ltd., a TSX-V-listed company engaged in the exploration and development of a large porphyry gold-copper project in Colombia. With more than 30 years of experience across a broad cross-section of the international mining industry, Mr. Levental has held senior positions with major mining companies including Homestake Mining Company and International Corona Corporation. Mr. Levental is Chair of the Corporate Communications Committee. Mr. Levental is a Professional Engineer with a BSc in Chemical Engineering and an MBA from the University of Alberta.

Principal Occupation During Past Five Years: President of The Electrum Group LLC (2010 – present); and Executive Vice President, Corporate Development of Electrum USA Ltd. (2007 – 2010).

Kalidas Madhavpeddi, Director

Mr. Madhavpeddi has been President of Azteca Consulting LLC, an advisory firm to the metals and mining sector, since November 2006. He is also the Chief Executive Officer of Forex Investment Group, a private Hong Kong based equity fund. His extensive career in the mining industry spans over 30 years including Phelps Dodge Corp. from 1980 to 2006, starting as a Systems Engineer and ultimately becoming Senior Vice President for Phelps Dodge Corporation, a Fortune 500 company, responsible for the company’s global business development, acquisitions and divestments, including joint ventures, as well as its global exploration programs. He was contemporaneously President of Phelps Dodge Wire and Cable, a copper and aluminum cable manufacturer with international operations in over ten countries, including Brazil and China. Mr. Madhavpeddi is an alumnus of the Indian Institute of Technology, Madras, India the University of Iowa and the Harvard Business School.

Principal Occupation During Past Five Years: President of Azteca Consulting LLC (2006 – present) and Chief Executive Officer of Forex Investment Group Limited (2011 – present).

Gerald McConnell, Director

Mr. McConnell is a Director and has over 25 years of experience in the resource sector. Mr. McConnell is a director and Chief Executive Officer of Namibia Rare Earths Inc., a public Canadian company focused on the development of rare earth opportunities in Namibia. From 1990 to 2010, he was President and Chief Executive Officer of Etruscan Resources Inc., a West African junior gold producer. From December 1984 to January 1998, Mr. McConnell was the President of the Company and from January 1998 to May 1999 he was the Chairman and Chief Executive Officer of the Company. Mr. McConnell, a graduate of Dalhousie Law School, was called to the bar of Nova Scotia in 1971 and received his Queen’s Counsel designation in 1986.

Principal Occupation During Past Five Years: Director and Chief Executive Officer of Namibia Rare Earths Inc. (2010 – present) and President and Chief Executive Officer of Etruscan Resources Inc. (1990 – 2010).

Walter Segsworth, Director

Mr. Segsworth is a Director of Gabriel Resources Ltd., Heatherdale Resources, Roxgold Inc., Telus World of Science, and is lead independent Director of Pan American Silver. Mr. Segsworth has 40 years of experience in mining in Canada and overseas. Mr. Segsworth has served as a senior officer of several mining companies including Westmin Resources, where he was President and Chief Executive Officer of Homestake Mining Company, where he was President and Chief Operating Officer. He is also currently lead independent director of Alterra Power Corp. Mr. Segsworth is past Chairman of both the Mining Associations of British Columbia (BC) and Canada and was named BC's Mining Person of the year in 1996. He received his bachelor of science in mining engineering from Michigan Technological University.

Principal Occupation During Past Five Years: Corporate Director of various corporations.

Elaine Sanders, Chief Financial Officer and Corporate Secretary

Ms. Sanders is the Chief Financial Officer and Corporate Secretary of NovaCopper and was Vice President, Chief Financial Officer and Corporate Secretary of NovaGold. She brings over 20 years of experience in audit, finance and accounting with public and private companies. She has been involved with numerous financings and acquisitions, and has listed companies on both the TSX and NYSE-MKT (previously AMEX). Elaine is responsible for all aspects of financial reporting, compliance and corporate governance of the Company. She holds a Bachelor of Commerce degree from the University of Alberta and is a Chartered Accountant and a Certified Public Accountant.

Principal Occupation During Past Five Years: Chief Financial Officer and Corporate Secretary of NovaCopper Inc. (2011 – present); Vice President, Chief Financial Officer and Corporate Secretary of NovaGold (2011 – 2012); and Vice President Finance and Corporate Secretary of NovaGold (2006 – 2011).

Joseph Piekenbrock, Senior Vice President, Exploration

Mr. Piekenbrock is the Senior Vice President, Exploration of NovaCopper and was Vice President, Exploration of NovaGold from 2002 to 2012. He brings over 30 years of experience working in the minerals exploration and development sector. Prior to joining NovaGold in 2002, he worked extensively in northern climates through years of exploration for both Teck Cominco Ltd. and Placer Dome Inc. in Alaska. Mr. Piekenbrock holds a B.A. in Geology from the University of Colorado and an M.Sc. in Geology from the University of Arizona.

Principal Occupation During Past Five Years: Senior Vice President, Exploration of NovaCopper Inc. (2012 –present); Vice President, Exploration of NovaGold (2003 – 2012).

Conflicts of Interest

To the best of our knowledge, there are no known existing or potential conflicts of interest between NovaCopper and any of our directors, officers, or other members of management, as a result of such individual’s outside business interests at the date hereof. However, certain of our directors and officers are, or may become, directors or officers of other companies, including in particular NovaGold, with businesses which may conflict with our business. Accordingly, conflicts of interest may arise which could influence these individuals in evaluating possible acquisitions or generally in acting on behalf of NovaCopper. Pursuant to the BCBCA, directors are required to act honestly and in good faith with a view to the best interests of NovaCopper.

As required under the BCBCA and our Articles, as well as the Conflicts of Interest Policy adopted by the Board:

  a director or executive officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or executive officer of NovaCopper, must promptly disclose the nature and extent of that conflict; and

  a director who holds a disclosable interest (as that term is used in the BCBCA) in a contract or transaction into which NovaCopper has entered or proposes to enter may not vote on any directors’ resolution to approve the contract or transaction.

Generally, as a matter of practice, directors or executive officers who have disclosed a material interest in any transaction or agreement that our Board is considering will not take part in any Board discussion respecting that contract or transaction. If on occasion such directors do participate in the discussions, they will abstain from voting on any matters relating to matters in which they have disclosed a material interest. In appropriate cases, we will establish a special committee of independent directors to review a matter in which directors, or management, may have a conflict. See “Risk Factors – Some of our directors and officers have conflicts of interest as a result of their involvement with other natural resource companies”.

Thomas Kaplan is Chairman of the Board of Directors of NovaGold and is also Chairman and Chief Executive officer of Electrum Group. Electrum, an affiliate of Electrum Group, is our single largest shareholder, controlling approximately 26.7% of the outstanding Common Shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes and explains the significant elements of our executive compensation program which was implemented during the 2012 fiscal year to motivate and reward our named executive officers (“NEOs” or “Named Executive Officers”).

For the fiscal year ended November 30, 2011 we did not have a compensation program or any NEOs as we were a newly incorporated, wholly-owned subsidiary of NovaGold and as at November 30, 2011, had only recently acquired the Arctic Project. NovaGold provided various services to us for the majority of 2012 through a Services Agreement including the services of Ms. Sanders as Chief Financial Officer (“CFO”).

On April 30, 2012 our outstanding Common Shares were distributed to shareholders of NovaGold by way of a statutory plan of arrangement (see “The Company – History of NovaCopper – Spin-Out”) at which time we became an independent company with the Upper Kobuk Mineral Projects as our material assets. Since April 30, 2012, we have been developing our internal capabilities and accordingly Ms. Sanders has been providing her services to us pursuant to the terms of the Services Agreement. On November 13, 2012 Ms. Sanders terminated her employment with NovaGold and entered into a contract of employment with us.

Our current NEOs are:

  Mr. Rick Van Nieuwenhuyse, President and CEO
  Ms. Elaine Sanders, Vice President and CFO
  Mr. Joseph Piekenbrock, Senior Vice President, Exploration

Objectives of Compensation Program

The objectives of our compensation program are to attract, retain and motivate highly qualified executive officers with the talent and experience necessary for the success of the Company. Our compensation program is designed to recruit and retain key individuals and reward individuals with compensation that has long-term growth potential while recognizing that the executives work as a team to achieve corporate results and should be rewarded accordingly.

The Compensation Committee of the Board of Directors (the “Compensation Committee”), evaluates each executive officer position to establish and enumerate skill requirements and levels of responsibility. The Compensation Committee, after referring to market information provided by its outside compensation advisor, Roger Gurr & Associates (the “Compensation Consultant”), determines compensation for the executive officers. Our compensation philosophy for 2012 is to be in the 62.5 th percentile of its Peer Group (defined below) for base salaries paid to its NEOs, 75th percentile of its Peer Group for total cash compensation based on individual and company performance paid to its NEOs (which compensation includes base salary and annual short term incentives paid) and 50th percentile of its Peer Group for total long term incentives granted to its NEOs.

Part of the Compensation Committee’s mandate is to conduct an annual risk assessment of the Company’s compensation policies and procedures as they apply to all employees, including all NEOs. The design features and performance metrics of the Company’s cash and stock-based incentive programs along with the approval mechanisms associated with each are evaluated to determine whether any of the these policies and practices would create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee’s first review will take place in 2013.

Elements of Compensation

NEO compensation is comprised of three main components: base salary, annual short term incentives and long term incentives.

On February 15, 2012, we retained our Compensation Consultant, to assist the Compensation Committee in determining compensation levels for each of the three main components for our directors and NEOs. The Compensation Consultant’s work encompasses the review of our executive compensation philosophies against comparable peer group(s) using the publicly available filings of peer companies.

Based upon considerations of company size, stage of development and operating jurisdictions, the following peer comparators were selected:

Alexco Resource Corp	Nevada Copper Corp
Augusta Resource Corp	NGEx Resources Inc
Avalon Rare Metals Inc	Paramount Gold and Silver Corp
Colossus Minerals Inc	Queenston Mining Inc
Copper Mountain Mining Corp	Romarco Minerals Inc
Duluth Metals Ltd	Sabina Gold and Silver Corp
International Tower Hill Mines Ltd	Torex Gold Resources Inc
Mercator Minerals Ltd	Victoria Gold Corp

(collectively, the “Peer Group”).

After compiling the information based on salary, bonus and other types of cash and equity based compensation programs obtained from the public disclosure records of the Peer Group, the Compensation Consultant reported its findings to the Compensation Committee and made recommendations to the Compensation Committee regarding compensation targets for directors and NEOs.

The Compensation Committee has set the following compensation targets for the Company’s NEOs for the 2012 2012 fiscal year:

CEO
Base Salary – 62.5th percentile of Peer Group
Annual Incentive Target – 70% of base salary
Long Term Incentive Target– 160% of base salary

CFO and Senior VP, Exploration
Base Salary – 62.5th percentile of Peer Group
Annual Incentive Target – 50% of base salary
Long Term Incentive Target – 100%

The Company’s annual incentive plan provides for cash rewards for short-term performance based on corporate, department, and individual goals. Annual incentives are based on a formula which encompasses a target percentile opportunity based on a designated percentile of market data available, which ranges depending on the individuals level and responsibilities.

The actual payout of annual incentive awards is determined based on the performance the Company, the NEO’s department and the NEO’s goals.

Share-based and Option-based Awards

Share-based grants are generally awarded to NEOs at the commencement of their employment and periodically thereafter based on annual performance reviews. We made a one-time grant of stock options to the NEOs upon completion of the spin-out from NovaGold. A grant of 1,875,000 stock options was made to Rick Van Nieuwenhuyse on the effective date of the spin-out which was approved by the shareholders of NovaGold in connection with the approval of the spin-out but which grant was not made pursuant to the terms of our Equity Incentive Plan (as defined below). Ms. Sanders received a subsequent grant pursuant to her employment agreement with us.

The following table outlines details of grants made to the NEOs during 2012:

NEOs	Number of securities underlying unexercised options (#)	Option exercise price (Cdn$)	Option expiration date	Value of unexercised in- the-money options ($)(1)
Rick Van Nieuwenhuyse President and Chief Executive Officer	1,875,000	3.11	April 29, 2017	Nil(2)
Elaine Sanders Vice President, CFO and Corporate Secretary	250,000 150,000	3.11 3.11	April 29, 2017 July 9, 2017	Nil(2)
Joseph Piekenbrock Senior Vice President, Exploration	400,000	3.11	April 29, 2017	Nil(2)

Notes:

(1)	The value is calculated based on the difference between the market value of the securities underlying the instruments on February 28, 2013, and the exercise price of the option.

(2)	As at February 28, 2013, the closing price of the Common Shares on the Toronto Stock Exchange was $1.96, accordingly, the value of unexercised options is Nil.

Compensation Committee

We have a Compensation Committee comprising Tony Giardini, Kalidas Madhavpeddi and Janice Stairs. The Compensation Committee is a standing committee of the Board and is appointed by and reports to the Board, with a mandate to assist the Board in fulfilling its oversight responsibilities related to:

  ensuring that we have in place programs to attract and develop management of the highest caliber and a process to provide for the orderly succession of senior executives including the annual receipt of the CEO’s current recommendation;

  developing and maintaining a position description for the CEO and assessing the performance of the CEO against the CEO’s position description, goals and objectives;

  reviewing and recommending for approval by the Board, the annual salary, bonus and other benefits, direct and indirect, including targets tied to corporate goals and objectives, of the CEO;

  recommending to the Board compensation policies and guidelines for the Company and overseeing the implementation and administration of compensation policies and programs concerning executive compensation, contracts, stock plans or other incentive plans and proposed personnel changes involving officers reporting to the CEO;

  approving compensation, incentive plans and equity-based plans for all other key employees; and

  reviewing the adequacy and form of the compensation of directors

Summary of NEO Compensation

Currently, Mr. Van Nieuwenhuyse, Ms. Sanders and Mr. Piekenbrock are the only executives who have entered into employment agreements with us, the terms of which are disclosed below. The compensation paid to our NEOs is as follows: (a) the CEO of NovaCopper receives an annual salary of C$400,000; (b) the CFO of NovaCopper receives an annual salary of C$299,600; and (c) the Senior Vice President, Exploration receives an annual salary of $265,000. Mr. Van Nieuwenhuyse’s salary is subject to annual review by the Board; however, in no event will the salary payable in respect of a fiscal year be less than the salary payable in the previous fiscal year. The other NEOs’ salaries are subject to annual review by the CEO; however, in no event will the salary payable in respect of a fiscal year be less than the salary payable in the previous fiscal year. The CEO will make recommendations to the Board or the Compensation Committee of the Board regarding appropriate salary adjustments in respect of the other NEO salaries.

Incentive Plan Awards

The following summary information is presented as of February 28, 2013:

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
	warrants, and rights	warrants, and rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans
approved by security holders	4,149,993	$2.99	1,126,758
CEO stock options approved
by security holders(1)	1,875,000	$3.02	n/a
NovaGold equity
compensation plans approved
by security holders(2)	2,056,560	$4.07	n/a
TOTAL	8,081,553	$3.27	1,126,758

Notes:

(1)	At a special meeting of shareholders of NovaGold held on March 28, 2012, which was called to consider, among other things, a statutory Plan of Arrangement that was completed on April 30, 2012, shareholders of NovaGold also approved the grant to Rick Van Nieuwenhuyse of 1,875,000 stock options to acquire Common Shares, which grant was made outside of NovaCopper's Equity Incentive Plan.
(2)

Under a statutory Plan of Arrangement completed on April 30, 2012, holders of NovaGold options, performance share units and deferred share units received the right, upon exercise or vesting, to receive one common share in the capital of NovaCopper for every six common shares in the capital of NovaGold received upon exercise. These options, performance share units and deferred share units are subject to the terms and conditions of the NovaGold 2004 Stock Option Plan, as amended.

We have an equity incentive plan that was adopted on February 27, 2012 (the “Equity Incentive Plan”) for the benefit of the officers, directors, employees and consultants of NovaCopper or any subsidiary company. The purpose of the Equity Incentive Plan is to attract, retain and motivate eligible persons and to align the interests of such persons with those of our shareholders through the incentive inherent in share ownership and by providing them an opportunity to participate in our future performance through awards of options and bonus shares.

We believe the Equity Incentive Plan will increase our ability to attract skilled individuals by providing them with the opportunity, through the exercise of stock options and the issuance of bonus shares to benefit from the anticipated growth of NovaCopper. The Board has the authority to determine the directors, officers, employees and consultants to whom options or bonus shares will be granted, the number of options or bonus shares to be granted to each person and the price at which Common Shares may be purchased, subject to the terms and conditions set forth in the Equity Incentive Plan.

Material provisions of the Equity Incentive Plan include the following:

  individuals eligible to participate in the Equity Incentive Plan are any outside director, officer, employee, or consultant of NovaCopper or any subsidiary companies (which includes individuals provided to us under the terms of the Services Agreement). Options granted may be either “incentive stock options” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or options that are non-qualified for United States federal income tax purposes;

  the maximum number of Common Shares issuable pursuant to the Equity Incentive Plan shall not exceed 10% of the issued and outstanding Common Shares on the date of grant.

  any issuance of Common Shares from treasury, including issuances pursuant to the exercise of options or pursuant to the Share Bonus Plan (as defined below) shall automatically replenish the number of Common Shares issuable under the Equity Incentive Plan. Options that have been cancelled or that have expired without being exercised continue to be issuable under the Equity Incentive Plan;

  the number of Common Shares issuable to insiders under the Equity Incentive Plan (together with those Common Shares issuable pursuant to any other security based compensation arrangements of NovaCopper or its subsidiaries) shall not, at any time, exceed 10% of the Common Shares outstanding on the date of grant;

  no eligible person may be granted options under the Equity Incentive Plan for more than 15,000,000 Common Shares (subject to adjustment as provided for in the Equity Incentive Plan), in the aggregate in any calendar year;

  the number of Common Shares which may be issued under the Equity Incentive Plan to insiders within a one-year period (together with Common Shares issuable pursuant to any of our or our subsidiaries’ other security based compensation arrangements) shall not, at any time, exceed 10% of the Common Shares outstanding;

  the vesting period of all options shall be determined by the committee appointed by the Board to administer the Equity Incentive Plan;

  options may be exercisable for a period of up to a maximum term of ten years (five years for incentive stock options issued to shareholders owning more than 10% of the combined voting power of all classes of shares), such period to be determined by the Compensation Committee and the options are non-transferable and non-assignable;

  options are not exercisable while a blackout period is in effect and, with the exception of incentive stock options with a 10 year term if an option would otherwise expire during a blackout, the term of the option is extended to ten days following expiry of the blackout;

  the exercise price of the options, assuming the Common Shares are listed on the TSX, will be no less than the greater of: (i) the market price, which means the volume weighted average price of the Common Shares on the TSX for the five trading days prior to the date of grant of the option; and (ii) the fair market value, which means the closing price of the Common Shares on the TSX on the last trading day prior to the date of grant of the option;

  a “net exercise” feature which allows for optionees to receive, at the discretion of the Board, the number of Common Shares having a value equal to the number of Common Shares issuable if such options were exercised multiplied by a quotient, the numerator of which is the result of the market price of one Common Share less the exercise price of one Common Share, and the denominator of which is the market price of one Common Share, without having to pay cash at the time of exercise;

  options held by optionees who are terminated without cause shall be exercisable until the date which is the earlier of six months after the date of termination and the expiry date of the options, provided that the Compensation Committee retains the discretion to accelerate vesting;

  options held by optionees who are terminated for cause shall be void and of no further force or effect on the date of termination;

  in the event of death of an optionee, any vested option held as at the date of death is exercisable until the date which is the earlier of six months after the date of death and the expiry date of the options;

  upon a change of control (as defined in the Equity Incentive Plan), all options shall vest;

  except in certain cases with respect to incentive stock options, the expiry date of outstanding options is extended where such expiry date falls within a Company imposed blackout period;

  pursuant to the share bonus plan (the “Share Bonus Plan”), which forms a part of the Equity Incentive Plan, the Board, on the recommendation of the Compensation Committee, shall have the right, subject to the limitations set forth in the Equity Incentive Plan, to issue or reserve for issuance, for no cash consideration, to any eligible person, any number of Common Shares as a discretionary bonus of Common Shares subject to such provisos and restrictions as the Board may determine. The aggregate number of Common Shares that may be issued under the Share Bonus Plan is 1,000,000;

  the Board may, from time to time, subject to applicable law and the rules of the TSX, but without shareholder approval, suspend, terminate, or amend the Equity Incentive Plan for the purposes of making minor or technical modifications, to correct any ambiguity or defective provisions or to change any vesting provisions of the options issuable under the Equity Incentive Plan or; and

  the Board, absent prior approval of the shareholders of NovaCopper and the TSX or any regulatory body having authority over NovaCopper, will not be entitled to: (i) increase the maximum number of Common Shares issuable by NovaCopper pursuant to the Equity Incentive Plan; (ii) amend an option grant for an option held by an insider to effectively reduce the exercise price or extend the expiry date of such options; (iii) permit options granted under the Equity Incentive Plan to be transferable or assignable other than for normal estate settlement purposes; (iv) to reduce the allocation of Common Shares to the Share Bonus Plan; and (v) make any change to the amendment provisions of the Equity Incentive Plan.

Term, Termination of Employment, Changes in Responsibility and Employment Contracts

Term

Mr. Van Nieuwenhuyse has entered into an employment agreement with us dated effective January 9, 2012; Ms. Sanders entered into an employment agreement with us dated effective November 13, 2012; and Mr. Piekenbrock entered into an employment agreement with us dated effective May 1, 2012.

Each of the Named Executive Officers’ employment will continue indefinitely unless and until terminated in accordance with the terms of their employment agreements.

Termination

In the event of a change of control of the Company, we shall continue to employ the Named Executive Officers and the Named Executive Officers shall continue to serve us in the same capacity and each shall have the same authority, responsibilities and status that each had immediately prior to the change of control, subject to our right to terminate the Named Executive Officers’ employment upon payment of severance.

Notwithstanding the foregoing, a Named Executive Officer’s employment with us will be deemed to be terminated at any time within the twelve month period immediately following a change of control if (i) there is a material change (other than a promotion) in the Named Executive Officer’s position, duties, responsibilities, title or effect immediately prior to any change of control; (ii) a material reduction in the Named Executive Officer’s base salary in effect immediately prior to any change of control; or (iii) any material breach by us of any material provision of the employment agreement and the Company has failed to cure the condition within 30 days from receipt of written notice of such condition.

If a Named Executive Officer’s employment with us is deemed to be terminated, we are required to pay such Named Executive Officer (i) a lump sum payment equal to the Named Executive Officer’s annual base salary plus such Named Executive Officer’s annual incentive target for the fiscal year pursuant to our annual incentive program, multiplied by two, if such termination occurs prior to the first anniversary of the Named Executive Officer’s employment agreement; or (ii) a lump sum payment equal to the Named Executive Officer’s annual base salary at the time of termination plus such Named Executive Officer’s annual incentive earned in the previous fiscal year pursuant to our annual incentive program, multiplied by two, if such termination occurs following the first anniversary of the Named Executive Officer’s employment agreement (the “Severance Payment”).

If the employment contract is terminated by the Named Executive Officer upon a material breach by us, we are obliged to pay to such Named Executive Officer the Severance Payment.

Additionally, we will be obligated to pay the NEOs a lump sum payment equal to our cost of providing group life and long term disability insurance coverage to the Named Executive Officer for a period of 12 months.

Other than as set out above, there are no other termination clauses or change of control benefits in the employment agreements, or any other contract, agreement, plan or arrangement entered into with the Named Executive Officers.

Compensation of Directors

The Board approved the directors’ fees April 2, 2012 with fees retroactively payable to January 1, 2012. For the fiscal year ended November 30, 2011 we did not have any directors’ fees as we were a newly incorporated, wholly-owned subsidiary of NovaGold and as at November 30, 2011, had only recently acquired the Arctic Project.

Non-executive directors each receive an annual retainer of $24,000 in cash. The cash retainer is paid quarterly in advance. In addition, the Chair of the Audit Committee receives $10,000 and the Chairs of the Compensation and Governance, Corporate Communications and Environment Health and Safety and Technical Committees of the Board receive $5,000 annually and the Board Chair receives $16,000 annually, all paid on a quarterly basis. Non-executive directors receive a meeting fee of $1,000 in cash for each meeting attended. Each director and officer is entitled to participate in any security-based compensation arrangement or other plan adopted by us from time to time with the approval of our Board. The directors and officers are reimbursed for expenses incurred on our behalf. Executive officers who are also directors do not collect Board fees. Board members are eligible to participate in the Equity Incentive Plan. No additional fees are paid to directors. Director compensation is subject to review and possible change on an annual basis.

Each director was granted 200,000 options on April 30, 2012 at an exercise price of Cdn$3.11 which grant will expire on the fifth anniversary of the date of grant.

The Compensation Committee periodically reviews the adequacy and form of the compensation of directors and ensures that the compensation realistically reflects the responsibilities and risks involved in being an effective director, and reports and makes recommendations to the Board accordingly.

Services Agreement

NovaGold and NovaCopper entered into the Services Agreement for the provision of office facilities and management services by NovaGold to us and our affiliates.

The following are significant terms of the Services Agreement:

  The Services Agreement will terminate on May 1, 2013 (the “Initial Termination Date”). Upon written notice to NovaGold, we may extend the Services Agreement on a monthly basis for up to one year after the Initial Termination Date, at our option.

  The services provided by NovaGold to us, and NovaCopper to NovaGold, pursuant to the terms of the Services Agreement include general corporate management, including the provision of individuals to serve as executive officers and/or senior management, reception and secretarial services, human-resource related services to the employees of each company, information technology support services, community outreach, assistance with fostering the companies’ relationships with native groups that have interests in the lands surrounding the companies’ projects, accounting, regulatory filings, support services in relation to managing resource estimates, engineering studies, project management, environmental permitting, and preparation of exploration programs and budgets (the “Services”).

  NovaGold provides us the use of office space, including the use of general office equipment and supplies, information technology hardware, and software and related systems as is required by us from time to time (the “Office Facilities”).

We pay to NovaGold for the Services rendered and Office Facilities provided, an amount equal to the actual cost of such Services and Office Facilities, including any applicable federal or provincial taxes in addition to an initial one-time set-up fee. Additionally, we may from time to time, in accordance with our compensation policies, grant stock options or other equity based compensation to those employees of NovaGold in the course of providing their Services to us. We will only make such grants in consultation with NovaGold and the individual allocation of such compensation amongst employees of NovaGold providing Services to us will be at the discretion of NovaGold.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

There is no indebtedness owing to us from any of our executive officers or directors or any former director or executive officer or any subsidiary of ours or any associate of such person, including indebtedness that is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us or a subsidiary of ours.

AUDIT COMMITTEES AND CORPORATE GOVERNANCE

Audit Committee

Summary

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities, primarily through overseeing management’s conduct of our accounting and financial reporting process and systems of internal accounting and financial controls; selecting, retaining and monitoring the independence and performance of our external auditor, including overseeing the audits of our financial statements, and approving any non-audit services; and providing an avenue of communication among the external auditor, management and the Board.

Composition of the Audit Committee

The Audit Committee is comprised of Terry Krepiakevich (Chair), Tony Giardini and Kalidas Madhavpeddi, each of whom is financially literate and independent within the meaning of National Instrument 52-110 — Audit Committees (“NI 52-110”) and under the applicable NYSE MKT standards and SEC rules, Mr. Krepiakevich further qualifies as an audit committee financial expert, as defined in the applicable rules of the SEC.

The Chair of the Audit Committee is expected to generally be responsible for overseeing the Audit Committee in its responsibilities as outlined in the Audit Committee Charter. The Chair’s duties and responsibilities include developing the Audit Committee’s agenda, in consultation with management, and serve as a direct line of communication for our external auditors.

Relevant Education and Experience

Terry Krepiakevich is a Chartered Accountant with over thirty years of experience holding senior financial positions. He was the Chief Financial Officer of SouthGobi Resources Inc. from 2006 – 2011. He has led the listing of several companies on the TSX and completed the first mining dual listing on the Hong Kong stock exchange. He is a director of Alexco Resource Corp., a TSX and NYSE-listed mineral resource company since July 2009.

Tony Giardini is a Chartered Accountant and Certified Public Accountant and spent 12 years with the accounting firm KPMG prior to his ten year tenure as Vice-President and Treasurer of Placer Dome Inc. Mr. Giardini is currently the Executive Vice-President and Chief Financial Officer of Kinross Gold Corporation. While at Placer Dome Inc. Mr. Giardini was responsible for managing and overseeing our debt and capital market activities, including managing banking relationships with US, Canadian and international banks. Mr. Giardini was the Chief Financial Officer of Capstone Mining Corp. from August 2012 to November 2012 and Ivanhoe Mines Ltd. an international mining company listed on the TSX and the NYSE from May 2006 to April 2012.

Kalidas Madhavpeddi has over 30 years’ experience in business development, corporate strategy, global mergers and acquisitions, marketing, trading and sales. Mr. Madhavpeddi is CEO of Aurizon Resources Ltd. and Forex Investment Group Limited and President of Azteca Consulting LLC, an investment and advisory company to the mining industry. Mr. Madhavpeddi has held various executive positions at Phelps Dodge including Senior Vice President, Business Development, President of Phelps Dodge Wire and Cable Co., and Senior Vice President of Phelps Dodge Sales Company.

External Auditor Service Fees

A table setting forth the fees paid by the Company to its independent auditor, PricewaterhouseCooper LLP (“PwC”) for the year ended November 30, 2012 is set forth below. The Company did not have any fees paid for the year ended November 30, 2011.

	Year Ended November 30
	2012 ($)	2011 ($)
Audit Fees(1)	83,584	n/a
Audit-Related Fees(2)	6,908	n/a
Tax Fees(3)	-	n/a
All Other Fees(4)	-	n/a
Total	90,492	n/a

Notes:

(1)

“Audit Fees” are the aggregate fees billed by PwC for the audit of the Company’s consolidated annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements.

(2)

“Audit-Related Fees” are fees charged by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”. This category comprises fees billed for review and advisory services associated with the Company’s financial reporting.

(3)	“Tax Fees” are fees billed by PwC for tax compliance, tax advice and tax planning.

(4)	“All Other Fees” are fees charged by PwC for services not described above.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee is responsible for the appointment (subject to ratification by our shareholders), compensation, retention and oversight of the external auditors, and pre-approves the retention of an external auditor for any non-audit services and the fee for such services. The Audit Committee may, in its discretion, delegate the authority to pre-approve non-audit services to one or more independent member of the Audit Committee provided that the pre-approval of non-audit services by any member to whom authority has been delegated is presented to the full Audit Committee at its first scheduled meeting following such pre-approval.

Corporate Governance

The Board

The Board is currently comprised of 11 directors. Messrs. Krepiakevich, Giardini, Levental, Madhavpeddi, McConnell, Segsworth, Nauman, and Ms. Stairs are considered to be “independent” directors for the purposes of National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and under the applicable NYSE MKT standards. Mr. Van Nieuwenhuyse is not independent as Mr. Van Nieuwenhuyse is an executive officer of NovaCopper. Mr. Lang is not independent as Mr. Lang is an executive officer of NovaGold which was the parent company of NovaCopper until April 30, 2012. Mr. Kaplan is not independent due to his relationship with our largest shareholder. As such, a majority (8 of 11) of the directors are independent.

Certain of our directors are directors of other reporting issuers (or the equivalent) in Canada or foreign jurisdictions, as set out below.

Director	Name of Issuer(s)
Dr. Thomas S. Kaplan	NovaGold Resources Inc.

Terry Krepiakevich	Alexco Resource Corp., Concordia Resource Corp., Western Lithium USA Corporation, St. Augustine Gold and Copper Limited.

Gregory Lang	NovaGold Resources Inc., Sunward Resources Ltd.

Igor Levental	Sunward Resources Ltd., NovaGold Resources Inc., Gabriel Resources Ltd.

Kalidas Madhavpeddi	Capstone Mining Corp., NovaGold Resources Inc., Namibia Rare Earths Inc.

Gerald McConnell	Namibia Rare Earths Inc., NovaGold Resources Inc.

Clynton Nauman	Alexco Resource Corp., NovaGold Resources Inc.

Rick Van Nieuwenhuyse	Alexco Resource Corp., AsiaBase Metals Inc., NovaGold Resources Inc., Tintina Resources Inc.

Walter Segsworth	Heatherdale Resources Ltd., Pan American Silver Corp., Alterra Power Corp., Gabriel Resources Ltd., Roxgold Inc.

Our independent directors are not expected to hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. In order to facilitate open and candid discussion among independent directors, from time to time as circumstances dictate, the non-independent directors and any representatives of management in attendance at meetings of the Board are expected to be excused.

Dr. Kaplan currently serves as Chairman of the Board and Clynton Nauman currently serves as Lead Director. As Dr. Kaplan is the Executive Director of the Electrum Group which manages the portfolio of investments of Electrum, which together with its affiliate GRAT Holdings LLC is the single largest shareholder of the Company, the Board has created the position of lead director, with specific responsibility for maintaining the independence of the Board and ensuring that the Board carries out its responsibilities.

Mandate of the Board

The Board has adopted a written mandate, a copy of which is attached to the NovaGold Management Proxy Circular dated February 27, 2012 (the “Circular”) as Exhibit “I” to Schedule “I”. The Circular was filed on a Form 6-K by NovaGold on March 1, 2012. The mandate of the Board is to enhance and preserve long-term shareholder value, to ensure we meet our obligations on an ongoing basis and that we operate in a reliable and safe manner. In accordance with its mandate, the Board is expected to, among other things:

  review and approve strategic plans on an annual basis and monitor annual programs in relation to strategic plans;

  review operating and financial performance relative to budgets and objectives;

  ensure the integrity and effectiveness of our internal control and management information systems;

  understand the principal risks of our business and ensure that there are systems in place which effectively monitor and manage those risks with a view to our long-term viability;

  monitor and evaluate the performance of the CEO, establish compensation programs and succession planning and determine compensation of the CEO and senior management;

  ensure we operate at all times within applicable laws and regulations and to the highest ethical and moral standards;

  appoint Board committees, including the Audit Committee, and delegate to those committees any appropriate powers of the Board; and

  adopt a communication and disclosure policy for us and ensure we have in place effective communication processes with shareholders and other stakeholders and with financial, regulatory and other institutions and agencies.

Position Descriptions

The Board has approved written position descriptions for our Chair of the Board, our Chief Executive Officer, the Chair of each of the Board committees and our Lead Director. These position descriptions outline the duties, responsibilities and objectives of each of the respective positions.

Orientation and Continuing Education

New directors are expected to participate in a formal orientation program regarding the role of the Board, its committees and directors, and the nature and operations of our business. Members of the Board are encouraged to communicate with our management, external legal counsel and auditors, and other external consultants to educate themselves about our business, the industry, and applicable legal and regulatory developments. Members of the Board are encouraged to take continuing education programs at our expense in order to keep themselves informed about current trends in corporate governance and to assist them in fulfilling their duty of stewardship of NovaCopper.

Ethical Business Conduct

We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to our directors, officers and employees. Our Ethics Code is available on our website at www.novacopper.com.

We have appointed NovaCopper’s Chief Financial Officer to serve as NovaCopper Ethics Officer to ensure adherence to the Ethics Code. Under the Ethics Code, directors, officers and employees will be required to disclose any actual or potential conflict of interest to NovaCopper Ethics Officer or the Chair of the Audit Committee. Under the Ethics Code, no director, officer or employee shall:

  be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

competes with NovaCopper;

supplies products or services to NovaCopper; or

purchases products or services from NovaCopper;

have any financial interest, including significant stock ownership, which means 10% or more of the common stock, in any entity with which NovaCopper does business that might create or give the appearance of a conflict of interest;

seek or accept any personal loan or services from any entity with which NovaCopper does business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

be a consultant to, or a director, officer or employee of, or otherwise operate an outside business, if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities to NovaCopper;

accept any personal loan or guarantee of obligations from NovaCopper, except to the extent such arrangements are legally permissible; or

conduct business on behalf of NovaCopper with immediate family, which includes spouses, children, parents, siblings and persons sharing the same home, whether or not legal relatives.

The Ethics Code also describes how we are committed to honest and ethical conduct by all directors, officers, employees and other representatives, providing full, accurate, timely and understandable disclosure and compliance with all laws, rules and regulations.

Board Nomination

The Board is responsible for approving directors for nomination and election and filling vacancies among the directors. In connection with the nomination or appointment of individuals as directors, the Board will consider the competencies and skills required by the Board, the competencies and skills of the existing directors and the appropriate size of the Board. In all cases the Board will consider the recommendations of the Corporate Governance, Nominating and Compensation Committee. The Corporate Governance, Nominating and Compensation Committee is composed entirely of independent directors.

Assessments

Pursuant to its mandate, the Corporate Governance, Nominating and Compensation Committee will establish and administer a process for assessing the effectiveness of the Board as a whole, the committees of the Board, the Board Chair, the committee chairs and individual directors. The committee will report regularly to the Board on all of its activities and findings.

Other Board Committees

We have formed a Corporate Governance and Nominations Committee comprised of Gerald McConnell (Chair), Igor Levental and Janice Stairs, each of whom are independent within the meaning of NI 58-101and under the applicable NYSE-MKT standards and SEC rules. In accordance with its mandate, the Corporate Governance and Nominations Committee is expected to:

  develop and monitor our overall approach to corporate governance issues and, subject to approval by the Board, implement and administer a corporate governance system with emphasis on superior corporate governance practices;

  recommend to the Board annually the members proposed for re-election to the Board and identify and recommend new nominees for the Board;

  establish and administer a process to assess the performance of the Board, each of the committees and individual directors against their position descriptions on an ongoing basis; and

  review and make recommendations to our Board concerning the appointment of our officers.

Compensation Committee

We have formed a Compensation Committee comprised of Tony Giardini (Chair), Janice Stairs and Kalidas Madhavpeddi, each of whom are independent within the meaning of NI 58-101 and under the applicable NYSE-MKT standards and SEC rules. In accordance with its mandate, the Compensation Committee is expected to:

  evaluate the CEO’s performance and set the CEO’s compensation level based on that performance;

  approve compensation, incentive plans and equity-based plans for all our key executive officers after considering the recommendations of the CEO, all within the compensation policies and guidelines approved by the Board.

Corporate Communications Committee

The role of the Corporate Communications Committee is to review, monitor and assess the effectiveness of our corporate communications. The Corporate Communications Committee is comprised of Igor Levental (Chair), Janice Stairs and Walter Segsworth.

Environmental, Health, Safety and Technical Committee

The role of the Environment, Health, Safety and Technical Committee (“EHST Committee”) is to review, monitor and assess the effectiveness of our environmental policies and activities and our activities as they relate to health and safety issues. The EHST Committee is comprised of Walter Segsworth (Chair), Clynton Nauman, Kalidas Madhavpeddi and Gregory Lang.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of common shares without par value. As at March 7, 2013 we had 52,767,511 common shares outstanding.

Common Shares

All of the common shares rank equally as to voting rights, participation in a distribution of our assets on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after we have paid out our liabilities. Distributions in the form of dividends, if any, will be set by the Board. See “Dividend Policy”.

Provisions as to the modification, amendment or variation of the rights attached to the Common Shares are contained in our articles and the Business Corporations Act (British Columbia). Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least two-thirds of the votes cast).

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any Warrants for the purchase of common shares.

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  the designation and aggregate number of Warrants;

  the price at which the Warrants will be offered;

  the currency or currencies in which the Warrants will be offered;

  the designation and terms of the common shares purchasable upon exercise of the Warrants;

  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  the number of common shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each Warrant;

  the designation and terms of any securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

  the date or dates, if any, on or after which the Warrants and the related securities will be transferable separately;

  whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  material United States and Canadian tax consequences of owning the Warrants; and

  any other material terms or conditions of the Warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE OR EQUITY UNITS

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of Common Shares, at a future date or dates, or similar contracts issued on a “prepaid” basis (in each case, “Share Purchase Contracts”). The price per Common Share and the number of Common Shares may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may be issued separately or as part of units consisting of a Share Purchase Contract or obligations of third parties (including U.S. treasury securities) (the “Share Purchase or Equity Units”), and may, or may not serve as collateral for a holder’s obligations. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require us to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts or Share Purchase or Equity Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts or Share Purchase or Equity Units. Material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase or Equity Units and the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by us for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but we may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by us with respect to any issue of Securities, we may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry-only Securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

We may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers or may issue Securities in whole or in partial payment of the purchase price of assets acquired by us or our subsidiaries. Each Prospectus Supplement will set forth the terms of the offering or issue, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to us from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in Canadian National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NYSE-MKT or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to us.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to, under agreements to be entered into with us, indemnification by us against certain liabilities, including liabilities under the Securities Act, and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of Securities will be less than this amount.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, the following is a general summary of the principal Canadian federal income tax considerations generally applicable under Income Tax Act (Canada) (the “Tax Act”) to a holder who acquires Common Shares or Warrants as beneficial owner pursuant to the Prospectus and who, at all relevant times, for the purposes of the Tax Act, holds such Common Shares or Warrants as capital property, deals at arm’s length with the Company, is not affiliated with the Company and, for purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada and has not and will not use or hold or be deemed to use or hold the Common Shares or Warrants in or in the course of carrying on business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere.

The Common Shares and Warrants will generally be considered capital property to a Non-Resident Holder unless either (i) the Non-Resident Holder holds the Common Shares or Warrants in the course of carrying on a business of buying and selling securities or (ii) the Non-Resident Holder has acquire the Common Shares or Warrants in a transaction or transactions considered to be an adventure in the nature of trade.

The term “US Holder,” for the purposes of this section, means a Non-Resident Holder who, for purposes of the Canada-United States Income Tax Convention (1980) as amended, (the “Convention”), is at all relevant times a resident of the United States and is a “qualifying person” within the meaning of the Convention. In some circumstances, fiscally transparent entities (including limited liability companies) will be entitled to benefits under the Convention. US Holders are urged to consult with their own tax advisors to determine their entitlement to benefits under the Convention based on their particular circumstances.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), the current provisions of the Convention, counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof.

This summary also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (collectively, the “Proposed Tax Amendments”). No assurances can be given that the Proposed Tax Amendments will be enacted or will be enacted as proposed. Other than the Proposed Tax Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences to any particular holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors in Common Shares or Warrants should consult their own tax advisors with respect to their own particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares and Warrants, including interest, dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Exercise of Warrants

Upon the exercise of a Warrant, there will be no income tax consequences for a Non-Resident Holder. When a Warrant is exercised, the Non-Resident Holder’s cost of the Common Share acquired thereby will be the aggregate of the Non-Resident Holder’s adjusted cost base of such Warrant and the exercise price paid for the Common Share. The Non-Resident Holder’s adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Non-Resident Holder of all Common Shares held by the Non-Resident Holder as capital property immediately prior to such acquisition.

Disposition of Common Shares and Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of the Common Shares or Warrants, nor will capital losses arising from the disposition be recognized under the Tax Act, unless the Common Shares or Warrants constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. As long as the shares are then listed on a designated stock exchange (which currently includes the TSX and the NYSE MKT) at the time of disposition, the Common Shares and the Warrants generally will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; and (ii) more than 50% of the fair market value of the Common Shares was determined directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as determined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or a options in respect of, or interests in, or civil law rights in, such properties, whether or not it exists.

If the Common Shares or Warrants are taxable Canadian property to a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such shares, may not be subject to Canadian federal income tax pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder.

A Non-Resident Holder whose shares are taxable Canadian property should consult their own advisors.

Dividends on Common Shares

Under the Tax Act, dividends on shares paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder. Under the Convention, a US Holder will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the Convention, dividends may be exempt from Canadian non-resident withholding tax if paid to certain US Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations and qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the anticipated U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to (i) the acquisition, ownership and disposition of Common Shares and Warrants which the Company may offer, either separately or in combination as a unit, from time to time pursuant to terms described in an applicable Prospectus Supplement; (ii) the exercise, disposition, and lapse of Warrants acquired in such an offering; and (iii) the acquisition, ownership and disposition of Warrant Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of acquisition of Common Shares or Warrants pursuant to a Prospectus Supplement. Additionally, this summary does not address the U.S. federal tax consequences of acquiring, owning and disposing of the other types of securities that the Company has the ability to offer based on this Prospectus, and the relevant Prospectus Supplement will contain additional or modified disclosure concerning the anticipated U.S. federal income tax consequences relevant to such other securities. Furthermore, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder at the time of a particular offering of Common Shares or Warrants. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares and/or Warrants and Warrant Shares in connection with any offering pursuant to a Prospectus Supplement.

No ruling from the U.S. Internal Revenue Service (the “IRS”) or legal opinion has been requested, or will be obtained, regarding the potential U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, regulations promulgated by the Department of the Treasury (whether final, temporary or proposed) (“Treasury Regulations”), U.S. court decisions, published rulings and administrative positions of the IRS, and the Convention, that are applicable and, in each case, in effect as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, including between the date of this Prospectus and the date of any Prospectus Supplement pursuant to which a U.S. Holder acquires Common Shares and/or Warrants. Additionally, any such change could be applied on a retroactive basis after a U.S. Holder has acquired Common Shares, Warrants and/or Warrant Shares and could impact the U.S. federal income tax considerations described in this summary as applied to such U.S. Holder in connection with a purchase of Common Shares and/or Warrants pursuant to the applicable Prospectus Supplement. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this section, a “U.S. Holder” is a beneficial owner of Common Shares, Warrants or Warrant Shares acquired pursuant to a Prospectus Supplement that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Common Shares, Warrants or Warrant Shares that is neither a U.S. Holder nor a partnership (or other “pass-through” entity). This summary does not address the U.S. federal income tax considerations applicable to Non-U.S. Holders relating to the acquisition, ownership and disposition of Common Shares, Warrants or Warrant Shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) relating to the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) U.S. Holders that own Common Shares, Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other arrangement involving more than one position; (e) U.S. Holders that acquired Common Shares, Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (f) U.S. Holders that hold Common Shares, Warrants or Warrant Shares other than as a capital asset (generally property held for investment purposes) within the meaning of Section 1221 of the Code; or (g) U.S. Holders that own, directly, indirectly or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company. The summary below also does not address the impact of an offering on persons who are U.S. expatriates or former long-term residents of the United States subject to Section 877 of the Code. U.S. Holders and others that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors.

If an entity that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, Warrants or Warrant Shares, the U.S. federal income tax consequences applicable to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Common Shares, Warrants or Warrant Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. estate and gift, U.S. alternative minimum tax, or foreign tax consequences to U.S. Holders relating to the acquisition, ownership, and disposition of Common Shares, Warrants and/or Warrant Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. estate and gift, U.S. federal alternative minimum tax and foreign tax consequences relating to the acquisition, ownership, and disposition of Common Shares, Warrants and/or Warrant Shares.

U.S. Federal Income Tax Consequences of Common Shares and Warrants Offered as Part of a Unit

It is possible that the Company may offer Common Shares and Warrants in combination to be purchased as a unit. For U.S. federal income tax purposes, the acquisition by a U.S. Holder of such a unit will be treated as the acquisition of two separate instruments: an instrument consisting of a Common Share or portion of such a Common Share and an instrument consisting of a Warrant or portion of such a Warrant. The purchase price for the unit will be allocated between these two instruments in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for a unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and Warrant components that comprise such unit.

If the Company issues Common Shares and Warrants as part of a unit, it will inform the U.S. Holder of the portion of the unit purchase price it intends to allocate to each instrument in the applicable Prospectus Supplement. However, the IRS will not be bound by the Company’s allocation of the purchase price for units offered, and therefore, the IRS or a U.S. court may not respect the allocation provided by the Company. U.S. Holders should consult their own tax advisors regarding the allocation of the purchase price for any units purchased. Your holding period for each instrument acquired in a unit will begin on the day after the date of acquisition.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. Subject to the PFIC rules discussed below, a U.S. Holder’s holding period for the Warrant Share generally should begin on the day after the date on which such U.S. Holder exercised the corresponding Warrant.

It is possible that under the terms of the applicable Prospectus Supplement, a U.S. Holder may be permitted to undertake a cashless exercise of a Warrant into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants, such as whether gain or loss is recognized, if permitted under the applicable Prospectus Supplement.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. As noted below under “Sale or Other Taxable Disposition of Common Shares and Warrant Shares”, such gain or loss generally will be treated as “U.S. source” gain or loss for purposes of the U.S. foreign tax credit calculations. Subject to the PFIC rules discussed below, any such gain or loss generally should be a capital gain or loss (provided that the Common Shares to be issued on the exercise of such Warrant would have been a capital asset if acquired by the U.S. Holder). Any such gain or loss will be long-term gain or loss if the Warrant disposed of was held for more than one year.

Expiration of Warrants Without Exercise

Subject to the PFIC rules discussed below, upon the lapse or expiration of a Warrant a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. Any such loss generally will be a capital loss (provided that the Common Shares to be issued on the exercise of such Warrant would have been a capital asset if acquired by the U.S. Holder) and will be long-term capital loss if the Warrant was held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that are to be issued on the exercise of Warrants purchased, or an adjustment to the exercise price of such Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company). Any constructive distributions will generally be taxable (see a more detailed discussion of the rules applicable to distributions made by the Company at “Distributions on Common Shares and Warrant Shares” below).

However, adjustments to the exercise price of the Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of Warrants will generally not be considered to result in a constructive distribution to a U.S. Holder of Warrants. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares and Warrant Shares

Distributions on Common Shares and Warrant Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share or Warrant Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares or Warrant Shares and thereafter as a gain from the sale or exchange of such Common Shares or Warrant Shares (see “Sale or Other Taxable Disposition of Common Shares and Warrant Shares” below). However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares or Warrant Shares will constitute ordinary dividend income. Dividends received on Common Shares or Warrant Shares will not be eligible for the “dividends received deduction”.

Subject to applicable limitations, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares and Warrant Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Common Shares or Warrant Shares a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) its tax basis in such Common Shares or Warrant Shares sold or otherwise disposed of. Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Convention and such U.S. Holder elects to treat such gain or loss as “foreign source” (see a more detailed discussion at “Foreign Tax Credit” below).

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares or Warrant Shares generally may elect to deduct or credit such tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source”. In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income”. However, and subject to certain exceptions, a portion of the dividends paid by a foreign corporation will be treated as U.S. source income for United States foreign tax credit purposes, in proportion to its U.S. source earnings and profits, if United States persons own, directly or indirectly, 50 percent or more of the voting power or value of the foreign corporation’s shares. A portion of any dividends paid with respect to the Common Shares and Warrant Shares may be treated as U.S. source income under these rules, which may limit the ability of a U.S. Holder to claim a foreign tax credit for any Canadian withholding taxes payable in respect of such amount. Because the foreign tax credit rules are complex, U.S. Holders should consult their own tax advisors regarding the foreign tax credit rules, including the source of any dividends paid to U.S. Holders.

Subject to certain specific rules, foreign income and withholding taxes paid with respect to any distribution in respect of stock in a PFIC should qualify for the foreign tax credit. The rules relating to distributions by a PFIC are complex, and a U.S. Holder should consult with its own tax advisor with respect to any distribution received from a PFIC.

Receipt of Foreign Currency

The amount of any distribution paid in foreign currency to a U.S. Holder in connection with the ownership of Common Shares or Warrant Shares, or on the sale, exchange or other taxable disposition of Common Shares, Warrants or Warrant Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. A U.S. Holder that receives foreign currency and converts such foreign currency into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes. U.S. Holders should consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

Additional Tax on Passive Income

Certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Common Shares and Warrant Shares.

Passive Foreign Investment Company Rules

If the Company is considered a PFIC within the meaning of Section 1297 of the Code at any time during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of Common Shares, Warrants and Warrant Shares.

PFIC Status of the Company

The Company generally will be a PFIC if, for a given tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. “Gross income” generally includes all revenues less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on (a) a distribution on the shares of a Subsidiary PFIC and (b) a disposition of shares of a Subsidiary PFIC, both as if the U.S. Holder directly held the shares of such Subsidiary PFIC.

The Company believes that it was not a PFIC for the tax year ended November 30, 2012, and based on current business plans and financial projections, the Company does not expect to be a PFIC for the current tax year or the foreseeable future. The determination of whether the Company (or a subsidiary of the Company) was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company (or subsidiary) will be a PFIC for any tax year depends on the assets and income of the Company (and each such subsidiary) over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or subsidiary) concerning its PFIC status or that the Company (and any subsidiary) was not, or will not be, a PFIC for any tax year. U.S. Holders should consult their own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

Default PFIC Rules under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership and disposition of Common Shares, Warrants and Warrant Shares will depend on whether such U.S. Holder makes a QEF election or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Common Shares or Warrant Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares, Warrants and Warrant Shares and (b) any excess distribution paid on the Common Shares and Warrant Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares or Warrant Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code any gain recognized on the sale or other taxable disposition of Common Shares, Warrants or Warrant Shares (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution paid on Common Shares and Warrant Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day of a Non-Electing U.S. Holder’s holding period for the Common Shares or Warrant Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or excess distribution and to years before the Company became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, Warrants or Warrant Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Common Shares and Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares and Warrant Shares were sold on the last day of the last tax year for which the Company was a PFIC. No such election, however, may be made with respect to Warrants.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, if the Company were a PFIC, the holding period for the Warrant Shares would begin on the day after the date a U.S. Holder acquired the Warrants. This would impact the availability of the QEF Election and Mark-to-Market Election with respect to Warrant Shares. Thus, a U.S. Holder would have to account for Warrant Shares and Common Shares under the PFIC rules and the applicable elections differently (see discussion below under “QEF Election” and “Market-to-Market Election”.)

QEF Election

In the event the Company is a PFIC and a U.S. Holder makes a QEF Election for the first tax year in which its holding period of its Common Shares begins, such U.S. Holder generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital gain, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest”, which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if it is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in a subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during a subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code on its disposition. However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of Common Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares, and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold on the first day of such year at fair market value. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to Common Shares, Warrants and Warrant Shares.

The Company will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC, and will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company, and any Subsidiary PFIC in which the Company owns, directly or indirectly, more than 50% of such Subsidiary PFIC’s total aggregate voting power, is required to obtain for U.S. federal income tax purposes in the event it is a PFIC. However, U.S. Holders should be aware that the Company can provide no assurances that it will provide any such information relating to any Subsidiary PFIC, in which the Company owns, directly or indirectly, 50% or less of such Subsidiary PFIC’s aggregate voting power. Because the Company may own shares in one or more Subsidiary PFICs, and may acquire shares in one or more Subsidiary PFICs in the future, they will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information. U.S. Holders should consult their tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares and Warrant Shares are marketable stock. The Common Shares and Warrant Shares generally will be “marketable stock” if they are regularly traded on (a) a national securities exchange that is registered with the SEC; (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934; or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced; and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor regarding whether the Common Shares and Warrant Shares constitute marketable stock.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for Common Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for Common Shares will also apply to such U.S. Holder’s Warrant Shares. As a result, if a Market-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. If the Company is a PFIC at the time a U.S. Holder acquires Warrants, a U.S. Holder’s holding period for Warrant Shares received on exercise will include the period during which such U.S. Holder has held the Warrants. In these circumstances, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares, unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired the corresponding Warrants, and the tax regime and interest charge of Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares and any Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Common Shares and any Warrant Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares and any Warrant Shares over (ii) the fair market value of such Common Shares and any Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

U.S. Holders that make a Mark-to-Market Election generally also will adjust their tax basis in the Common Shares and Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares and Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares and Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election. U.S. Holders should consult their own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to Common Shares and Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares and Warrant Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations) in the event the Company is a PFIC during such U.S. Holder’s holding period for the relevant shares. However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares and Warrant Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares, Warrants or Warrant Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares, Warrants or Warrant Shares.

If the Company were a PFIC, a U.S. Holder would be required to attach a completed IRS Form 8621 to its tax return every year in which it recognized gain on a disposition of the Common Shares or Warrants or received an excess distribution. Recently enacted legislation creates an additional annual filing requirement for U.S. persons who are shareholders in a PFIC. The legislation does not describe what information will be required to be included in the additional annual filing, but rather grants the Secretary of the U.S. Treasury authority to decide what information must be included in such annual filing. Recent guidance has suspended the obligation to report such information until the IRS releases the relevant forms. U.S. Holders should consult their own tax advisers concerning annual filing requirements, and if applicable, any Mark-to-Market or QEF Election.

In addition, a U.S. Holder who acquires Common Shares, Warrants or Warrant Shares from a decedent will not receive a “step up” in tax basis of such Common Shares, Warrants or Warrant Shares to fair market value unless such decedent had a timely and effective QEF Election in place.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.

The PFIC rules are complex, and U.S. Holders should consult their own tax advisors regarding the PFIC rules and how they may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares in the event the Company is a PFIC at any time during such holding period for such Common Shares, Warrants or Warrant Shares.

Information Reporting, Backup Withholding Tax

Certain U.S. Holders are required to report information relating to an interest in the Common Shares, Warrants, and Warrant Shares subject to certain exceptions (including an exception for Common Shares, Warrants, and Warrant Shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the Common Shares, Warrants, or Warrant Shares. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the Common Shares, Warrants, and Warrant Shares.

Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on Common Shares and Warrant Shares, and proceeds arising from certain sales or other taxable dispositions of Common Shares, Warrants or Warrant Shares, may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. social security or other taxpayer identification number (generally on Form W-9); (b) furnishes an incorrect U.S. taxpayer identification number; (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax; or (d) fails under certain circumstances to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder timely furnishes the required information to the IRS. U.S. Holders should consult their own tax advisors regarding the information reporting and backup withholding tax rules.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

We are not or were not a party to, and none of our property is or was the subject of any legal proceedings since our inception nor do we contemplate any such legal proceedings.

No penalties or sanctions have been imposed against us by a court, nor has the Company entered into any settlement agreements before a court, relating to provincial and territorial securities legislation or by a securities regulatory authority since the date of incorporation, nor has a court or regulatory body imposed any other penalties or sanctions against the Company.

RELATED PARTY TRANSACTIONS

No (a) director or executive officer, (b) person or company that beneficially owns, controls or directs, directly or indirectly, more than 10 percent of any class or series of outstanding Common Shares; or (c) associate or affiliate of any of the persons or companies referred to in (a) or (b) above has, or has since our inception, any material interest, directly or indirectly, in any transaction that has materially affected or is reasonably expected to materially affect us or any of our subsidiaries.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP with respect to Canadian legal matters, and by Dorsey & Whitney LLP with respect to U.S. legal matters and, except as otherwise set forth in any Prospectus Supplement, on behalf of the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP with respect to U.S. legal matters.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia. The transfer agent and registrar for the Company’s common shares in Canada is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario. The co-transfer agent and registrar for the Company’s common shares in the United States is Computershare Trust Company Inc. at its office in Denver, Colorado.

MATERIAL CONTRACTS

Except for contracts made in the ordinary course of business, the following are the only material contracts entered into by us since incorporation in April 2011:

(a)	Commitment Agreement between NovaGold Resources Inc. and NovaCopper Inc. dated effective April 19, 2012;

(b)	NANA Agreement; and

(c)	Net Smelter Returns Royalty Agreement among Kennecott Exploration Company, Kennecott Arctic Company, Alaska Gold Company, and NovaGold Resources Inc. dated effective January 7, 2010.

INTEREST OF EXPERTS

Information relating to our mineral projects in this Prospectus and the documents incorporated by reference herein has been derived from reports prepared by the experts listed below and has been included in reliance on such person’s expertise.

None of Neal Rigby, C. Eng., MIMMM, Ph.D, Russell White, B.S. Geology, SME Registered Geologist, Jeffrey Volk, M.Sc., CPG, FAusIMM, Terry Braun, P.E., M.S., Eric J. Olin, M.Sc., M.B.A., RM-SME, Bruce Davis, FAusIMM, Robert Sim, P. Geo., Scott Petsel, P. Geo., SRK Consulting (U.S.), Inc. or BD Resource Consulting Inc. each being companies or persons who have prepared reports relating to the our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and partnerships beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of the Company.

None of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company.

PricewaterhouseCoopers LLP has advised that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and the rules of the SEC. PricewaterhouseCoopers LLP is registered with the Public Company Accounting Oversight Board.

TECHNICAL AND SCIENTIFIC DISCLOSURE

All scientific and technical information regarding the Upper Kobuk Mineral Projects incorporated by reference in this Prospectus has been prepared by, or under the supervision of various Qualified Persons, as defined in NI 43-101; such Qualified Persons are responsible for different aspects of the scientific and technical disclosure in this Prospectus.

The Qualified Persons who are responsible for the scientific and technical information regarding the Arctic Project are Neal Rigby, C. Eng., MIMMM, Ph.D, Russell White, B.S. Geology, SME Registered Geologist, Jeffrey Volk, M.Sc., CPG, FAusIMM, Terry Braun, P.E., M.S., Eric J. Olin, M.Sc., M.B.A., RM-SME.

The Qualified Persons who are responsible for the scientific and technical information regarding the Bornite Project are Bruce Davis FAusIMM, Robert Sim, P. Geo, and Scott Petsel, P. Geo.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information it files with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this Prospectus, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed to be incorporated by reference. Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from the Secretary of the Company at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4, telephone: (604) 638-8088. Further copies of all or any portion of this information are available at the Public Reference Room of the SEC, 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330. Filings are also available at the SEC’s website at www.sec.gov.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, documents not deemed “filed” with the SEC and information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)	the Company’s Annual Report on Form 10-K for the year ended November 30, 2012, as filed on February 12, 2013;

(b)	the description of Common Shares contained in its registration statement on Form 40-F filed on March 1, 2012, including any amendment or report filed for purposes of updating such description; and

c)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after November 30, 2012 but before the end of the offering of the securities made by this Prospectus.

ADDITIONAL INFORMATION

On March 11, 2013, we filed a short form base shelf prospectus with Canadian securities regulatory authorities which will permit us to offer and sell the Securities for gross proceeds of $100,000,000. The aggregate gross proceeds from the Securities that may be sold in the provinces of Canada other than Quebec, together with the Securities that we may sell in the United States pursuant to this Prospectus, are not expected to exceed $100,000,000.

You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Business Corporations Act (British Columbia). Many of our directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the U.S. federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or ‘‘blue sky’’ laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

GLOSSARY

The following is a glossary of technical terms that may be found in this Prospectus and in the documents incorporated by reference:

“AA” is atomic absorption.

“Ag” is the chemical symbol for silver.

“AGP” is acid-generating potential.

“AMT” is audiomagnetotelluric.

“ARD” is acid rock drainage.

“Au” is the chemical symbol for gold.

“CIM” is the Canadian Institute of Mining, Metallurgy and Petroleum.

“Co” is the chemical symbol for cobalt.

“CO2” is carbon dioxide.

“CS-AMT” is controlled source audio-frequency magnetotelluric.

“Cu” is the chemical symbol for copper.

“DIGHEM” is a proprietary geophysical survey system.

“dilution” is waste, which is unavoidably mined with ore.

“dip” is the angle of inclination of a geological feature/rock from the horizontal.

“EM” is electromagnetic.

“FA-AAA” is fire assay – atomic absorption.

“fault” is the surface of a fracture along which movement has occurred.

“Fe” is the chemical symbol for iron.

“gangue” are non-valuable components of the ore.

“grade” is the measure of concentration of gold within mineralized rock.

“g” is a gram.

“g/t” is grams per metric tonne.

“ha” is a Hectare.

“ICP” is induced couple plasma.

“ICP-AES” is inductively coupled plasma atomic emission spectroscopy.

“indicated mineral resource” means that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“inferred mineral resource” means that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence, limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“IRR” is internal rate of return.

“km” is a kilometre.

“m” is a metre.

“Mg” is the chemical symbol for magnesium.

“micron” or “µm” is 0.000001 metres.

“measured mineral resource” means that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for both geological and grade continuity to be reasonably assured.

“mineral reserve” means the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.

“mineral resource” means a concentration or occurrence of natural solid inorganic material, or natural solid fossilized organic material in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“mm” is a millimetre.

“MS” is massive sulfide.

“MW” is million watts.

“NPV” is net present value

“ounce” or “oz” is a troy ounce.

“Pb” is the chemical symbol for lead.

“ppm” is parts per million.

“probable mineral reserve” means the economically mineable part of an indicated and, in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

“proven mineral reserve” means the economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

“QA/QC” is quality assurance and quality control.

“RC” is rotary circulation drilling.

“RQD” is rock quality description.

“SP” is self-potential.

“strike” is the duration of line formed by the intersection of strata surfaces within the horizontal plane, always perpendicular to the dip direction.

“tailings” is the finely ground waste rock from which valuable minerals or metals have been extracted.

“tonne” is a metric tonne: 1,000 kilograms or 2,204.6 pounds.

“t/d” is tonnes per day.

“XRF” is x-ray fluorescence spectroscopy.

“Zn” is the chemical symbol for zinc.

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Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference may be obtained on request without charge from the Secretary of NovaCopper Inc. at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4, telephone: (604) 638-8088 and are available electronically at www.sedar.com.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

This short form prospectus has been filed under legislation in each of the provinces of Canada other than Québec that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	$100,000,000	March 11, 2013
Common Shares
Warrants to Purchase Common Shares
Share Purchase Contracts
Share Purchase or Equity Units

NovaCopper Inc. (“We”, “NovaCopper” or the “Company”) may offer and issue from time to time common shares (the “Common Shares”), warrants to purchase Common Shares (the “Warrants”), share purchase contracts and share purchase or equity units (all of the foregoing, collectively, the “Securities”) or any combination thereof up to an aggregate initial offering price of $100,000,000 during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

Our outstanding common shares of NovaCopper are listed and posted for trading on the Toronto Stock Exchange (“TSX”) and the NYSE-MKT LLC (“NYSE-MKT”), previously NYSE-AMEX, under the symbol “NCQ”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the Common Shares will not be listed on any securities exchange. There is currently no market through which the Securities, other than the Common Shares, may be sold and you may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”. The offering of Securities hereunder is subject to approval of certain legal matters on our behalf by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters, and Dorsey & Whitney LLP, with respect to U.S. legal matters.

Investing in our securities involves a high degree of risk. You should carefully read the “Risk Factors” section beginning on page 51 of this Prospectus.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences. This Prospectus and the applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion contained in the applicable Prospectus Supplement and consult your tax advisor with respect to your own particular circumstances. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations” in this Prospectus.

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The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the designation of the particular class and series, the number of common shares offered, the issue price, dividend rate, if any, and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the designation, terms, number of Common Shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iii) in the case of share purchase contracts, the designation, number and terms of the Common Shares to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Common Shares, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms; and (iv) in the case of share purchase or equity units, the terms of the share purchase contract or third party obligations and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

We may offer and sell Securities to or through underwriting syndicates or dealers, through agents or directly to purchasers. The Prospectus Supplement for each offering of Securities will describe in detail the plan of distribution for that offering.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Additional Information.”

Prospective investors should be aware that all mineral resource estimates and any future reserve estimates, included or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement have been and will be prepared in accordance with applicable Canadian standards, which differ from U.S. standards. See “Cautionary Note to United States Investors” and “Glossary”. This Prospectus and the documents incorporated by reference in this Prospectus contain forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities laws. See “Cautionary Statement Regarding Forward-Looking Statements.”

The Company’s head office is located at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4. The Company’s registered office is located at Suite 2600, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3.

Thomas Kaplan, Gregory Lang, Igor Levental, Kalidas Madhavpeddi and Clynton Nauman are each directors of the Company and reside outside of Canada. Although Messrs. Kaplan, Lang, Levental, Madhavpeddi and Nauman have appointed Blake, Cassels & Graydon LLP as agent for service of process in each province of Canada in which the Securities are to be distributed, it may not be possible for investors to enforce against Messrs. Kaplan, Lang, Levental, Madhavpeddi and Nauman judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

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TABLE OF CONTENTS

CAUTIONARY NOTE TO UNITED STATES INVESTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
EXCHANGE RATE INFORMATION	8
THE COMPANY	8
RISK FACTORS	53
USE OF PROCEEDS	65
DIVIDEND POLICY	66
CONSOLIDATED CAPITALIZATION	66
PRIOR SALES	66
TRADING PRICE AND VOLUME	68
CONTRACTUAL RESTRICTIONS ON TRANSFER	69
PRINCIPAL HOLDERS OF SECURITIES	69
DIRECTORS AND OFFICERS	70
EXECUTIVE COMPENSATION	75
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	83
AUDIT COMMITTEES AND CORPORATE GOVERNANCE	83
DESCRIPTION OF SHARE CAPITAL	88
DESCRIPTION OF WARRANTS	89
DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE OR EQUITY UNITS	89
DENOMINATIONS, REGISTRATION AND TRANSFER	90
PLAN OF DISTRIBUTION	93
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	103
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	103
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	103
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	103
LEGAL MATTERS	103
AUDITORS, TRANSFER AGENT AND REGISTRAR	103
MATERIAL CONTRACTS	103
INTEREST OF EXPERTS	103
TECHNICAL AND SCIENTIFIC DISCLOSURE	104
DOCUMENTS INCORPORATED BY REFERENCE	104
ADDITIONAL INFORMATION	105
ENFORCEABILITY OF CIVIL LIABILITIES	105
OTHER MATERIAL FACTS	106
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	106
GLOSSARY	G-1
AUDIT COMMITTEE CHARTER	A-1
AUDITORS’ CONSENT	AC-1
CERTIFICATE OF NOVACOPPER INC.	C-1

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You should rely only on the information contained in or incorporated by reference into this Prospectus and any Prospectus Supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

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In this Prospectus and in any Prospectus Supplement unless the context otherwise requires, references to “NovaCopper” or the “Company”, “we”, “us”, and “our” refer to NovaCopper Inc., either alone or together with our subsidiaries, as the context requires.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to United States dollars. References to “$” or “US$” are to United States dollars and references to “Cdn$” or “C$” are to Canadian dollars. See “Exchange Rate Information”. The Company’s financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with accounting principles generally accepted in the United States.

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AUDIT COMMITTEES AND CORPORATE GOVERNANCE

Audit Committee

Audit Committee Charter

The full text of the charter of our Audit Committee is attached hereto as Appendix “A”.

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DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4, telephone: 604-638-8088. These documents are also available through the internet on SEDAR, which can be accessed on line at www.sedar.com, and on EDGAR, which can be accessed at www.sec.gov. The following documents filed with the securities commissions or similar authorities in Canada are specifically incorporated by reference into, and form an integral part of this Prospectus:

(a)	annual report on Form 10-K pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the Fiscal Year Ended November 30, 2012 dated February 12, 2013;

(b)

audited annual comparative consolidated financial statements of the Company for the year ended November 30, 2012 together with the notes thereto, including management’s discussion and analysis for the period ended November 30, 2012;

(c)	material change report, dated July 18, 2012, announcing the initial NI 43-101 compliant resource estimate for the Ruby Creek zone of the Bornite Deposit; and

(d)	material change report, dated February 8, 2013 announcing the initial NI 43-101 compliant resource estimate for the South Reef zone of the Bornite Deposit.

Any annual information form, material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of

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ADDITIONAL INFORMATION

On November 21, 2012 the Company filed a shelf registration statement with the SEC, which, when effective, will permit us to offer and sell the Securities for gross proceeds of $100,000,000. The aggregate gross proceeds from the Securities that may be sold in the United States, together with the Securities that we may sell in the provinces of Canada other than Québec pursuant to this Prospectus, are not expected to exceed $100,000,000.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Business Corporations Act (British Columbia). Many of our directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the U.S. federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or ‘‘blue sky’’ laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

OTHER MATERIAL FACTS

Other than as disclosed elsewhere in this Prospectus and any Prospectus Supplement, there are no material facts that are necessary to be disclosed in order for this Prospectus to contain full, true and plain disclosure of all material facts relating to the Securities to be distributed.

EXEMPTIONS FROM THE INSTRUMENT

On February 13, 2013, the Company applied for exemptive relief under Part 19 of National Instrument 41-101 - General Prospectus Requirements ("NI 41-101"), from the requirement under subsection 2.3(1) of NI 41-101 to file this Prospectus more than 90 days from November 22, 2012, being the date of the receipt for the Company's preliminary short form base shelf prospectus. The issuance of the receipt for this Prospectus will evidence the granting of the requested relief, provided it is filed by May 21, 2013.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase Securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or a prospectus supplement (including a pricing supplement) relating to the Securities purchased by a purchaser and any amendments thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus or prospectus supplement relating to the Securities purchased by a purchaser and any amendments thereto contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

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Original purchasers of Warrants to purchase Common Shares (if offered separately), Share Purchase Contracts, and Share Purchase or Equity Units will have a contractual right of rescission against NovaCopper in respect of the conversion, exchange or exercise of such Warrant, Share Purchase Contract, or Share Purchase or Equity Unit, as the case may be.

The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrant, Share Purchase Contract, or Share Purchase or Equity Unit, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the convertible, exchangeable or exercisable security under this prospectus. This contractual rights of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible, exchangeable or exercisable security that was purchased under a prospectus, and therefore a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

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APPENDIX “A”

AUDIT COMMITTEE TERMS OF REFERENCE

A.	PURPOSE

The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities, primarily through overseeing management’s conduct of the Company’s accounting and financial reporting process and systems of internal accounting and financial controls; selecting, retaining and monitoring the independence and performance of the Company’s external auditor, including overseeing the audits of the Company’s financial statements, and approving any non-audit services; and providing an avenue of communication among the external auditor, management and the Board.

B.	COMPOSITION, PROCEDURES AND ORGANIZATION

1.

The Board of Directors of the Company (the “Board”), at its organizational meeting held in conjunction with each annual general meeting of the shareholders, shall appoint the members and the Chair of the Committee for the ensuing year. The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

2.

The Committee shall consist of at least three members of the Board all of whom shall be independent as determined in accordance with applicable securities laws, rules, regulations and guidelines (“Securities Laws”).

3.

No member of the Committee may, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board, accept directly or indirectly any consulting, advisory, or other “compensatory fee” (as such term is defined under applicable United States securities laws and stock exchange rules (collectively, the “U.S. Rules”)) from, or be an “affiliated person” (as such term is defined under applicable U.S. Rules) of, the Company or any subsidiary of the Company unless an exemption or exception under applicable U.S. Rules is available.

4.

No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years unless an exemption or exception under applicable U.S. Rules is available.

5.

All Committee members shall be financially literate. For this purpose, financial literacy shall mean the ability of a member to read and understand a set of financial statements that present a breadth and level of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements. At least one member should have accounting or related financial expertise such that the member satisfies the definition of an “audit committee financial expert” under applicable U.S. Rules.

6.	If the Chair is not present at any meeting of the Committee, one of the other members of the Committee present at the meeting shall be chosen by the Committee to preside at the meeting.

7.	The Secretary of the Company shall be the secretary of the Committee, unless otherwise determined by the Committee.

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8.

The Committee shall meet at least quarterly on such dates and at such locations as may be determined by the Chair of the Committee and may also meet at any other time or times on the call of the Chair of the Committee, the external auditors or any two of the other members.

9.

The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other. The Committee may also act by unanimous written consent of its members.

10.

The external auditors or any two Directors may request the Chair to call a meeting of the Committee and may attend at such meeting or inform the Committee of a specific matter of concern to such Directors, and may participate in such meeting.

11.

Notice of the time and place of every meeting shall be given in writing or by e-mail or facsimile communication to each member of the Committee at least 48 hours prior to the time fixed for such meeting; provided, however, that a member may in any manner waive a notice of a meeting and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

12.

The Chair shall develop the Committee's agenda, in consultation with the Chief Financial Officer and other members of management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

13.

At the invitation of the Chair, one or more officers or employees of the Company may, and if required by the Committee shall, attend a meeting of the Committee. The external auditors shall receive notice of and have the right to attend all meetings of the Committee.

14.

The Committee shall fix its own procedure at meetings, keep records of its proceedings and report to the Board when the Committee may deem appropriate (but not later than the next meeting of the Board).

15.

The Committee, when it considers it necessary or advisable, may retain, at the Company’s expense, independent counsel or other advisors to assist or advise the Committee independently on any matter within its mandate. The Committee shall have the sole authority to retain and terminate any such independent counsel or other advisors, including sole authority to approve the fees and other retention terms for such persons.

16.

The external auditors shall have a direct line of communication to the Committee through the Chair and may bypass management if deemed necessary. The external auditors shall report to the Committee and are ultimately accountable to the Board and the Committee.

17.	The Committee, through its Chair, may contact directly the external auditors, the internal auditors, if any, and any employee of the Company as it deems necessary.

18.

The Company must provide appropriate funding, as determined by the Committee, for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.

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19.

In discharging its responsibilities, the Committee shall have full access to all books, records, facilities and personnel of the Company, to the Company’s legal counsel and to such other information respecting the Company as it considers necessary or advisable in order to perform its duties and responsibilities.

C.	ROLES AND RESPONSIBILITIES

The Committee’s principal responsibility is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and ensuring their accuracy and completeness and the Company’s external auditor is responsible for auditing and/or reviewing those financial statements. In carrying out its oversight responsibilities, the Committee is not required to provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the external auditor’s work.

1.	Overall Duties and Responsibilities

The overall duties and responsibilities of the Committee shall be as follows:

a)	to assist the Board in the discharge of its responsibilities relating to the quality, acceptability and integrity of the Company’s accounting principles, reporting practices and internal controls;

b)

to assist the Board in the discharge of its responsibilities relating to compliance with disclosure requirements under applicable Securities Laws, including approval of the Company’s annual and quarterly consolidated financial statements together with the Management’s Discussion and Analysis filed with Canadian securities regulators and the disclosure under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the Company's annual report on Form 10-K and quarterly report on Form 10-Q;

c)	to establish and maintain a direct line of communication with the Company’s external auditors and internal auditors (if any) and assess their performance;

d)	to ensure that the management of the Company has designed, implemented and is maintaining an effective system of internal controls; and

e)	to report regularly to the Board on the fulfillment of its duties and responsibilities.

2.	Public Filings, Policies and Procedures

The Committee is charged with the responsibility to:

a)	review and approve for recommendation to the Board:

i)

the annual audited financial statements, with the report of the external auditors, the Management’s Discussion and Analysis filed with Canadian securities regulators and disclosure under the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the impact of unusual items and changes in accounting policies and estimates to be included in the Company's annual report on Form 10-K and produce the audit committee report required to be included in the Company's management information circular;

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ii)

the unaudited interim financial statements and the Management’s Discussion and Analysis filed with Canadian securities regulators and the disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the Company's quarterly report on Form 10-Q, and the impact of unusual items and changes in accounting policies and estimates;

iii)	financial information in earnings press releases;

iv)	annual information form

v)	prospectuses; and

vi)	financial information in other public reports and public filings requiring approval by the Board;

and report to the Board with respect thereto;

b)

ensure adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess those procedures;

c)	review with management and the external auditors:

i)	significant variances in actual financial results for the interim period from budgeted or projected results;

ii)	any actual or proposed changes in accounting or financial reporting practices;

iii)	any significant or unusual events or transactions and the methods used to account for significant or unusual transactions where different approaches are possible;

iv)	any actual or potential breaches of debt covenants;

v)	the consistency of, and any changes to, accounting policies;

vi)	whether the Company has followed appropriate accounting standards and made appropriate estimates and judgments;

vii)	the presentation and impact of significant risks and uncertainties

viii)	the accuracy, completeness and clarity of disclosure in the Company’s financial reports and the context in which statements are made;

ix)

any tax assessments, changes in tax legislation or any other tax matters that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements;

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x)

any litigation, claim or other contingency that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements;

xi)

the Company's annual audited financial statements (including the related notes), the form of audit opinion to be issued by the auditors on the financial statements and the Management’s Discussion and Analysis filed with Canadian securities regulators and the disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the Company's annual report on Form 10-K before the Form 10-K is filed;

xii)

the Company’s quarterly financial statements and the Management’s Discussion and Analysis filed with Canadian securities regulators and the disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the Company's quarterly report on Form 10-Q before the Form 10-Q is filed;

xiii)	material communications between the external auditor and management, such as any management letter or schedule of unadjusted differences;

xiv)	with the external auditors any fraud, illegal acts, deficiencies in internal control or other similar issues; and

xv)	general accounting trends and issues of auditing policy, standards and practices which affect or may affect the Company;

d)

review with management and the external auditors any correspondence with securities regulators or other regulatory or government agencies which raise material issues regarding the Company’s financial reporting or accounting policies.

3.	Internal Controls, Risk Management and Compliance

The duties and responsibilities of the Committee as they relate to the internal control, risk management and compliance are to:

a)

evaluate whether management is setting the appropriate “control culture” by communicating the importance of internal controls and the management of risk and ensuring that all employees have an understanding of their roles and responsibilities;

b)

review the adequacy, appropriateness and effectiveness of the Company’s policies and business practices which impact on the integrity, financial and otherwise, of the Company, including those relating to insurance, accounting, information services and systems and financial controls, management reporting, Code of Business Ethics and risk management;

c)	review compliance under the Company’s Code of Business Ethics;

d)	review any issues between management and the external auditors that could affect the financial reporting or internal controls of the Company;

e)	periodically review the Company’s accounting and auditing policies, practices and procedures and the extent to which recommendations made by the external auditors have been implemented;

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f)	review annually the adequacy and quality of the Company’s financial and accounting staff, including the need for and scope of internal audit reviews;

g)

review annually with the external auditor any significant matters regarding the Company’s internal controls and procedures over financial reporting, including any significant deficiencies or material weaknesses in their design or operation, that have come to their attention during the conduct of their annual audit, and review whether internal control recommendations made by the auditor have been implemented by management;

h)

receive reports from management on assessment and management of financial risks and review major financial risk exposures and the guidelines and policies that management has put in place to govern the process of monitoring, controlling and reporting such exposures;

i)

review and recommend for approval by the Board the appointment of the Chief Financial Officer and review the appointment of any other key financial executives involved in the financial reporting process;

j)	establish procedures for:

	i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and

	ii)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

including, without limitation, a Whistleblower Policy;

k)	review any correspondence from regulators or government entities or other issues relating to compliance with laws or regulations that could have an impact on the Company’s financial condition;

l)	receive a report from management on the Company’s source deductions and other remittances under applicable tax or other legislation;

m)	review and approve related party transactions.

4.	External Auditors

The duties and responsibilities of the Committee as they relate to the external auditors shall be as follows:

a)

to be directly responsible for the appointment (subject to ratification by the shareholders of the Company), compensation, retention and oversight of the work of the external auditor and any other registered public accounting firm engaged (including resolution of disagreements between management and the external auditor or such public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

b)	the Committee shall oversee the selection process for new auditors and if an auditor resigns the Committee shall investigate the issues leading to this and decide whether any action is required;

c)	to oversee the relationship with the external auditor, including, without limitation:

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i)

to (i) approve their terms of engagement for the annual audit and related fees, (ii) review any engagement letter issued at the start of each audit and review the scope of the audit; and (iii) and to assess fees for audit or non-audit services and ensure that the level of fees is appropriate to enable an adequate audit to be conducted;

ii)	to approve the engagement of the external auditors for interim reviews and their remuneration for the interim reviews;

iii)

to assess annually their independence and objectivity taking into account relevant professional and regulatory requirements and the relationship with the auditor as a whole, including the provision of any non-audit services;

iv)	to satisfy itself that there are no relationships (such as family, employment, investment, financial or business) between the auditor and the Company (other than in the ordinary course of business);

v)	to review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and any former external auditor of the Company;

vi)

to monitor the auditor’s compliance with relevant ethical and professional guidance on the rotation of audit partners, the level of fees paid by the Company compared to the overall fee income of the firm, office and partner and other related requirements; and

vii)

to assess annually their qualifications, expertise and resources and the effectiveness of the audit process which shall include a report from the external auditor on their own internal quality procedures.

d)	to review with the external auditors, upon completion of their audit and interim reviews:

	i)	the contents of their report;

	ii)	the scope and quality of the audit work performed;

	iii)	the adequacy of the Company’s financial and auditing personnel;

	iv)	the co-operation received from the Company’s personnel during the audit;

	v)	the internal resources used;

	vi)	any significant transactions outside of the normal business of the Company;

	vii)	any significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles and management systems;

	viii)	the quality, acceptability and integrity of the Company’s accounting policies and principles;

	ix)	the non-audit services provided by the external auditors;

	x)	the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

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xi)	the management letter and management’s response to the external auditor’s findings and recommendations.

and report to the Board in respect of the foregoing and on such other matters as they consider necessary;

e)

to implement structures and procedures to ensure that the Committee meets with the external auditors on a regular basis in the absence of management in order to review any difficulties encountered by the external auditors in carrying out the audit and to resolve disagreements between the external auditors and management; and

f)	to pre-approve the retention of the external auditor for any non-audit service and the fee for such service.

The Committee may satisfy the pre-approval requirement in subsection (f) if:

i)

the aggregate amount of all the non-audit services that were not pre-approved constitutes no more than five per cent of the total amount of revenues paid by the Company to its external auditors during the fiscal year in which the services are provided;

ii)	the services were not recognized by the Company at the time of the engagement to be non-audit services; and

iii)

the services are promptly brought to the attention of the Committee and are approved, prior to the completion of the audit, by the Committee or by one or more members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

The Committee may delegate to one or more independent members the authority to pre-approve non-audit services provided that the pre-approval of non-audit services by any member to whom authority has been delegated must be presented to the full Committee at its first scheduled meeting following such pre-approval.

Approved: February 27, 2012

Amended and restated: October 23, 2012, with effect from December 1, 2012

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EXHIBIT I TO APPENDIX A

Agenda Item	Q1	Q2	Q3	Q4
Approve minutes of last meeting	X	X	X	X
Public Filings, Policies and Procedures
Receive a report on:	X	X	X	X

results for the applicable period with variances from budget and projections critical accounting policies, significant estimates, alternative treatments of financial information and material communication between management and external auditor any changes in accounting policies, trends or practises or financial reporting requirements that may affect the financial statements the (i) tax assessments, changes or other tax issues; and (ii) any material pending or threatened litigation, claims and assessments that could have a material impact on the Company’s financial position presentation, impact of or changes to significant risks and uncertainties any actual or potential breaches of debt covenants

Review issues relating to and accounting for:	X	X	X	X

asset retirement obligations
derivatives (including options)
inventory valuation
impairments

Review any correspondence from securities regulators or other agencies regarding financial reporting or accounting policies	X	X	X	X

Review financial statement certification process and disclosure controls and procedures.	X	X	X	X

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Agenda Item	Q1	Q2	Q3	Q4
Review the annual financial statements and the auditor’s report thereon and related MD&A and press release and recommend approval of such documents to the Board.	X
Review the annual information form and annual
report on Form 10-K and other annual public
information documents and produce the audit
committee report required to be included in the
Company's management information circular	X
Review interim financial statements and MD&A and the auditor’s report thereon and recommend approval of the interim financial statements and MD&A to the Board.		X	X	X
Internal Controls and Risk Management Systems
Review any reports under the Whistleblowing Policy	X	X	X	X
Review any new appointments to senior positions with financial reporting responsibilities.	X	X	X	X
Review adequacy of financial and accounting staff	X	X	X	X
Review hedging and credit programs and policies	X	X	X	X
Review external auditor’s significant audit findings and management’s responses to suggestions made	X
Obtain assurance from the external auditor regarding the overall control environment and the adequacy of accounting system controls.	X
Receive report on risk assessment and risk management				X
Review insurance programs				X
Review compliance under the Code of Business Ethics				X

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Agenda Item	Q1	Q2	Q3	Q4
External Auditors
Receive report on audit/interim reviews from external auditor	X	X	X	X
Discuss in private with the external auditor matters affecting the conduct of their audit, interim reviews and other corporate matters.	X	X	X	X
Review and approve engagement of the external auditor for non-audit services.	X	X	X	X
Approve the engagement of the external auditor for the interim reviews and related fees	X
Approve the appointment of the external auditor for approval by the shareholders (subject to ratification by the shareholders of the Company)	X
Assess independence of external auditor. Ensure rotation of lead or coordinating audit partner having primary responsibility for the audit as required by law.				X
Review the audit plan with the external auditor and recommend the audit fees for approval by the Board				X
Governance Matters
Review key finance polices, as required.	X	X	X	X
Review Audit Committee Terms of Reference.			X
Compliance with Laws and Regulations
Review any instances of fraud or illegal activities	X	X	X	X
Receive report on source deductions and other remittances	X	X	X	X
Review any compliance issues that could impact financial statements	X	X	X	X

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$13,640
Accounting fees and expenses*	30,000
Legal fees and expenses*	50,000
FINRA fees*	15,500
Transfer Agent and Registrar Fees and Expenses*	0
Printing fees*	0
Miscellaneous expenses*	10,000
Total*	$119,14
0

* Estimated for purposes of completing the information required pursuant to this item 14.

Item 15. Indemnification of Officers and Directors

The Business Corporations Act (British Columbia) provides that a company may:

  indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

  after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

             For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

is or was a director or officer of the company;

is or was a director or officer of another corporation

at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

  make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director or former director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Company may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director or officer of the Company to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of US$40 million, subject to a corporate deductible of US$250,000 per loss for all claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Registrant maintains directors’ and officers’ liability insurance for its directors.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number	Description of Document
1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation (incorporated by reference Exhibit 99.2 to the Registration Statement on Form 40-F as filed on March 1, 2012, File No. 001-35447)

3.2

Articles of NovaCopper Inc., effective April 27, 2011, as altered March 20, 2011 (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form 40-F as filed on April 19, 2012, File No. 001-35447)

4.1	Form of Warrant Certificate*

4.2	Form of Share Purchase Contract*

5.1	Opinion and Consent of Blake, Cassels & Graydon LLP

10.1	Commitment Agreement between NovaGold Resources Inc. and NovaCopper Inc. dated effective April 19, 2012 (incorporated by reference to Exhibit 99.1 to the Form 6-K dated April 25, 2012)

10.2

Exploration Agreement and Option to Lease between NovaCopper US Inc. and NANA Regional Corporation, Inc. dated October 19, 2011(incorporated by reference to Exhibit 99.1 to the Form 6- K dated April 25, 2012)

10.3

Net Smelter Returns Royalty Agreement among Kenecott Exploration Company, Kennecott Arctic Company, Alaska Gold Company, and NovaGold Resources Inc. dated effective January 7, 2010 (incorporated by reference to Exhibit 99.1 to the Form 6-K dated April 25, 2012)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

23.3	Consent of Terry Braun

23.4	Consent of Bruce Davis

23.5	Consent of Eric Olin

23.6	Consent of Scott Petsel

23.7	Consent of Neal Rigby

23.8	Consent of Robert Sim

23.9	Consent of Jeffrey Volk

23.10	Consent of Russ White

23.11	Consent of SRK Consulting

23.12	Consent of BD Resource Consulting Inc.

24.1	Power of Attorney**

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**	Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act, to any purchaser:

     (i) If the Registrant is relying on Rule 430B:

     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

     (8) That:

     (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on this 11th day of March, 2013.

NOVACOPPER INC.

By: /s/ R. Van Nieuwenhuyse
Name: Rick Van Nieuwenhuyse
Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Rick Van Nieuwenhuyse	President, Chief Executive Officer and	3/11/2013
Rick Van Nieuwenhuyse	Director (Principal Executive Officer)

/s/ Elaine Sanders	Chief Financial Officer (Principal Financial	3/11/2013
Elaine Sanders	Officer and Principal Accounting Officer)

/s/ *	Lead Director and Authorized US	3/11/2013
Clynton R. Nauman	Representative

	Director	_______________________
Tony Giardini

	Director	_______________________
Dr. Thomas S. Kaplan

/s/ *	Director	3/11/2013
Terry Krepiakevich

/s/ *	Director	3/11/2013
Gregory A. Lang

/s/ *	Director	3/11/2013
Igor Levental

	Director	_______________________
Kalidas V. Madhavpeddi

/s/ *	Director	3/11/2013
Gerald McConnell

Signature	Title	Date

	Director	_______________________
Walter Segsworth

/s/ *	Director	3/11/2013
Janice Stairs

*/s/ Elaine Sanders
Elaine Sanders, Attorney-in-fact

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of NovaCopper Inc. in the United States, on March 11, 2013.

By:	/s/ Clynton R. Nauman
Name: Clynton R. Nauman
Title: Lead Director and Authorized US
Representative

EXHIBIT INDEX

Exhibit
Number	Description of Document
1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation (incorporated by reference Exhibit 99.2 to the Registration Statement on Form 40-F as filed on March 1, 2012, File No. 001-35447)

3.2

Articles of NovaCopper Inc., effective April 27, 2011, as altered March 20, 2011 (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form 40-F as filed on April 19, 2012, File No. 001-35447)

4.1	Form of Warrant Certificate*

4.2	Form of Share Purchase Contract*

5.1	Opinion and Consent of Blake, Cassels & Graydon LLP

10.1	Commitment Agreement between NovaGold Resources Inc. and NovaCopper Inc. dated effective April 19, 2012 (incorporated by reference to Exhibit 99.1 to the Form 6-K dated April 25, 2012)

10.2

Exploration Agreement and Option to Lease between NovaCopper US Inc. and NANA Regional Corporation, Inc. dated October 19, 2011(incorporated by reference to Exhibit 99.1 to the Form 6- K dated April 25, 2012)

10.3

Net Smelter Returns Royalty Agreement among Kenecott Exploration Company, Kennecott Arctic Company, Alaska Gold Company, and NovaGold Resources Inc. dated effective January 7, 2010 (incorporated by reference to Exhibit 99.1 to the Form 6-K dated April 25, 2012)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

23.3	Consent of Terry Braun

23.4	Consent of Bruce Davis

23.5	Consent of Eric Olin

23.6	Consent of Scott Petsel

23.7	Consent of Neal Rigby

23.8	Consent of Robert Sim

23.9	Consent of Jeffrey Volk

23.10	Consent of Russ White

23.11	Consent of SRK Consulting

23.12	Consent of BD Resource Consulting Inc.

24.1	Power of Attorney**

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**	Previously filed.